     As filed with the Securities and Exchange Commission on July 11, 1994

                                                Registration No.  033-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                               __________________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                               __________________

                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                           6711                  41-0449260
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)     Classification Code Number)   Identification No.)

                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1000
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               __________________

            Stanley S. Stroup, Esq.
  Executive Vice President and General Counsel                         Copy to:
              Norwest Corporation                              H. Bernt von Ohlen, Esq.
                Norwest Center                                   Norwest Corporation
              Sixth and Marquette                                  Norwest Center
       Minneapolis, Minnesota  55479-1026                        Sixth and Marquette
                   612-667-8858                           Minneapolis, Minnesota  55479-1026
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

                               __________________

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================
       Title of Securities           Amount    Proposed Maximum     Proposed Maximum    Amount of
              to Be                  to Be      Offering Price          Aggregate      Registration
           Registered              Registered      Per Share         Offering Price        Fee
- ---------------------------------------------------------------------------------------------------
Common Stock                         500,000         N/A             $9,746,241 (3)     $3,360.77
(par value $1 2/3 per share) (1)    Shares (2)
===================================================================================================

   (1) Each share of the registrant's common stock includes one preferred stock purchase right.

   (2) Based upon the maximum number of shares that may be issued in the transaction described herein.

   (3) Estimated solely for purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value, as of March 31, 1994, of all shares of common stock to be acquired by the registrant in the transactions described herein.
                               __________________

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                                LAPORTE BANCORP
                          7425 INDIANAPOLIS BOULEVARD
                            HAMMOND, INDIANA  46324


                                 August __, 1994

  Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of LaPorte Bancorp ("LaPorte") to be held at _______________, _______________,
  LaPorte, Indiana, on ______day, September __, 1994, at __:__ _.m., local time. At the Special Meeting you will be asked to consider and vote upon the Agreement and Plan of Reorganization, dated as of February 7, 1994, as amended, between LaPorte and Norwest Corporation ("Norwest"), and the related Agreement and Plan of Merger (together, the "Merger Agreement"), providing for the merger of a wholly owned subsidiary of Norwest with LaPorte (the "Merger").

  Under the terms of the Merger Agreement, the Merger will result in the conversion of each share of LaPorte Common Stock and of LaPorte Series C Preferred Stock outstanding immediately prior to the time the Merger becomes effective into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Merger Agreement, which are described in the accompanying Proxy Statement-Prospectus for the Special Meeting.

  The enclosed Proxy Statement-Prospectus contains a more complete description of the terms of the Merger. You are urged to read the Proxy Statement-Prospectus carefully.

  The Board of Directors has approved the Merger Agreement as being in the best interest of LaPorte's shareholders and recommends that you vote in favor of the Merger. LaPorte has received an opinion from Mercer Capital Management, a business valuation and financial advisory firm experienced in the valuation of banking institutions, that the terms of the Merger are fair to LaPorte's shareholders from a financial point of view. Also, it is a condition to consummation of the Merger that LaPorte receive at closing an opinion of counsel to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE FEDERAL, AND ANY APPLICABLE FOREIGN, STATE, AND LOCAL, INCOME TAX CONSEQUENCES OF THE MERGER.

  In order to ensure that your vote is represented at the Special Meeting, PLEASE DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.
  If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.



                                     Clayton W. Anderson
                                     Chairman of the Board and President

                                LAPORTE BANCORP
                          7425 INDIANAPOLIS BOULEVARD
                            HAMMOND, INDIANA  46324
                 ----------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             ON SEPTEMBER __, 1994
                 ---------------------------------------------

      A special meeting of shareholders (the "Special Meeting") of LaPorte Bancorp ("LaPorte"), an Indiana corporation, will be held at _______________, ________________, LaPorte, Indiana, on ______day, September __, 1994, at __:__
  _.m., local time, for the following purposes:

          1. To consider and vote upon the Agreement and Plan of Reorganization, dated as of February 7, 1994, as amended, (including the Agreement and Plan of Merger attached thereto) between LaPorte and Norwest Corporation ("Norwest"), a Delaware corporation, a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A, under the terms of which a wholly owned subsidiary of Norwest would be merged with LaPorte (the "Merger"), with LaPorte as the surviving corporation, and each outstanding share of Common Stock, par value $1.00 per share, of LaPorte and each outstanding share of Series C 10% Cumulative Preferred Stock, par value $50.00 per share, of LaPorte would be converted into shares of common stock, par value $1 2/3 per share, of Norwest; and to authorize such further action by the Board of Directors and proper officers of LaPorte as may be necessary or appropriate to carry out the intent and purposes of the Merger.

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only shareholders of record on the books of LaPorte at the close of business on July __, 1994, will be entitled to vote at the Special Meeting or any adjournments thereof.

      Shareholders of LaPorte have the right to dissent from the Merger by properly exercising their dissenters' rights in strict compliance with the procedures set forth in Chapter 44 of the Indiana Business Corporation Law (Indiana Code, Chapter 23-1-44), a copy of which is attached as Appendix C to the Proxy Statement-Prospectus.

      Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                      By Order of the Board of Directors


                                      Simon P. Gary
                                      Secretary and Treasurer

  August __, 1994

  HOLDERS OF LAPORTE COMMON STOCK AND OF LAPORTE PREFERRED STOCK ARE URGED TO COMPLETE, SIGN, DATE, AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS.

                               PROXY STATEMENT OF
                                LAPORTE BANCORP
                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER __, 1994
                             ---------------------

                                   PROSPECTUS
                                       OF
                              NORWEST CORPORATION
                                  COMMON STOCK


      This Prospectus of Norwest Corporation ("Norwest") relates to up to 650,000 shares of the common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock") issuable to the shareholders of LaPorte Bancorp ("LaPorte") upon consummation of the proposed merger (the "Merger") of a wholly owned subsidiary of Norwest with LaPorte, with LaPorte as the surviving corporation, pursuant to the terms of an Agreement and Plan of Reorganization, dated as of February 7, 1994, as amended, between LaPorte and Norwest (together with the Agreement and Plan of Merger attached thereto, the "Merger Agreement"). A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus and incorporated by reference herein.

      This Prospectus also serves as the Proxy Statement of LaPorte for a special meeting of its shareholders to be held on September __, 1994 (the "Special Meeting").

      Except as described herein, upon consummation of the Merger, each outstanding share of Common Stock, par value $1.00 per share, of LaPorte ("LaPorte Common Stock") and each outstanding share of Series C 10% Cumulative Preferred Stock, par value $50.00 per share, of LaPorte ("LaPorte Preferred Stock") will be converted into shares of Norwest Common Stock. The actual number of shares of Norwest Common Stock to be issued upon consummation of the Merger will be based in part on the market price of Norwest Common Stock determined during a measurement period provided for in the Merger Agreement. Based on the conversion factor which would have been applicable if the closing of the Merger had occurred on August __, 1994, approximately _____ shares of Norwest Common Stock would have been issued for each outstanding share of LaPorte Common Stock and approximately _____ shares of Norwest Common Stock would have been issued for each outstanding share of LaPorte Preferred Stock.

      For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGER."

      This Proxy Statement-Prospectus and the form of proxy are first being mailed to shareholders of LaPorte on or about August __, 1994.
                             ---------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROXY STATEMENT-PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

        The date of this Proxy Statement-Prospectus is August __, 1994.

                             AVAILABLE INFORMATION

      Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Norwest files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission").

      Reports, proxy statements, and other information concerning Norwest can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements, and other information filed by Norwest also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

      This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and the exhibits thereto (the "Registration Statement") covering the securities offered hereby that Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest, LaPorte, and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO NORWEST, EXCLUDING EXHIBITS, UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA 55479-1026, TELEPHONE (612) 667-8655. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER __, 1994.

      The following documents filed by Norwest with the Commission are incorporated by reference in, and made a part of, this Proxy Statement-
  Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A dated May 13, 1994; (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994; (iii) Current Report on Form 8-K dated February 15, 1994; and (iv) the description of Norwest Common Stock, 10.24% Cumulative Preferred Stock, Cumulative Convertible Preferred Stock, Series B, and Series A Junior Participating Preferred Stock Purchase Rights contained in the Registration Statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

      All documents filed by Norwest with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                               TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----

  AVAILABLE INFORMATION.........................................................     2

  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................     3

  SUMMARY.......................................................................     6
      The Companies.............................................................     6
      Terms of the Merger.......................................................     7
      Special Meeting and Vote Required.........................................     7
      Reasons for the Merger; Recommendation of the LaPorte Board of Directors..     8
      Fairness Opinion..........................................................     8
      Effective Date and Time of the Merger.....................................     8
      Accounting Treatment......................................................     8
      Regulatory Approvals......................................................     9
      Management and Operations After the Merger................................     9
      Dissenters' Rights........................................................     9
      Certain Federal Income Tax Considerations.................................     9
      Market Information........................................................     9
      Certain Differences in Rights of Shareholders.............................    10
      Comparative Unaudited Per Share Data......................................    10
      Selected Financial Data...................................................    12

  MEETING INFORMATION...........................................................    16
      General...................................................................    16
      Date, Place, and Time.....................................................    16
      Record Date; Vote Required................................................    16
      Principal Shareholders and Security Ownership of Management of LaPorte....    17
      Voting and Revocation of Proxies..........................................    20
      Solicitation of Proxies...................................................    21

  THE MERGER....................................................................    21
      Background of and Reasons for the Merger..................................    21
      Terms of the Merger.......................................................    22
      Fairness Opinion..........................................................    23
      Effective Date and Time of the Merger.....................................    24
      Surrender of Certificates.................................................    24
      Conditions to the Merger..................................................    25
      Regulatory Approvals......................................................    26
      Business Pending the Merger...............................................    27
      Waiver, Amendment, and Termination........................................    29
      Management and Operations After the Merger................................    29
      Certain Differences in Rights of Shareholders.............................    29
      Rights of Dissenting LaPorte Shareholders.................................    36
      Certain Federal Income Tax Considerations.................................    37
      Resale of Norwest Common Stock............................................    38
      Dividend Reinvestment and Optional Cash Payment Plan......................    39
      Accounting Treatment......................................................    39
      Expenses..................................................................    39

  INFORMATION ABOUT LAPORTE....................................................   39
      Business.................................................................   39
      Market Information and Dividends.........................................   40
      Management's Discussion and Analysis of Financial Condition and Results
         of Operations.........................................................   41

  CERTAIN REGULATORY CONSIDERATIONS............................................   56
       General.................................................................   56
       Dividend Restrictions...................................................   56
       Holding Company Structure...............................................   56
       Capital Requirements....................................................   57
       Federal Deposit Insurance Corporation Improvement Act of 1991...........   58
       FDIC Insurance..........................................................   60

  EXPERTS......................................................................   60

  LEGAL OPINIONS...............................................................   61

  NORWEST MANAGEMENT AND ADDITIONAL INFORMATION................................   61

  INDEX TO LAPORTE FINANCIAL STATEMENTS........................................  F-1


  APPENDIX A  AGREEMENT AND PLAN OF REORGANIZATION, AND AGREEMENT
              AND PLAN OF MERGER

  APPENDIX B  OPINION OF MERCER CAPITAL MANAGEMENT, INC.

  APPENDIX C  INDIANA CODE, CHAPTER 23-1-44

                             ---------------------

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST OR LAPORTE SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                                    SUMMARY

       The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus, the Appendices hereto, and the documents incorporated by reference herein. As used in this Proxy Statement-Prospectus, the terms "Norwest" and "LaPorte" refer to such entities, respectively, and where the context requires, such entities and their respective subsidiaries. All information concerning Norwest included in this Proxy Statement-Prospectus has been furnished by Norwest, and all information concerning LaPorte included in this Proxy Statement-Prospectus has been furnished by LaPorte to Norwest for incorporation herein.

  THE COMPANIES

       NORWEST CORPORATION

       Norwest Corporation is a regional bank holding company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As a diversified financial services organization, Norwest operates through subsidiaries engaged in banking and in related businesses. Norwest provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin, and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance, computer and data processing services, trust services, and venture capital investments.

       At March 31, 1994, Norwest had consolidated total assets of $55.3 billion, total deposits of $35.3 billion, and total stockholders' equity of $3.9 billion. Based on total assets at March 31, 1994, Norwest was the 13th largest commercial banking organization in the United States.

       Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. In connection with many of its completed acquisitions, Norwest has issued its Common Stock to the shareholders of the acquired entity and can be expected to continue to do so in the future. Generally, management of Norwest does not make any public announcement about a potential acquisition until a definitive agreement has been signed. Norwest has entered into definitive agreements for the acquisition of various financial institutions, including LaPorte, having aggregate total assets at March 31, 1994, of $1.1 billion. Three of these acquisitions were completed subsequent to March 31, 1994, and the others remain subject to regulatory approval and are expected to be completed before the end of 1994. None of these acquisitions is significant to the financial statements of Norwest, either individually or in the aggregate.

       Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is 612-667-1234.

       Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

       LAPORTE BANCORP

       LaPorte is a bank holding company organized under the laws of Indiana in 1982. Its principal executive offices are located at 7425 Indianapolis Boulevard, Hammond, Indiana 46324, and its telephone number is 219-844-1010. It holds 100% of the issued and outstanding capital stock of LaPorte Bank and Trust Company (the "Bank"), a full service commercial bank chartered under the laws of Indiana. At March 31, 1994, on a consolidated basis, LaPorte had total assets of $141.3 million, total deposits of $127.1 million, and total shareholders' equity of $9.7 million. See "INFORMATION ABOUT LAPORTE."

  TERMS OF THE MERGER

      The Merger Agreement provides for the merger of a wholly owned subsidiary of Norwest with LaPorte, with LaPorte as the surviving corporation. Upon consummation of the Merger, the outstanding shares of LaPorte Common Stock and of LaPorte Preferred Stock (other than shares as to which statutory dissenters' rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Merger Agreement. The exact number of shares of Norwest Common Stock into which each outstanding share of LaPorte Common Stock will be converted will be determined by a conversion factor (the "Common Stock Conversion Factor") based on the average of the closing prices of Norwest Common Stock during a specified period and the number of shares of LaPorte Common Stock outstanding at the Effective Time of the Merger (as defined below). The exact number of shares of Norwest Common Stock into which each outstanding share of LaPorte Preferred Stock will be converted will be determined by a conversion factor (the "Preferred Stock Conversion Factor") based on an adjusted redemption price per share and on the average of the closing prices of Norwest Common Stock during a specified period. See "THE MERGER--Terms of the Merger."

  SPECIAL MEETING AND VOTE REQUIRED

      SPECIAL MEETING

      The special meeting of LaPorte shareholders to consider and vote on the Merger will be held on _________, September __, 1994, at __:__ _.m., local time, at _______________, _______________, LaPorte, Indiana. Only holders of record of LaPorte Common Stock and LaPorte Preferred Stock at the close of business on July __, 1994, will be entitled to vote at the Special Meeting.
  At such date, there were 273,134.065 shares of LaPorte Common Stock and 41,526 shares of LaPorte Preferred Stock outstanding. Each share of LaPorte Common Stock and of LaPorte Preferred Stock is entitled to one vote. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

      VOTE REQUIRED

      Approval of the Merger Agreement requires the affirmative vote of the holders of (i) a majority of the outstanding shares of LaPorte Common Stock and (ii) two-thirds of the outstanding shares of LaPorte Preferred Stock. As of the record date for the Special Meeting, directors and officers of LaPorte and their affiliates owned beneficially or controlled the voting of an aggregate of 114,413.5 shares of LaPorte Common Stock and 5,300 shares of LaPorte Preferred Stock, or approximately 41.89% and 12.76% of the shares of LaPorte Common

  Stock and LaPorte Preferred Stock, repsectively, outstanding on that date. LaPorte's directors and officers have informed LaPorte that they intend to vote all of their shares in favor of approval of the Merger Agreement. At the record date, directors and executive officers of Norwest did not own beneficially any shares of LaPorte Common Stock or LaPorte Preferred Stock. See "MEETING INFORMATION--Record Date; Vote Required" and "MEETING INFORMATION--Principal Shareholders and Security Ownership of Management of LaPorte."

  REASONS FOR THE MERGER; RECOMMENDATION OF THE LAPORTE BOARD OF DIRECTORS

      LaPorte's Board of Directors has unanimously determined that the Merger is in the best interest of LaPorte and its shareholders. The Board of Directors based its decision on a number of factors, including among others (a) the potential operational and managerial benefits that could be derived from the Merger, (b) the absence of a trading market for LaPorte's Common Stock and Preferred Stock and the greater liquidity that shareholders might enjoy by being shareholders of a larger institution with a larger shareholder base, and
  (c) the consideration to be received by LaPorte's shareholders in the Merger in relation to the book value and earnings of LaPorte. The Board of Directors also believes that the Merger will allow the Bank to offer a greater diversity of products and services to its customers. See "THE MERGER--Background of and Reasons for the Merger."

      THE BOARD OF DIRECTORS OF LAPORTE UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE MERGER.
       ---

  FAIRNESS OPINION

      Mercer Capital Management, Inc. has delivered its written opinion to LaPorte's Board of Directors that, as of the date of this Proxy Statement-Prospectus, the terms of the Merger are fair to LaPorte's shareholders from a financial point of view. A copy of this opinion is attached hereto as Appendix B. See "THE MERGER--Fairness Opinion."

  EFFECTIVE DATE AND TIME OF THE MERGER

      Subject to the terms and conditions of the Merger Agreement, the Merger will be effective on the date on which the appropriate filings are made with the Secretary of State of the State of Indiana (the "Effective Date of the Merger") at 11:59 p.m., Minneapolis, Minnesota time (the "Effective Time of the Merger"). Such filings shall be made ten business days following the satisfaction or waiver of all conditions set forth in the Merger Agreement or on such other date upon which the parties may agree. The closing of the Merger will occur on the Effective Date of the Merger (the "Closing Date"). See "THE MERGER--Effective Date and Time of the Merger" and "THE MERGER-- Conditions to the Merger."

  ACCOUNTING TREATMENT

      It is anticipated that the Merger will be accounted for as a purchase under generally accepted accounting principles. See "THE MERGER--Accounting Treatment."

  REGULATORY APPROVALS

      The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). In addition, the approval of the Indiana Department of Financial Institutions is required for consummation of the Merger. Norwest has filed applications for approval with the Federal Reserve Board and the Indiana Department of Financial Institutions. There can be no assurance that either the Federal Reserve Board or the Indiana Department of Financial Institutions will approve the Merger, or as to the date of such approvals. See "THE MERGER--Regulatory Approvals."

  MANAGEMENT AND OPERATIONS AFTER THE MERGER

      Following the Merger, Norwest intends to operate at the Bank's present locations and to offer products and services offered by Norwest affiliates. See "THE MERGER--Management and Operations After the Merger."

  DISSENTERS' RIGHTS

      Under Indiana law, LaPorte shareholders who dissent from the Merger are entitled to obtain payment of the fair value of their shares instead of receiving Norwest Common Stock in the Merger. Failure to comply with statutory procedures in the exercise of dissenters' rights will nullify such rights. See "THE MERGER--Rights of Dissenting LaPorte Shareholders."

  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      It is a condition to consumation of the Merger that LaPorte receive at closing an opinion of counsel generally to the effect that, among other things, for federal income tax purposes the Merger will constitute a tax-free reorganization and no gain or loss will be recognized by LaPorte shareholders upon receipt of Norwest Common Stock in the Merger. See "THE MERGER--Certain Federal Income Tax Considerations."

  MARKET INFORMATION

       Norwest Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange (the "CHX"). On February 4, 1994, the last trading day preceding public announcement of the proposed Merger, the closing price per share of Norwest Common Stock was $25.75 and on August __, 1994, the price was $__.__. Shareholders of LaPorte are advised to obtain current market quotations for Norwest Common Stock. The market price for Norwest Common Stock and, thus, the Norwest Measurement Price will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date of the Merger, which may be a period of several weeks or more. As a result, the market value per share of the Norwest Common Stock that shareholders of LaPorte ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurance can be given concerning the market price of Norwest Common Stock before or after the Effective Date of the Merger.

     There is no public market for LaPorte Common Stock or LaPorte Preferred Stock. See "INFORMATION ABOUT LAPORTE--Market Information and Dividends."

  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

       Upon consummation of the Merger, shareholders of LaPorte will become stockholders of Norwest. As a result, such shareholders' rights will change significantly. See "THE MERGER--Certain Differences in Rights of Shareholders."

  COMPARATIVE UNAUDITED PER SHARE DATA

     The following table presents selected comparative unaudited per share data for Norwest Common Stock on a historical and pro forma combined basis and for LaPorte Common Stock on a historical and a pro forma equivalent basis giving effect to the Merger using the purchase method of accounting. See "THE MERGER--Accounting Treatment." This information is derived from the consolidated historical financial statements of Norwest, including the related notes thereto, incorporated by reference into this Proxy Statement-Prospectus and the consolidated historical financial statements of LaPorte, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. This information should be read in conjunction with such consolidated historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO LAPORTE FINANCIAL STATEMENTS."

     This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                      COMPARATIVE UNAUDITED PER SHARE DATA

                             Norwest Common Stock    LaPorte Common Stock
                             ---------------------  ----------------------
                                         Pro Forma              Pro Forma
                             Historical  Combined   Historical  Equivalent
                             ----------  ---------  ----------  ----------

BOOK VALUE (1):

 March 31, 1994                $11.14      11.14       28.08       20.45
 December 31, 1993              11.00      11.01       27.81       20.21

DIVIDENDS DECLARED (2):

 Three Months Ended
  March 31, 1994                0.185      0.185          --       0.340

 Year Ended
  December 31, 1993             0.640      0.640          --       1.175

NET INCOME (3):

 Three Months Ended
  March 31, 1994                 0.58       0.57        0.86        1.06

 Year Ended
  December 31, 1993              1.86       1.86        3.93        3.41

(1) The pro forma combined book values per share of Norwest Common Stock are based upon the historical total combined common equity for Norwest and LaPorte divided by total pro forma common shares of the combined entities assuming (i) conversion of the outstanding LaPorte Common Stock at a Common Stock Conversion Factor of 1.836 and (ii) conversion of the outstanding LaPorte Preferred Stock at a Preferred Stock Conversion Factor of 1.963. The pro forma equivalent book values per share of LaPorte Common Stock represent the pro forma combined amounts multiplied by the assumed Common Stock Conversion Factor. See "THE MERGER--Terms of the Merger."

(2) Assumes no changes in cash dividends per share. The pro forma equivalent dividends per share of LaPorte Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by 1.836.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted weighted average shares outstanding) is based upon the combined historical net income for Norwest and LaPorte divided by the average pro forma common shares of the combined entities. The pro forma equivalent net income per share of LaPorte Common Stock represents the pro forma combined net income per share amounts multiplied by 1.836.

  SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial information for Norwest and LaPorte. The income statement and balance sheet data included in the selected financial data for the five years ended December 31, 1993, are derived from audited consolidated financial statements of Norwest and LaPorte for such five-year period. The selected financial data for the three-month periods ended March 31, 1994 and 1993, are derived from the unaudited historical financial statements of Norwest and LaPorte. All financial information derived from unaudited financial statements reflects, in the respective opinions of management of Norwest and LaPorte, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1994, are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. This information should be read in conjunction with the consolidated financial statements of Norwest and the related notes thereto, included in documents incorporated herein by reference, and in conjunction with the consolidated financial statements of LaPorte, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO LAPORTE FINANCIAL STATEMENTS."

                            SELECTED FINANCIAL DATA

                                                THREE MONTHS
                                                ENDED MARCH 31                              YEAR ENDED DECEMBER 31
                                              -------------------               -----------------------------------------------
                                                1994       1993      1993(1)      1992(2)      1991      1990(3)      1989(4)
                                              ---------  --------  -----------  -----------  --------  -----------  -----------
                                                                   (In millions except per share amounts)
  NORWEST:
   Interest income                            $   992.8     967.8   3,946.3      3,806.4      4,025.9   3,885.7      3,624.5
   Interest expense                               342.9     357.2   1,442.9      1,610.6      2,150.3   2,320.0      2,210.1
                                              ---------  --------  --------     --------     --------  --------     --------
    Net interest income                           649.9     610.6   2,503.4      2,195.8      1,875.6   1,565.7      1,414.4
   Provision for credit losses                     36.3      38.1     158.2        270.8        406.4     433.0        233.5
   Non-interest income                            434.1     349.1   1,585.0      1,273.7      1,064.0     896.3        728.5
   Non-interest expense                           769.1     683.7   3,050.4      2,553.1      2,041.5   1,744.5      1,525.9
                                              ---------  --------  --------     --------     --------  --------     --------
    Income before income taxes                    278.6     237.9     879.8        645.6        491.7     284.5        383.5
   Income tax expense                              88.1      79.6     266.7        175.6         73.4     115.1         99.0
                                              ---------  --------  --------     --------     --------  --------     --------
   Income before cumulative effect
    of a change in accounting method              190.5     158.3     613.1        470.0        418.3     169.4        284.5
   Cumulative effect on years prior
    to 1992 of  change in accounting method          --        --        --        (76.0)          --        --           --
                                              ---------  --------  --------     --------     --------  --------     --------
   Net income                                 $   190.5     158.3     613.1        394.0        418.3     169.4        284.5
                                              =========  ========  ========     ========     ========  ========     ========

   Net income per share:
    Primary:
    Before cumulative effect of a
     change in accounting method              $    0.59      0.49      1.89         1.44         1.33      0.59         1.00
    Cumulative effect on years prior
     to 1992 of change in accounting method          --        --        --        (0.25)          --        --           --
                                              ---------  --------  --------     --------     --------  --------     --------
   Net income                                 $    0.59      0.49      1.89         1.19         1.33      0.59         1.00
                                              =========  ========  ========     ========     ========  ========     ========

    Fully diluted:
    Before cumulative effect of a
     change in accounting method              $    0.58      0.48      1.86         1.42         1.32      0.59         1.00
    Cumulative effect on years prior
     to 1992 of change in accounting method          --        --        --        (0.23)          --        --           --
                                              ---------  --------  --------     --------     --------  --------     --------
   Net income                                 $    0.58      0.48      1.86         1.19         1.32      0.59         1.00
                                              =========  ========  ========     ========     ========  ========     ========

   Dividends declared per
    common share                              $   0.185     0.145     0.640        0.540        0.470     0.423        0.380

   At period end:
    Total assets                              $55,328.2  48,910.9  54,665.0     50,037.0     45,974.5  43,523.0     38,322.0
    Long-term debt                              6,829.5   5,500.6   4,553.2      4,553.2      3,686.6   3,066.0      2,720.0
    Total stockholders' equity                  3,853.3   3,496.3   3,760.9      3,371.8      3,192.3   2,434.0      2,288.2

  (1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in accruals and reserves for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

  (2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

  (3) On April 19, 1991, United Banks of Colorado, Inc. ("United"), a $5.5 billion financial institution headquartered in Denver, Colorado, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of United. Appropriate Norwest items reflect United's special provisions for credit losses and writedowns for other real estate owned, which together totaled $165 million, and $31 million of accruals for expected reorganization and restructuring costs for the year ended December 31, 1990. The special provisions were due to deterioration of several large commercial loan relationships, the anticipated results of the then recent examination by the Office of the Comptroller of the Currency, and the anticipated impact of the Resolution Trust Corporation's accelerated efforts to liquidate foreclosed properties at deep discounts.

  (4) On May 1, 1990, First Interstate Corporation of Wisconsin ("FIWI"), a $2.0 billion financial institution headquartered in Sheboygan, Wisconsin, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of FIWI. Appropriate Norwest items reflect $12.0 million in charges resulting from FIWI's decision to sell its portfolio of stripped mortgage-backed securities, an increase in FIWI's provision for credit losses of $16.2 million, and $24.5 million in FIWI's provisions and expenditures for costs related to restructuring activities.

                                                THREE MONTHS
                                               ENDED MARCH 31          YEAR ENDED DECEMBER 31
                                               ---------------  -------------------------------------
                                                1994     1993    1993    1992    1991    1990   1989
                                               -------  ------  ------  ------  ------  ------  -----
                                                       (In millions except per share amounts)
  LAPORTE:
   Interest income                              $  2.4    2.7    10.4     11.8    12.8    13.0   13.0
   Interest expense                                1.0    1.2     4.7      6.0     7.4     8.0    8.2
                                                ------  -----   -----    -----   -----   -----  -----
    Net interest income                            1.4    1.5     5.7      5.8     5.4     5.0    4.8
   Provision for credit losses                      --     --      --      0.1     0.6     0.7    0.8
   Non-interest income                             0.2    0.2     1.1      0.9     1.1     0.9    0.9
   Non-interest expenses                           1.1    1.2     4.5      4.7     4.6     4.4    4.5
                                                ------  -----   -----    -----   -----   -----  -----
    Income before income taxes                     0.5    0.5     2.3      1.9     1.3     0.8    0.4
   Income tax expense                              0.2    0.2     0.9      0.8     0.5     0.3    0.1
                                                ------  -----   -----    -----   -----   -----  -----
   Income before cumulative effect
    of a change in accounting method               0.3    0.3     1.4      1.1     0.8     0.5    0.3
   Cumulative effect on years prior to 1992
    of change in accounting method                  --   (0.1)   (0.1)      --      --      --     --
                                                ------                   -----   -----   -----  -----
    Net income                                  $  0.3    0.3     1.3      1.1     0.8     0.5    0.3
                                                ======  =====   =====    =====   =====   =====  =====

   Net income per share:
    Primary:
    Before cumulative effect of a
    change in accounting method                 $ 0.86   0.94    4.33     3.38    2.33    1.18   0.40
    Cumulative effect on years prior
     to 1992 of change in accounting method         --  (0.40)  (0.40)      --      --      --     --
                                                ------          -----    -----   -----   -----  -----
   Net income                                   $ 0.86   0.54    3.93     3.38    2.33    1.18   0.40
                                                ======  =====   =====    =====   =====   =====  =====

    Fully diluted:
    Before cumulative effect of a
    change in accounting method                 $ 0.86   0.94    4.33     3.38    2.33    1.18   0.40
    Cumulative effect on years prior
     to 1993 of change in accounting method         --  (0.40)  (0.40)      --      --      --     --
                                                ------          -----    -----   -----   -----  -----
   Net income                                   $ 0.86   0.54    3.93     3.38    2.33    1.18   0.40
                                                ======  =====   =====    =====   =====   =====  =====

   Dividends declared per
   common share                                     --     --      --       --      --      --     --

   At period end:
    Total assets                                $141.3  141.9   142.5    143.2   140.5   142.3  140.8
    Long-term debt                                 2.3    3.3     2.4      3.4     3.9     4.4    4.6
    Total stockholders' equity                     9.7    8.7     9.7      8.6     7.0     6.4    6.1

                              MEETING INFORMATION

  GENERAL

      This Proxy Statement-Prospectus is being furnished to holders of LaPorte Common Stock and LaPorte Preferred Stock in connection with the solicitation of proxies by the Board of Directors of LaPorte for use at the Special Meeting, to be held on _________, September __, 1994, and any adjournments thereof, to consider and take action upon a proposal to approve the Merger Agreement and such other business as may properly come before the Special Meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of LaPorte Common Stock and LaPorte Preferred Stock is accompanied by a form of proxy for use at the Special Meeting.

      This Proxy Statement-Prospectus is also being furnished by Norwest to the shareholders of LaPorte as a prospectus in connection with the issuance by Norwest of shares of Norwest Common Stock upon consummation of the Merger.

      This Proxy Statement-Prospectus, the attached Notice of Special Meeting, and the form of proxy for LaPorte shareholders enclosed herewith are first being mailed to shareholders of LaPorte on or about August __, 1994.

  DATE, PLACE, AND TIME

      The Special Meeting will be held at _______________, _______________,
  LaPorte, Indiana, on ______day, September __, 1994, at __:__ _.m., local time.

  RECORD DATE; VOTE REQUIRED

      SPECIAL MEETING

        The Board of Directors of LaPorte has fixed the close of business on June __, 1994, as the record date for the determination of shareholders of LaPorte entitled to receive notice of, and to vote at, the Special Meeting.
  On the record date there were 273,134.065 shares of LaPorte Common Stock and 41,526 shares of LaPorte Preferred Stock outstanding. Holders of LaPorte Preferred Stock are not ordinarily entitled to vote on matters submitted for consideration at shareholder meetings. However, applicable Indiana corporate law requires that the holders of LaPorte Preferred Stock approve the Merger as a separate voting group. In addition, LaPorte's Articles of Incorporation require the consent of the holders of two-thirds of the outstanding LaPorte Preferred Stock to effect any exchange or cancellation of the LaPorte Preferred Stock. Accordingly, each share of LaPorte Common Stock and of LaPorte Preferred Stock outstanding on the record date is entitled to vote on approval of the Merger Agreement. Approval of the Merger Agreement requires the affirmative vote of the holders of (i) a majority of the outstanding shares of LaPorte Common Stock voting as a single class and (ii) two-thirds of the outstanding shares of LaPorte Preferred Stock voting as a single class. The Merger cannot be consummated without the requisite approvals of the Merger Agreement by both the holders of LaPorte Common Stock and the holders of LaPorte Preferred Stock.

      As of the record date for the Special Meeting, directors and officers of LaPorte and their affiliates owned beneficially or controlled the voting of an aggregate of 114,413.5 shares of LaPorte Common Stock and of 5,300 shares of LaPorte Preferred Stock or approximately 41.89% and 12.76% of the shares of LaPorte Common Stock and LaPorte Preferred Stock, respectively, outstanding on that date. LaPorte's directors and officers have informed LaPorte that they intend to vote all of their shares in favor of the Merger Agreement. Information regarding the shares of LaPorte Common Stock and LaPorte Preferred Stock beneficially owned, directly or indirectly, by certain shareholders, by each director and executive officer of LaPorte, and by all directors and officers as a group is set forth in the table under the heading "Principal Shareholders and Security Ownership of Management of LaPorte" below.

      At the record date, directors and executive officers of Norwest did not own beneficially any shares of LaPorte Common Stock or LaPorte Preferred Stock.

  PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT OF LAPORTE

      COMMON STOCK

      Set forth below are the names and addresses of, and the number of shares and the percentage of outstanding shares beneficially owned as of the record date for the Special Meeting by, each holder of record who owns of record, or who is known by LaPorte to be the beneficial owner of, more than 5% of the outstanding shares of LaPorte Common Stock. Each shareholder named below has sole voting and investment power over the shares shown in the table, unless otherwise indicated. The shares shown in the table include all shares the named parties may be deemed to own beneficially, including shares held by spouses.

                                            Number of Shares
                                             Beneficially         Percent of
        Name and Address                         Owned        Outstanding Shares
        ----------------                    ----------------  ------------------
      Clayton W. Anderson                      37,719.5(1)           13.81%
      7425 Indianapolis Blvd.
      Hammond, IN  46324

      David P. Cooley                          23,737.5(2)            8.69%
      7320 Knickerbocker Pkwy.
      Hammond, IN  46323

      Betty L. Gary                            19,370                 7.09%
      53 W. Leslie La.
      Villa Park, IL  60181

      George L. Dearborn                       15,016.75(3)           5.50%
      0352 E. 650 S.
      LaPorte, IN  46350

  ________________________

  (1) Includes 37,716 shares held by a trust of which Mr. Anderson is the trustee and sole beneficiary.

  (2) Includes 13,260 shares held by self-directed retirement accounts for which the Bank serves as trustee.

  (3) Includes 10,350 shares held jointly with Mr. Dearborn's wife.

       Set forth below is the number of shares of LaPorte Common Stock held by each director and executive officer, and by all directors and executive officers as a group, of LaPorte as of the record date for the Special Meeting. Each shareholder named below has sole voting and investment power over the shares shown in the table, unless otherwise indicated. The shares shown in the table include all shares the named parties may be deemed to own beneficially, including shares held by spouses.

                                          Number of Shares
                                            Beneficially         Percent of
             Name                               Owned        Outstanding Shares
     -------------------                  ----------------   ------------------
     Clayton W. Anderson                      37,719.5(1)           13.81%

     David P. Cooley                          23,737.5(2)            8.69%

     George L. Dearborn                      15,016.75(3)            5.50%

     Gene M. Fryar                                   0                 --

     John E. Gardner                          3,554.75(4)            1.30%

     Simon P. Gary                              19,370(5)            7.09%

     G. Gregory Gates                           12,200               4.47%

     Richard E. Pliske                           2,640(6)             (7)

     Harlan A. Siegesmund                          175                (7)

     Directors and executive officers          114,413.5            41.89%
         as a group (9 persons)

  (1) Includes 37,716 shares held by a trust of which Mr. Anderson is the trustee and sole beneficiary.

  (2) Includes 13,260 shares held by self-directed retirement accounts for which the Bank serves as trustee.

  (3) Includes 10,350 shares held jointly with Mr. Dearborn's wife.

  (4) Includes 3,210 held jointly with Mr. Gardner's wife and 192.5 shares held individually by his wife.

  (5) Consists solely of shares owned by Mr. Gary's wife, Betty L. Gary.

  (6) Includes 530 shares held individually by Mr. Pliske's wife.

  (7) Less than 1%.

      PREFERRED STOCK

      Set forth below are the names and addresses of, and the number of shares and the percentage of outstanding shares beneficially owned as of the record date for the Special Meeting by, each holder of record who owns of record, or who is known by LaPorte to be the beneficial owner of, more than 5% of the outstanding shares of LaPorte Preferred Stock. Each shareholder named below has sole voting and investment power over the shares shown in the table, unless otherwise indicated. The shares shown in the table include all shares the named parties may be deemed to own beneficially, including shares held by spouses.


                                        Number of Shares
                                          Beneficially           Percent of
          Name and Address                   Owned          Outstanding Shares
          ----------------              ----------------    ------------------
      American Bancorp, Inc. (1)             6,750                16.25%
      7425 Indianapolis Blvd.
      Hammond, IN  46324

      Clayton W. Anderson                    3,800(2)              9.15%
      7425 Indianapolis Blvd.
      Hammond, IN  46324

      Leon A. Kolanko                        2,944(3)              7.09%
      3330 Ridge Rd.
      Highland, IN  46322

  ________________________

  (1) Clayton W. Anderson, LaPorte's Chairman of the Board and President, serves as Chairman of the Board and President of, and David P. Cooley, a director of LaPorte, is a shareholder of American Bancorp, Inc.

  (2) Consists of 2,600 shares owned by Clayton Anderson & Company, Inc., a corporation which is 100% owned by Clayton W. Anderson, LaPorte's Chairman of the Board and President, and 1,200 shares held by a trust of which Mr. Anderson is the trustee and sole beneficiary.

  (3)  All shares held jointly with Mr. Kolanko's wife.

       Set forth below is the number of shares of LaPorte Preferred Stock held by each director and executive officer, and by all directors and executive officers as a group, of LaPorte as of the record date for the Special Meeting. Each shareholder named below has sole voting and investment power over the shares shown in the table, unless otherwise indicated. The shares shown in the table include all shares the named parties may be deemed to own beneficially, including shares held by spouses.


                                         Number of Shares
                                           Beneficially         Percent of
                  Name                        Owned         Outstanding Shares
     -------------------------------     ----------------   ------------------
     Clayton W. Anderson                     3,800 (1)            9.15%

     David P. Cooley                                0              --

     George L. Dearborn                           450             1.08%

     Gene M. Fryar                                  0              --

     John E. Gardner                           650 (2)            1.57%

     Simon P. Gary                                  0              --

     G. Gregory Gates                          200 (3)             (4)

     Richard E. Pliske                              0              --

     Harlan A. Siegesmund                         200              (4)

     Directors and executive officers           5,300            12.76%
       as a group (9 persons)

  (1) Consists of 2,600 shares owned by Clayton Anderson & Company, Inc., a corporation which is 100% owned by Clayton W. Anderson, LaPorte's Chairman of the Board and President, and 1,200 shares held by a trust of which Mr. Anderson is the trustee and sole beneficiary.

  (2) All shares held jointly with Mr. Gardner's wife.

  (3) Consists solely of shares held by Mr. Gates as custodian for his children.

  (4) Less than 1%.

  VOTING AND REVOCATION OF PROXIES

       Shares of LaPorte Common Stock and of LaPorte Preferred Stock represented by a proxy properly signed and received at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of LaPorte Common Stock or LaPorte Preferred Stock, or both, represented by such proxy will be voted

  FOR approval of the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of LaPorte prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

        A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. The proposal to adopt the Merger Agreement must be approved by the holders of a majority of the outstanding LaPorte Common Stock and by two-thirds of the outstanding LaPorte Preferred Stock. Because this proposal requires the affirmative vote of specified percentages of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

        The Board of Directors of LaPorte is not aware of any business to be acted upon at the Special Meeting other than the business described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

  SOLICITATION OF PROXIES

       In addition to solicitation by mail, directors, officers, and employees of LaPorte may solicit proxies from the shareholders of LaPorte, either personally or by telephone, telegram, or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. LaPorte will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "THE MERGER--Expenses."

  ALL SHAREHOLDERS OF LAPORTE ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO LAPORTE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.


                                   THE MERGER

       This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein. All shareholders are urged to read the Merger Agreement in its entirety.

  BACKGROUND OF AND REASONS FOR THE MERGER

       Indiana banking law historically prohibited multibank holding companies and limited banks to operating within a single county. These laws were changed in 1985, with the result that Indiana banks could merge with, or be acquired by, banks or bank holding companies throughout Indiana and, in some cases, outside of Indiana. Since 1985, the substantial majority of Indiana banks have chosen to affiliate with other financial institutions.

       In recent years, LaPorte has from time to time considered the possibility of affiliation. In 1990, LaPorte entered into a merger agreement with Merchants National Corporation which ultimately was not consummated. Since then, LaPorte has occasionally had casual conversations with various parties that expressed a potential interest in acquiring LaPorte. None of these conversations, however, progressed beyond the preliminary stages.

       Late in the summer of 1993, LaPorte was approached by Norwest, which expressed an interest in acquiring LaPorte. Based on its discussions with Norwest, LaPorte's Board of Directors became interested in affiliating with Norwest for the reasons listed below. Therefore, in the fall of 1993, the parties entered into a letter of intent for a proposed acquisition of LaPorte by Norwest, and executed the Merger Agreement on February 7, 1994.

       In determining that the Merger is in the best interest of LaPorte and its shareholders, at a meeting held on February 7, 1994, LaPorte's Board of Directors considered a number of factors, including (a) the business, earnings, and potential for future growth and prospects of LaPorte and Norwest, (b) the potential operational and managerial benefits that could be derived from the Merger, (c) the absence of a trading market for LaPorte's Common Stock and Preferred Stock and the greater liquidity that shareholders might enjoy by being shareholders of a larger institution with a larger shareholder base, (d) the consideration to be received by LaPorte's shareholders in the Merger in relation to the book value and earnings of LaPorte, (e) the prices paid in similar merger transactions, (f) the tax-free nature of a stock-for-stock exchange, and (g) the opinion of Mercer Capital Management, Inc. that the terms of the Merger are fair to LaPorte's shareholders from a financial point of view. The Board of Directors also considered their belief that Norwest shares a banking philosophy that would benefit the employees, depositors, and customers of LaPorte and the community it serves, and that the Merger will allow the Bank to offer a greater diversity of products and services to its customers. The Board of Directors did not assign any particular weight to each of the factors considered.

       THE BOARD OF DIRECTORS OF LAPORTE UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE MERGER.


  TERMS OF THE MERGER

      At the Effective Time of the Merger, a wholly owned subsidiary of Norwest which is an Indiana corporation, Norwest Acquistion Co., will merge into LaPorte, with LaPorte as the surviving corporation, and the outstanding shares of LaPorte Common Stock and LaPorte Preferred Stock (other than shares as to which statutory dissenters' rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Merger Agreement. The Common Stock Conversion Factor, used to determine the number of shares of Norwest Common Stock into which each outstanding share of LaPorte Common Stock will be converted, will be calculated by dividing $12,800,000 by the Norwest Measurement Price and then dividing the result by the number of shares of LaPorte Common Stock outstanding immediately prior to the Effective

  Time of the Merger. The Preferred Stock Conversion Factor, used to determine the number of shares of Norwest Common Stock into which each outstanding share of LaPorte Preferred Stock will be converted, will be determined by dividing the Redemption Price per Share by the Norwest Measurement Price. The "Norwest Measurement Price" is the average of the closing prices of Norwest Common Stock on the New York Stock Exchange during the period of 10 trading days ending with the third trading day immediately preceding the Closing Date. The "Redemption Price per Share" is the par value per share of LaPorte Preferred Stock plus any accrued but unpaid cumulative dividends per share, plus $0.11 per share. Based on the pricing provisions of the Merger Agreement, if the Closing Date were the date of this Proxy Statement-Prospectus and assuming no change in the number of shares of LaPorte Common Stock outstanding, the applicable Norwest Measurement Price would be $__.__, each share of outstanding LaPorte Common Stock would be converted into approximately _____ shares of Norwest Common Stock, and each share of outstanding LaPorte Preferred Stock would be converted into approximately _____ shares of Norwest Common Stock. The foregoing information is provided solely for purposes of illustration. No assurance can be given concerning the actual conversion factors that will apply on the Closing Date.

      The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date of the Merger, which may be a period of several weeks or more, and the Norwest Measurement Price will fluctuate accordingly. As a result, the market value of each share of Norwest Common Stock that shareholders of LaPorte ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus or the Norwest Measurement Price.

      The Merger Agreement provides that if, between the date of the Merger Agreement and the Effective Time of the Merger, shares of Norwest Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, or if a stock dividend thereon is declared with a record date within the same period, the conversion factor provided for in the Merger Agreement will be adjusted accordingly.

      No fractional shares of Norwest Common Stock will be issued in the Merger. Instead, Norwest will pay to each holder of LaPorte Common Stock or LaPorte Preferred Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Norwest Common Stock to which the shareholder of LaPorte would otherwise be entitled multiplied by the Norwest Measurement Price.

      Shares of Norwest Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will remain issued and outstanding.

  FAIRNESS OPINION

      Mercer Capital Management, Inc. ("Mercer Capital") has delivered its written opinion to LaPorte's Board of Directors that as of the date of this Proxy Statement-Prospectus, the terms of the Merger are fair from a financial point of view to the holders of LaPorte Common Stock and LaPorte Preferred Stock. Mercer Capital is headquartered in Memphis, Tennessee. Founded in 1982, it is one of the larger independent valuation consulting firms in the United States. Mercer Capital was selected by the Board of Directors of LaPorte based upon its familiarity with the market for Indiana financial institutions and knowledge of the banking industry generally. Mercer Capital orally delivered its fairness opinion to the Board of directors of LaPorte on February 7, 1994, at the meeting of the Board of Directors at which the Directors approved execution of the Merger Agreement.

      In connection with its opinion, Mercer Capital reviewed, among other things, (a) the Merger Agreement and this Proxy Statement-Prospectus; (b) LaPorte's and Norwest's historical financial performance for the five years ended December 31, 1993, and the three months ended March 31, 1994 and 1993;
  (c) the redemption features and other terms of the LaPorte Preferred Stock; and (d) the investment characteristics of the Norwest Common Stock, including its trading volume, dividend history, and relative pricing in relation to selected other bank holding companies. Mercer Capital also held discussions with members of management of LaPorte, the Bank, and Norwest regarding their respective historical performance and future prospects. Mercer Capital also reviewed demographic, economic, and competitive conditions in LaPorte's primary market place, LaPorte County, Indiana.

      Based on its review, and in light of its knowledge of the banking industry and experience in other transactions and in securities valuation generally, Mercer Capital performed the following analyses: (1) a valuation analysis of the fair market value of LaPorte under the assumption of a change in control;
  (b) an analysis of pending and historical comparable transactions involving acquisitions of community banks in Indiana, Michigan, Ohio, Kentucky, and Illinois; and (c) a pro forma analysis of the impact of the Merger Agreement on dividends, earnings, and book value from the perspective of LaPorte's shareholders, including consideration of the tax-free nature of the exchange of shares.

      In performing its analyses, Mercer Capital made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of LaPorte or Norwest.
  The analyses performed by Mercer Capital are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Mercer Capital's analysis of the fairness of the Merger to LaPorte's shareholders. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

      For its professional services in connection with rendering the fairness opinion, LaPorte has paid Mercer Capital to date approximately $45,000, plus Mercer Capital's out-of-pocket expenses. Prior to this engagement, Mercer Capital has had no material relationship with LaPorte and has never acted as a market maker for LaPorte's stock. Mercer Capital has had no material relationship with Norwest in the past and has never been a market maker for Norwest Common Stock and has no holding of Norwest Common Stock at this time.

  EFFECTIVE DATE AND TIME OF THE MERGER

      Subject to the terms and conditions of the Merger Agreement, the Effective Date of the Merger will be the date on which executed Articles of Merger are filed with the Secretary of State of the State of Indiana. Such filings will be made ten business days following the satisfaction or waiver of all conditions of the Merger Agreement or on such other date upon which the parties agree, and the time at which such filing will be made is hereinafter referred to as the "Time of Filing." The "Effective Time of the Merger" will be 11:59 p.m., Minneapolis, Minnesota time, on the Effective Date of the Merger. Norwest and LaPorte anticipate that the closing will occur as soon as possible after the Special Meeting. See "Terms of the Merger," "Conditions to the Merger," and "Regulatory Approvals."

  SURRENDER OF CERTIFICATES

      As soon as practicable after the Effective Time of the Merger, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each former holder of record of shares of LaPorte Common Stock or LaPorte Preferred Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing Norwest Common Stock.

      SHAREHOLDERS OF LAPORTE SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

      Upon surrender to the Exchange Agent of one or more certificates for LaPorte Common Stock or Preferred Stock, or both, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share. A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

      All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time of the Merger. No dividends with a record date after the Effective Time of the Merger will be paid to shareholders of LaPorte entitled to receive certificates for shares of Norwest Common Stock until such shareholders surrender their certificates representing shares of LaPorte Common Stock or Preferred Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time of the Merger and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time of the Merger, as the case may be, and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

  CONDITIONS TO THE MERGER

      The Merger will occur only if the Merger Agreement is approved by the requisite vote of both the holders of LaPorte Common Stock and the holders of LaPorte Preferred Stock. Consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived, to the extent waiver is permitted by applicable law. Such conditions to the obligations of both parties to consummate the Merger include, but are not limited to, (i) the continued accuracy of representations and warranties by the other party; (ii) the performance by the other party of its obligations under the Merger Agreement; (iii) the receipt of certain certificates from officers of the other party; (iv) the receipt of all necessary regulatory approvals, including the approval of the Merger by the Federal Reserve Board and the Indiana Department of

  Financial Institutions, and the expiration of all applicable waiting and appeal periods, provided that no regulatory approval license, or consent shall contain any condition or requirement that Norwest judges unreasonably burdensome; (v) the absence of any order of a court or agency of competent jurisdiction restraining, enjoining, or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; (vi) the receipt of an opinion of counsel for LaPorte to the effect that for federal income tax purposes the Merger will be a tax-free reorganization; (vii) the continued effectiveness of the Registration Statement of which this Proxy Statement-Prospectus is a part and receipt by Norwest of all state securities law or blue sky authorizations necessary for the Merger; (viii) the Merger Agreement shall not have been terminated, and (ix) there shall not have occurred any general suspension of, or limitation on prices for, trading securities on the NYSE or in the over-the-counter market, or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States.

      LaPorte's obligation to consummate the Merger is also subject to (i) authorization for listing on the NYSE and CHX upon official notice of issuance of the shares of Norwest Common Stock issuable pursuant to the Merger and (ii) the receipt of an opinion of Mercer Capital Management, dated the date of this Proxy Statement-Prospectus, concerning the fairness of the consideration to be received by the shareholders of LaPorte in the Merger. See "Fairness Opinion."

      Norwest's obligation to consummate the Merger is also subject to (i) the receipt by LaPorte and the Bank of any and all material consents or waivers from third parties to loan agreements, leases, or other material contracts required for the consummation of the Merger, and the receipt by LaPorte and the Bank of any and all material permits, authorizations, consents, waivers, and approvals required for the consummation of the Merger; (ii) the total number of shares of LaPorte Common Stock (including phantom shares and other share equivalents) outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, phantom shares, or other share equivalents, other than any option held by Norwest, not having exceeded 273,134; (iii) the receipt of a certificate signed by LaPorte's Chief Executive Officer and Chief Financial Officer concerning the accuracy and completeness of certain of LaPorte's financial statements and related information and the absence of any changes in such financial statements and related information subsequent to the date of such financial statements; (iv) the requirement that LaPorte and the Bank considered as a whole shall not have sustained since September 30, 1993, any material loss or interference with their business from any civil disturbance or any fire, explosion, flood, or other calamity, whether or not covered by insurance; (v) the absence of any reasonable basis for any proceeding, claim, or action seeking to impose, or that could reasonably be expected to result in the imposition, on LaPorte or the Bank of any liability arising from the release of hazardous substances under any local, state, or federal environmental statute, regulation, or ordinance which has had or could reasonably be expected to have a material adverse effect upon LaPorte and the Bank taken as a whole; (vi) the absence of any change, other than changes in accruals and reserves made in accordance with the provisions of the Merger Agreement, or any circumstance which might reasonably be expected to have a material adverse effect on LaPorte and the Bank taken as a whole; and (vii) the receipt of an opinion of counsel for LaPorte and the Bank concerning certain matters of corporate existence and authority specified in the Merger Agreement, including the due authorization of the transactions contemplated therein.

  REGULATORY APPROVALS

      The Merger is subject to prior approval by the Federal Reserve Board under Sections 3 and 4 of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position.

      Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHC Act provides for the publication of notice and public comment on the applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings. There can be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge were made, that the outcome would be favorable to the parties to the Merger.

      In addition to the approval of the Federal Reserve Board, the prior approval of the Department of Financial Institutions of the State of Indiana is required for consummation of the Merger.

      By letters dated April 1 and 28, 1994, Norwest filed applications for approval of the Merger with the Federal Reserve Board. By letter dated April 21, 1994, Norwest filed an application for approval with the Indiana Department of Financial Institutions. All these applications remain pending as of the date of this Proxy Statement-Prospectus. There can be no assurance that the Federal Reserve Board and the Indiana Department of Financial Institutions will approve the Merger or as to the dates of such approvals.

      The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

      Norwest and LaPorte are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Merger other than those described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "Conditions to the Merger," "Effective Date and Time of the Merger," and "Waiver, Amendment, and Termination."

  BUSINESS PENDING THE MERGER

      Under the Merger Agreement, each of LaPorte and the Bank is generally obligated to maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in the ordinary and usual manner; extend credit in accordance with existing lending policies, except that neither shall, without the prior written consent of Norwest, make any new loan or modify, restructure, or renew any existing loan to any borrower which has been criticized or specially mentioned by any bank regulator or which is classified, if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $250,000 or make any new loan or modify, restructure, or renew any existing loans (except pursuant to commitments made prior to the date of the Merger Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $350,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its goodwill and the goodwill of its suppliers, customers, and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to the properties and operations of LaPorte and each of its subsidiaries the noncompliance with which reasonably could be expected to have a material adverse effect on LaPorte and the Bank taken as a whole; and permit Norwest and its representatives to examine its and its subsidiaries' books, records, and properties, and to interview officers, employees, and agents at all reasonable times when it is open for business. The Merger Agreement also provides that, prior to the Closing Date, neither LaPorte nor the Bank may, without the prior written consent of Norwest, among other things: (i) amend or otherwise change its articles of incorporation or association or bylaws; (ii) issue or sell, or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale, or conversion of, any shares of its capital stock, phantom shares, or other share equivalents, or any other of its securities; (iii) authorize or incur any long-term debt (other than deposit liabilities); (iv) mortgage, pledge, or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; (v) enter into any material agreement, contract, or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date of the Merger Agreement; (vi) make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (vii) amend or terminate any "employee benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, except as required by law; (viii) make any contributions to any such plan except as required by the terms of such plan in effect as of the date of the Merger Agreement; (ix) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock, except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; (x) redeem, purchase, or otherwise acquire, directly or indirectly, any of the capital stock of LaPorte or any of its subsidiaries; (xi) increase the compensation of any officers, directors, or executive employees, except pursuant to existing compensation plans and practices; (xii) sell or otherwise dispose of any shares of the capital stock of the Bank; or (xiii) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

      Neither LaPorte nor the Bank, nor any director, officer, or representative thereof, will, directly or indirectly, solicit, authorize the solicitation of, or enter into any discussions with any party or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of LaPorte Common Stock, any option or warrant to purchase any shares of LaPorte Common Stock, any securities convertible into any shares of LaPorte Common Stock, or any other equity security of LaPorte or any of its subsidiaries; (ii) to make a tender or exchange offer for any shares of LaPorte Common Stock or other equity security; (iii) to

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

  purchase, lease, or otherwise acquire the assets of LaPorte or any of its subsidiaries, except in the ordinary course of business; or (iv) to merge, consolidate, or otherwise combine with LaPorte or any of its subsidiaries. Any offer or inquiry to LaPorte or any of its subsidiaries concerning any of the foregoing must be promptly disclosed, along with the terms thereof, to Norwest.

  WAIVER, AMENDMENT, AND TERMINATION

      The parties may, in writing, give any consent, take any action with respect to termination of the Merger Agreement, or waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants and conditions in the Merger Agreement.

      At any time before the Time of Filing the parties may amend the Merger Agreement by action of their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors; provided, however, that no such amendment occurring after approval of the Merger by the LaPorte shareholders may adversely affect the consideration to be received by the LaPorte shareholders.

      The Merger Agreement provides that it may be terminated at any time prior to the Time of Filing (i) by mutual written consent of the parties; (ii) by either party by written notice to the other if the Merger shall not have been consummated by October 1, 1994, unless such failure of consummation is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Merger Agreement; or (iii) by either party by written notice to the other if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement.

  MANAGEMENT AND OPERATIONS AFTER THE MERGER

      As of the Effective Time of the Merger, LaPorte will become a subsidiary of Norwest and the Bank will become an indirect subsidiary of Norwest. The Bank will continue to operate at its present locations, providing products and services offered by Norwest affiliates. See "Terms of the Merger."

  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

      LaPorte is incorporated as a corporation under the laws of the State of Indiana, and Norwest is incorporated as a corporation under the laws of the State of Delaware. Shareholders of LaPorte, whose rights are governed by LaPorte's Articles of Incorporation and Bylaws and by the Indiana Business Corporation Law (the "IBCL"), will, upon consummation of the Merger, become stockholders of Norwest. The rights of former shareholders of LaPorte as Norwest stockholders will then be governed by Norwest's Certificate of Incorporation and By-Laws and by the Delaware General Corporation Law (the "DGCL"). The following is a summary of certain significant differences between the rights of shareholders of LaPorte and stockholders of Norwest.

      AUTHORIZED CAPITAL STOCK

      LAPORTE. LaPorte's Articles of Incorporation authorize the issuance of 310,000 shares of common stock, par value of $1.00 per share, and three classes of preferred stock: 7,475 shares of Series A 12% Cumulative Preferred Stock, par value $100.00 per share; 10,000 shares of Series B Floating Rate Cumulative Preferred Stock, par value $100.00 per share; and 50,000 shares of Series C 10% Cumulative Preferred Stock, par value $50.00 per share. No shares of Series A or Series B Preferred Stock are outstanding.

      NORWEST. Norwest's Certificate of Incorporation authorizes the issuance of 500,000,000 shares of common stock, par value $ 1 2/3 per share, of which 318,602,669 shares (consisting of 314,920,116 outstanding shares and 3,682,553 treasury shares) were issued at March 31, 1994, and 5,000,000 shares of preferred stock (the "Norwest Preferred Stock"), of which 2,315,900 shares were outstanding at March 31, 1994, and 1,000,000 shares are reserved for issuance upon the exercise of certain rights described below. Norwest has authorized for issuance from time to time and registered with the Securities and Exchange Commission (the "SEC") an additional 1,700,000 shares of Norwest Preferred Stock. In addition, Norwest has authorized for issuance from time to time and registered with the SEC, pursuant to a univeral shelf registration statement, an indeterminate number of securities (the "Shelf Securities") with an aggregate initial offering price not to exceed $1,000,000,000. The Shelf Securities may be issued as Preferred Stock or as securities convertible into shares of Preferred Stock or Common Stock. All or any portion of the authorized but unissued Norwest Preferred Stock or Shelf Securities issuable as, or convertible into, Norwest Preferred Stock may be issued by the Board of Directors of Norwest without further action by Norwest stockholders. Holders of Norwest Preferred Stock have certain rights and preferences with respect to dividends and upon liquidation that are superior to those of holders of Norwest Common Stock. The relative rights and preferences of any Norwest Preferred Stock issued in the future may be established by the Norwest Board of Directors without stockholder action. Although management has no current plans for the issuance of any shares of Norwest Preferred Stock, except as disclosed in this Proxy Statement-Prospectus, such shares, when and if issued, could have dividend, liquidation, voting, and other rights superior to those of Norwest Common Stock.

      RIGHTS TO PURCHASE NORWEST PREFERRED STOCK. On November 22, 1988, the Board of Directors of Norwest declared a dividend of one preferred share purchase right (collectively, the "Rights") for each outstanding share of Norwest Common Stock. The dividend was paid on December 9, 1988, to stockholders of record on that date. Holders of shares of Norwest Common Stock issued subsequent to that date, including those to be issued in connection with the Merger, will receive the Rights with their shares. The Rights trade automatically with shares of Norwest Common Stock and become exercisable only under certain circumstances. The Rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with Norwest's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may, but are not intended to, deter takeover proposals.

      Until a Right is exercised, the holder of a Right, as such, will have no rights as a stockholder of Norwest including, without limitation, the right to vote or receive dividends. Upon becoming exercisable, each Right will entitle the registered holder to purchase from Norwest one four-hundredth of a share of Norwest Series A Junior Participating Preferred Stock (collectively, the "Junior Preferred Shares"). The stated purchase price for each one one-hundredth of a Junior Preferred Share is $175.00. The purchase price is subject to adjustment upon the occurrence of certain events, including stock dividends on the Junior Preferred Shares or issuance of warrants for, or securities convertible on certain terms into, Junior Preferred Shares. The number of Rights outstanding and the number of Junior Preferred Shares issuable upon exercise of the Rights are subject to adjustment in the event of a stock split of, or a stock dividend on, Norwest Common Stock.

      The Rights will become exercisable only if a person or group acquires or announces an offer to acquire 25% or more of the outstanding shares of Norwest Common Stock. This triggering percentage may be reduced to no less than 15% by the Board of Directors prior to the time the Rights become exercisable.
  The Rights have certain additional features that will be triggered upon the occurrence of specified events:

      (1) If a person or group acquires at least the triggering percentage of Norwest Common Stock, the Rights permit holders of the Rights, other than such person or group, to acquire Norwest Common Stock at 50% of market value. However, this feature will not apply if a person or group which owns less than the triggering percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding Norwest Common Stock.

      (2) After a person or group acquires at least the triggering percentage and before the acquiror owns 50% of the outstanding shares of Norwest Common Stock, the Board of Directors may exchange each Right, other than Rights owned by such acquiror, for one share of Norwest Common Stock or one four-hundredth of a Junior Preferred Share.

      (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Rights permit holders of the Rights to purchase the stock of the acquiror at 50% of market value.

      The Junior Preferred Shares will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400.00 per share but will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. Each Junior Preferred Share will have 400 votes, voting together with the Norwest Common Stock. Finally, in the event of any merger, consolidation, or other transaction in which Norwest Common Stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. These rights are protected by customary antidilution provisions.

      At any time prior to the acquisition by a person or group of the triggering percentage or more of the outstanding shares of Norwest Common Stock, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only remaining right of the holders of Rights will be to receive the Redemption Price.

      The Rights will expire on November 23, 1998, unless extended or earlier redeemed by Norwest. Generally, the terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights.

      REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

      LAPORTE. The IBCL generally requires the affirmative vote of the holders of a majority of the shares of each class entitled to vote to approve a merger, consolidation, share exchange, or sale, lease, exchange, or other disposition of all or substantially all of LaPorte's assets. In addition, LaPorte's Articles require the affirmative vote of the holders of two-thirds of the outstanding shares of LaPorte Preferred Stock to approve any corporate action which would involve or have the effect of making a material change in the rights, preferences, or restrictions, or would effect an exchange, reclassification, or cancellation, of all or a portion of the Preferred Stock. However, no vote is required to approve a merger if (1) LaPorte is the surviving corporation, (2) the plan of merger does not amend LaPorte's Articles in a manner which would require shareholder approval, (3) each holder of LaPorte shares outstanding prior to the Merger will hold the same proportionate number of shares, with identical rights and preferences, relative to the number of shares held by all such shareholders following the Merger, and (4) the number of shares of LaPorte to be issued in the merger does not exceed 20% of the voting shares of LaPorte outstanding immediately prior to the Merger.

      NORWEST. Under Delaware law, the vote of a simple majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation, or the sale, lease, or exchange of substantially all of Norwest's corporate assets. With respect to a merger, no vote of the stockholders of Norwest is required if Norwest is the surviving corporation and (1) the related agreement of merger does not amend Norwest's Certificate of Incorporation, (2) each share of stock of Norwest outstanding immediately before the Merger is an identical outstanding or treasury share of Norwest after the Merger, and (3) the number of shares of Norwest stock to be issued in the Merger (or to be issuable upon conversion of any convertible instruments to be issued in the Merger) does not exceed 20% of the shares of Norwest Common Stock outstanding immediately before the Merger.

      AMENDMENT OF CORPORATE CHARTER

      LAPORTE. Under the IBCL amendment of LaPorte's Articles requires the affirmative vote of the holders of a majority of the votes entitled to be cast by any voting group with respect to which the amendment would create dissenters' rights, unless the articles require a greater vote.

      NORWEST. The DGCL requires the vote of a simple majority of the outstanding shares of Norwest Common Stock in order to amend Norwest's Certificate.

      DISSENTERS' RIGHTS

      LAPORTE. Under the IBCL a shareholder of LaPorte is entitled to exercise dissenters' rights and be paid the fair value of such shareholder's shares in the event of certain corporate actions specified by statute. See the more detailed discussion below under "Rights of Dissenting LaPorte Shareholders."

      NORWEST. Under the DGCL a stockholder is generally entitled to receive payment of the appraised value of such stockholder's shares if the stockholder dissents from a merger or consolidation. However, appraisal rights are not available to holders of (a) shares listed on a national securities exchange or held of record by more than 2,000 persons or (b) shares of the corporation surviving a merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required by the terms of the merger to accept anything other than
  (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders, or (iii) cash in lieu of fractional shares of such stock. Appraisal rights are not available for a sale of assets or an amendment to the Certificate of Incorporation. Because shares of Norwest Common Stock are listed on both the NYSE and the CHX, and Norwest has more than 2,000 stockholders of record, its stockholders are not, subject to the aforementioned exceptions, entitled to any rights of appraisal in connection with mergers or consolidations involving Norwest.

      SPECIAL MEETINGS

      LAPORTE. Under the IBCL and LaPorte's Bylaws, a special meeting of shareholders may be called by LaPorte's President, its Board of Directors, or the holders of one-fourth of the outstanding shares of LaPorte capital stock outstanding and entitled to vote on the business proposed to be transacted at the special meeting.

      NORWEST. Under the DGCL and the By-Laws of Norwest, a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President, or a majority of the Board of Directors.

      LIMITATION OF DIRECTOR LIABILITY

      LAPORTE. Section 23-1-35-1 of the IBCL provides that a director of an Indiana corporation shall not be liable for any action taken or not taken as a director except for liability arising out of any breach or failure to perform the duties of the director's office in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner reasonably believed to be in the best interests of the corporation, which breach or failure constitutes willful misconduct or recklessness. Under the IBCL, a director of an Indiana corporation may not be held accountable to the corporation for monetary damages resulting from negligence or gross negligence. The provisions of the IBCL limiting the liability of directors may not affect either the availability of equitable relief, including injunctions, or the liability of directors for violations of federal securities laws.

      NORWEST. Under Delaware law, absent a provision in the certificate to the contrary, directors can be held liable for gross negligence in connection with decisions made on behalf of the corporation in the performance of their duty of care, but will not be liable for simple negligence. As permitted by the DGCL, Norwest's Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Norwest or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (d) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. However, it does not eliminate the director's duty of care. For example, this provision in Norwest's Certificate has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

      INDEMNIFICATION

      LAPORTE.  Under Sections 23-1-37-1 through 23-1-37-15 of the IBCL and
  Article IX of LaPorte's Articles, directors and officers of LaPorte may, at the discretion of LaPorte's Board of Directors, be indemnified against expenses judgments, fines, and actions, suits or proceedings, whether civil, criminal, administrative or investigative if they are wholly successful with respect thereto or if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of LaPorte, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful or had reasonable cause to believe their conduct was lawful.

      A claim, action, suit, or proceeding includes any claim, action, suit, or proceeding that a person is threatened to be made a party to, or is involved in, because he or she is or was a director, officer, or employee of LaPorte (or was serving at the request of LaPorte as a director or officer of another entity) while serving in such capacity.

      The right to indemnification is not exclusive of any other right which any person may have or acquire under LaPorte's Bylaws, by Board or shareholder resolution, by contract, or by any other authorization approved by a majority vote of LaPorte's shareholders.

      NORWEST. The DGCL provides that directors, officers, and other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation, that is, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such actions. The DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses, including attorneys' fees, actually and reasonably incurred is mandated by the DGCL.

      Norwest's Certificate provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he or she is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Norwest's Board of Directors. Norwest's Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

      Norwest is authorized by its Certificate to provide similar indemnification to employees or agents of Norwest.

      Pursuant to the Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability, or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability, or loss under the DGCL.

      The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Norwest's Certificate or By-Laws, agreement, vote of stockholders or disinterested directors, or otherwise.

      ANTITAKEOVER STATUTES

      LAPORTE. Indiana has in force both a control share acquisition statute, which regulates the accumulation of shares of voting stock of Indiana corporations, and a business combination statute, which restricts business combinations with Indiana corporations. Chapter 42 of the IBCL, the Indiana Control Share Acquisitions Statute, restricts the voting rights of certain shares ("control shares") that, except for Chapter 42, would have voting power, of an issuing public corporation that, when added to all other shares of such corporation owned by a person, would entitle that person, immediately after the acquisition of such shares, to the following ranges of voting power:
  (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; and (c) a majority or more of all voting power (a "control share acquisition"). The voting rights of such control shares are restricted to those rights granted by a resolution approved by the holders of a majority of the outstanding voting shares, excluding the voting shares owned by the acquiring shareholder and certain other "interested shares," including shares owned by officers of the issuing corporation and employees of the issuing corporation who are also directors of the issuing corporation. Chapter 42 does not apply to the acquisition of shares of an issuing public corporation if the acquisition is consummated (a) before January 8, 1986, (b) pursuant to a contract existing before January 8, 1986, (c) pursuant to the laws of descent and distribution,
  (d) pursuant to a satisfaction of a pledge or other security interest created in good faith and not for the purposes of circumventing the statute, or (e) pursuant to a merger or plan of share exchange effected in compliance with IBCL Section 23-1-40 if the issuing public corporation is a party to the agreement of merger or plan of share exchange. Because LaPorte, as the issuing corporation, is a party to the Merger, which is being effected in compliance with IBCL Section 23-1-40, Norwest's acquisition of LaPorte shares in connection with the Merger will not be considered a control share acquisition.

      Chapter 43 of the IBCL, the Indiana Business Combination Statute, is similar, but not identical, to Section 203 of the DGCL. Chapter 43 prohibits Indiana corporations from engaging in certain transactions (including mergers, consolidation, asset sales, liquidations or dissolutions, reclassifications, recapitalizations, disproportionate share conversions, loans, advances, other financial assistance, or tax benefits not received proportionately by all shareholders) (each, a "business combination") with a person that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation (an "interested shareholder") for a period of five years after such person becomes an interested shareholder unless, prior to the date the interested shareholder becomes an interested shareholder, the board of directors of the corporation approves either the transaction in which such person becomes an interested shareholder or such business combination. Following the five-year moratorium period, the corporation may engage in certain business combinations with an interested shareholder only if, among other things, (a) the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting shares not beneficially owned by the interested shareholder proposing the business combination or (b) the business combination meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares.

      NORWEST. The Delaware antitakeover statute governs business combinations between a publicly held Delaware corporation having certain numbers of stockholders or listed on certain exchanges and an interested stockholder. This statute is designed primarily to regulate the second step of a two-tiered takeover attempt. Delaware law broadly defines a "business combination" as including a merger, sale of assets, issuance of voting stock, and various other types of transactions with an interested stockholder and other related parties. An "interested stockholder" is defined as any person who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. Delaware law prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless (a) the board of directors approved the business combination before the stockholder became an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began, excluding in computing such percentage shares held by certain types of stockholders, or (c) the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved by at least two-thirds of the outstanding voting stock not owned by such stockholder.

      In addition to being subject to the laws of Indiana and Delaware, respectively, both LaPorte and Norwest, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations, and certain other corporate transactions.

  RIGHTS OF DISSENTING LAPORTE SHAREHOLDERS

      The rights, if any, of the holders of LaPorte Common Stock and LaPorte Preferred Stock to dissent from the Merger are governed by the provisions of the IBCL. Pursuant to Chapter 44 of the IBCL, a shareholder of LaPorte has the right to demand payment in cash for the fair value of his or her shares of LaPorte Common Stock or LaPorte Preferred Stock as of the time immediately before the Effective Time of the Merger, excluding any appreciation or depreciation in value in anticipation of the Merger unless a court determines that such exclusion would be inequitable. To claim this right the shareholder:

      (a) must, before the vote is taken, deliver to LaPorte a written notice (addressed to: LaPorte Bancorp, 7425 Indianapolis Boulevard, Hammond, Indiana 46324, Attention: Secretary) of the shareholder's intent to demand payment for his or her shares if the Merger is effectuated, and

      (b) must not vote in favor of the Merger in person or by proxy at the Special Meeting.

      If the Merger is approved by the shareholders, LaPorte will send a notice of dissenters' rights to those shareholders satisfying the above conditions within ten days after the shareholder approval. LaPorte's notice will state the procedures the dissenting shareholder thereafter must follow to exercise dissenters' rights in accordance with Chapter 44 of the IBCL.

      A SHAREHOLDER WILL NOT BE CONSIDERED ENTITLED TO RIGHTS UNDER CHAPTER 44 OF THE IBCL UNLESS THE SHAREHOLDER BOTH DELIVERS TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT AND EITHER VOTES AGAINST THE MERGER OR REFRAINS FROM VOTING. Shareholders who execute and return the enclosed proxy but do not specify a choice on the Merger proposal will be deemed to have voted in favor of the Merger and accordingly to have waived their dissenters' rights, unless they revoke the proxy prior to its being voted.

      Upon consummation of the Merger, LaPorte will pay each dissenting shareholder who has complied with all requirements of Chapter 44 of the IBCL and of LaPorte's notice, LaPorte's estimate of the fair value of the shares as of the time immediately prior to the Merger, EXCLUDING ANY APPRECIATION IN VALUE IN ANTICIPATION OF THE MERGER. The determination of LaPorte's estimate of "fair value" will be based on the financial condition of

  LaPorte, the trading history of the LaPorte Common Stock or LaPorte Preferred Stock, as applicable, and other factors normally used to determine the value of bank stock. There has been no public market for the LaPorte Common Stock or LaPorte Preferred Stock. See "INFORMATION ABOUT LAPORTE--Market Information and Dividends."

      Dissenters may object to the fair value estimated by LaPorte by stating their estimate of the fair value and demanding payment of the additional amount claimed as fair value within 30 days after LaPorte makes or offers payment for the dissenters' shares. LaPorte may elect to agree to the dissenters' fair value demand or may commence an action in the Circuit or Superior Court of Lake County, Indiana, within 60 days after receiving the demand for payment for a judicial determination of the fair value. The Court may appoint appraisers to determine the fair value. The costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties, and experts, will be assessed against all parties to the action in such amounts as the Court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the Court finds the fair value of the dissenters' shares, plus interest, exceeds the amount paid by LaPorte.

      THIS SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED TO THIS PROXY STATEMENT-PROSPECTUS AS APPENDIX C.

  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      Under the Merger Agreement, it is a condition to consumation of the Merger that LaPorte receive at closing an opinion of its special counsel, Baker & Daniels, generally to the effect that, for federal income tax purposes: (a) the Merger will constitue a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); (b) no gain or loss will be recognized by the holders of LaPorte Common Stock or LaPorte Preferred Stock upon receipt of Norwest Common Stock in exchange therefor (except for cash received in lieu of fractional shares);
  (c) the tax basis of the Norwest Common Stock received by the shareholders of LaPorte will be the same as the tax basis of the LaPorte Common Stock or LaPorte Preferred Stock exchanged therefor; and (d) the holding period of the shares of Norwest Common Stock received by the shareholders of LaPorte will include the holding period of the LaPorte Common Stock or LaPorte Preferred Stock so exchanged, provided that such shares of LaPorte Common Stock or LaPorte Preferred Stock are held as a capital asset at the Effective Time of the Merger.

      The opinion summarized above, unlike a letter ruling issued by the Internal Revenue Service (the "IRS"), will not be binding on the IRS, and the conclusions expressed therein may be challenged at a future date.

      In connection with its opinion, Baker & Daniels will rely on certain assumptions and representations that would be required by the IRS in connection with a request for a ruling that the Merger would constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Some of the more significant of such assumption include:

      (i) There is no plan or intention by LaPorte's shareholders to sell, exchange, or otherwise dispose of a number of shares of Norwest Common Stock received in the Merger that would reduce that LaPorte shareholders' ownership of Norwest Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding LaPorte Common Stock or Preferred Stock as of the same date;

      (ii) In the Merger, shares of LaPorte Common Stock and Preferred Stock representing at least 80% of the total combined voting power of all classes of LaPorte stock entitled to vote and at least 80% of the total number of shares of all other classes of LaPorte stock will be exchanged solely for Norwest Common Stock; and

      (iii) The principal LaPorte shareholders (those shareholders known to the management of LaPorte to own beneficially more than five percent of the outstanding stock of LaPorte) have no present intention to sell or dispose of the Norwest Common Stock received in the Merger.

  If any of the factual assumptions to be made become inaccurate, Norwest will take such steps as it deems reasonable and appropriate to notify recipients of this Proxy Statement-Prospectus of such inaccuracy.

      Cash received in the Merger by a LaPorte shareholder in lieu of a fractional share of Norwest Common Stock will be treated under Section 302 of the Code as having been received in exchange for such fractional share, and the LaPorte shareholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the LaPorte shareholder's tax basis allocable to the fractional share exchanged for cash.

      The federal income tax treatment of a LaPorte shareholder who exercises dissenters' rights under the Merger and receives cash for his or her LaPorte Common Stock or Preferred Stock will depend upon such shareholder's particular circumstances. It is likely that such shareholder will recognize capital gain or loss equal to the difference between the amount of cash received and such shareholder's tax basis in his LaPorte Common Stock or Preferred Stock.

      THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON FEDERAL INCOME TAX LAWS, RULES, AND REGULATIONS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT-PROSPECTUS WITHOUT CONSIDERATION OF THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR SITUATION OF ANY SHAREHOLDER. EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISER WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF EXISTING OR PROPOSED FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS, RULES, AND REGULATIONS.

  RESALE OF NORWEST COMMON STOCK

      The shares of Norwest Common Stock issuable to shareholders of LaPorte upon consummation of the Merger have been registered under the Securities Act of 1933 (the "Securities Act"). Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of LaPorte or Norwest as that term is defined in the rules under the Securities Act.
  Norwest Common Stock received by those shareholders of LaPorte who are deemed to be "affiliates" of LaPorte may be resold without registration as provided for by Rule 145, or as otherwise permitted under the Securities Act. In the Merger Agreement, LaPorte has agreed to use its best efforts to cause each LaPorte shareholder who is an executive officer or director of LaPorte or who may otherwise reasonably be deemed to be an affiliate of LaPorte to enter into an agreement with Norwest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of LaPorte.

      The Merger Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon consummation of the Merger. It is a condition to the consummation of the Merger that such shares of Norwest Common Stock shall have been authorized for listing on the NYSE and the CHX effective upon official notice of issuance.

  DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN

      Norwest currently has an automatic Dividend Reinvestment and Optional Cash Payment Plan which provides in substance, for those stockholders who elect to participate, that dividends on Norwest Common Stock will be reinvested in shares of Norwest Common Stock at market price (as defined). The plan also permits participants to invest through voluntary cash payments, within certain dollar limitations, in additional shares of Norwest Common Stock at the market price (as defined) of such stock at the time of purchase. It is anticipated that after the Effective Time of the Merger, Norwest will continue to offer its Dividend Reinvestment and Optional Cash Payment Plan and that shareholders of LaPorte who receive Norwest Common Stock in the Merger will have the right to participate therein.

  ACCOUNTING TREATMENT

      It is anticipated that the Merger will be accounted for as a "purchase" transaction in accordance with generally accepted accounting principles.

  EXPENSES

      Norwest and LaPorte will each pay their own expenses in connection with the Merger, including fees and expenses of their respective accountants and counsel.


                           INFORMATION ABOUT LAPORTE

  BUSINESS

      LaPorte Bancorp ("LaPorte") is an Indiana business corporation and a bank holding company registered as such with the Federal Reserve Board. It is primarily engaged in the business of providing financial planning and business development services to its wholly owned subsidiary, LaPorte Bank and Trust Company (the "Bank"). LaPorte's principal asset consists of the ownership of 100% of the issued and outstanding shares of the Bank's common stock.

      The Bank is an Indiana-chartered bank organized in 1936. Its deposits are insured up to applicable limits by the Bank Insurance Fund administered by the FDIC. The Bank conducts a commercial banking business primarily in LaPorte County, Indiana, from its main office at 601 Jackson Street, LaPorte, Indiana. In addition to its main office, the Bank has two branches in LaPorte, Indiana, and one branch in Union Mills, Indiana. At March 31, 1994, the Bank had total deposits of $127.1 million. Based on total deposits as of June 1993, the Bank was the 5th largest financial institution headquartered in LaPorte County, Indiana.

      The Bank is a full-service commercial bank offering a range of commercial, agricultural and personal banking services, as well as trust services. Its business generally consists of attracting deposits from the general public and making commercial, agricultural, consumer, mortgage, and other loans. The Bank, like other financial institutions, is significantly affected by general economic conditions, the particular economic conditions in its market, and by government policies and regulations. Deposit flows are influenced by, among other things, interest rates paid on competing investments and the level of personal income and savings. Loan volume is influenced by factors such as the need for funds by the Bank's market, the availability and cost of funds to the Bank, and various other items.

      The Bank's earnings are primarily dependent on its net interest income, that is, the difference between interest income and interest expense. Interest income varies with the balances of loans and investments outstanding during a given period, and the yield earned on those loans and investments. Interest expense is a function of the amounts of deposits outstanding during the same period, and the rates paid on those deposits. The Bank's earnings are also affected by provisions for loan losses, service fees, operating expenses, gains and losses on the sale of investments, and income taxes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  MARKET INFORMATION AND DIVIDENDS

      MARKET INFORMATION; SHAREHOLDERS. There has been no public market for shares of LaPorte Common Stock or LaPorte Preferred Stock since LaPorte has had a relatively small number of shareholders throughout its existence. As of the date of this Proxy Statement-Prospectus, there are issued and outstanding
  (i) 273,134.065 shares of LaPorte Common Stock, held by approximately 190 holders of record, and (ii) 41,526 shares of LaPorte Preferred Stock, held by 84 holders of record.

      DIVIDENDS. LaPorte has not paid any dividends on the LaPorte Common Stock during the last two fiscal years and has no intention of paying any dividends during 1994. The Term Loan Agreement, as amended January 6, 1992, between LaPorte and The Northern Trust Company prohibits LaPorte from paying any cash dividends on its Common Stock, limits the cash dividends and redemptions of the LaPorte Preferred Stock to $350,000 per year, and limits the purchase or redemption of any class of LaPorte's capital stock to $600,000 per year. The amount of dividends that LaPorte is permitted to pay is also limited by supervisory policy of the Federal Reserve Board. See "CERTAIN REGULATORY CONSIDERATIONS--Dividend Restrictions."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    ---------------------------------------
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 ---------------------------------------------


The following discussion is intended as a review of significant factors affecting LaPorte's consolidated results of operations during the three-month periods ended March 31, 1994 and 1993 and LaPorte's consolidated financial condition at the end of each of those periods. This discussion should be read in conjunction with the "Consolidated Financial Statements", including the notes thereto, and the "Selected Financial Data" presented elsewhere in this Proxy Statement-Prospectus.

RESULTS OF OPERATIONS
- ---------------------

Net income for the three months ending March 31, 1994 was $286,671 compared to $199,285 for the three months ended March 31, 1993. Net income per common share was $.86 for the first quarter of 1994 as compared to $.54 for the first quarter of 1993. The increase in net income can be attributed to the cumulative effect of a change in the method of accounting for income taxes made in the first quarter of 1993.

NET INTEREST INCOME
- -------------------

For the three months ending March 31, 1994, net interest income was $1,351,314, a decrease of $79,933 or 5.58% from the same period in 1993. This decrease was the result of a decrease in interest income on mortgage loans. As a result of the rise in interest rates in 1994, the Bank sold a portion of its mortgage loans to the secondary market, and the new loan volume was not strong enough to replace these balances. Therefore, the proceeds of the sale were invested in investments with substantially lower interest rates.

Total interest income decreased $261,274 or 9.80% in 1994 as compared to the same period in 1993.

Total interest expense decreased $181,341 or 14.69% in 1994 as compared to the same period in 1993. This was the result of both a slight decline in deposit balances and also the rate decline in 1993.

OTHER INCOME
- ------------

Other non-interest income decreased $10,856 or 4.38% in the first quarter of 1994 as compared to the same period in 1993. Trust fees decreased by $20,000 or 25% due to a decrease in trust assets, which was partially offset by an increase in gains on mortgage loans sold of $17,557.

OTHER EXPENSES
- --------------

Other non-interest expenses decreased $11,175 or .97% in 1994 as compared to the same period in 1993. The primary reason for this decrease was due to a one-time accrual of severance benefits paid to an employee in 1993 amounting to $23,738 which did not reoccur in 1994.

PROVISIONS FOR LOAN LOSSES
- --------------------------

A provision for possible loan losses was not provided for in the first quarter of 1994 or 1993, due to management's assessment of the quality of LaPorte's loan portfolio and the adequacy of the reserve for loan losses.

Net recoveries of $12,309 for the first three months of 1994 compares to net recoveries of $4,534 for the same period in 1993.

The allowance for possible loan losses was $1,195,834 or 1.52% of total loans outstanding net of unearned income and deferred loan fees as of March 31, 1994 compared to $1,223,694 or 1.50% at March 31, 1993. Non-accrual loans amounted to $30,000 at March 31, 1994 compared to $63,000 at March 31, 1993.

INCOME TAXES
- ------------

Federal and state income taxes amounted to $162,000 for the three months ended March 31, 1994 as compared to $219,000 for the same period in 1993. This decrease of $57,000 or 26.03% was a result of decreased pre-tax income during the first quarter of 1994 compared to 1993.

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
- -----------------------------------------------------------------

The following discussion is intended as a review of significant factors affecting LaPorte's consolidated results of operations during the three-year period ended December 31, 1993 and LaPorte's financial condition at the end of each year during this period. This discussion should be read in conjunction with the "Consolidated Financial Statements" including the notes thereto, and the "Selected Financial Data" presented elsewhere in this Proxy Statement-Prospectus.

RESULTS OF OPERATIONS
- ---------------------

Net income in 1993 was $1,280,400 compared to $1,053,327 and $772,568 in 1992 and 1991, respectively. Net income per common share was $3.93 in 1993 as compared to $3.38 in 1992 and $2.33 in 1991. The consistent improvement in earnings can be attributed to the increase in net interest margins and improved quality of the Bank's loan portfolio which resulted in decreasing provisions for possible loan losses.

Return on average assets was .98% in 1993 compared to .73% in 1992 and .55% in 1991. Return on average shareholders' equity was 15.23% in 1993 versus 13.60% in 1992 and 11.64% in 1991.

NET INTEREST INCOME
- -------------------

Net interest income, which represents the difference between interest income on earning assets and interest expense paid on deposits and borrowings, is the largest source of LaPorte's earnings. Due to the decline in interest rates over the last three years, net interest income increased and then leveled off in 1993. Net interest income went from $5,417,324 in 1991 to $5,767,539 in 1992 to $5,715,016 in 1993. The net yield on earning assets has gone from 4.23% in 1991 to 4.35% in 1992 to 4.36% in 1993.

Total average earning assets decreased by $1,281,463 from 1992 to 1993. The principal decrease was in taxable investment securities, which was a result of a decrease in total average interest bearing liabilities of $2,821,141 during that same period.

Total interest income has decreased from $12,788,736 in 1991 to $11,825,249 in 1992 to $10,442,424 in 1993. This decrease has been due to the continued interest rate decline over the past three years, and also due to a decrease in average earning assets.

Total interest expense has also decreased consistently over the past three years due to the interest rate decline and also due to a decrease in average interest bearing liabilities. Total interest expense has declined from $7,371,412 in 1991 to $6,057,710 in 1992 to $4,727,408 in 1993.

OTHER INCOME
- ------------

Total other income has fluctuated from 1991 to 1993 as a result of two significant factors. Other operating income decreased from $453,226 in 1991 to $209,211 in 1992 due principally to a $250,000 option fee received from the termination of a proposed merger with another financial institution in 1991. Other operating income then increased from $209,211 in 1992 to $487,761 in 1993 due to gains on mortgage loans sold of approximately $300,000 in 1993. Due to the decrease in interest rates in 1993, mortgage loans sold into the secondary market received a much greater premium than in prior years. Also, prior to 1993, LaPorte had classified any gains on mortgage loans sold as part of interest income on mortgage loans. Prior to 1993, gains on loans sold were not a significant amount.

Trust fees increased from $288,000 in 1991 to $312,000 in 1992 due to increased trust assets. In 1993 trust fees decreased to $277,062 due to a decrease in interest rates since a large portion of trust fees are based upon earnings in the account. There was also a slight decrease in trust assets from 1992 to 1993.

Service charge income on deposit accounts remained constant over the last three years.

Security gains of $31,990 were recognized in 1993 as compared to $24,281 and $47,783 in 1992 and 1991, respectively. The security gains were recognized in order to take advantage of market conditions at the time.

OTHER EXPENSES
- --------------

Total other expenses increased 2.38% in 1993 following a .79% increase in 1992.

Salaries and employee benefits accounted for approximately 54% of other expenses in 1993 as compared to 55% in 1992 and 52% in 1991. Salaries and employee benefits increased 5.40% in 1992 as compared to an increase of 2.26% in 1993. The number of full-time equivalent employees has gone from 87 in 1991 to 85 in 1992 and to 80 in 1993.

Net occupancy expense increased 6.91% in 1993 as compared to a decrease of 15.62% in 1992. Other operating expenses increased 1.29% in 1993 as compared to a decrease of .46% in 1992.

INCOME TAXES
- ------------

Total income taxes have increased from $487,000 in 1991 to $785,000 in 1992 and to $862,000 in 1993. This constant increase is due to the increase in pre-tax income.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which required LaPorte to change its method of accounting for deferred income taxes to the liability method effective, January 1, 1993. The change resulted in a charge to net income during the first quarter of 1993 of $110,000.

BALANCE SHEET ANALYSIS
- ----------------------


INVESTMENT SECURITIES
- ---------------------

Prior to January 1, 1994, investment securities had been purchased with the intent and ability to hold them until maturity. It was LaPorte's policy to carry the portfolio at historical cost, as adjusted for amortization of premium and accretion of discount.

Total investment securities increased $3,411,619 or 6.49% from December 31, 1992 to December 31, 1993 due to an increase in U.S. Government obligations and municipal bonds. Total investment securities decreased 1.53% from December 31, 1993 to March 31, 1994. At December 31, 1993, the investment portfolio had net unrealized holding gains totaling $733,095 compared to net unrealized holding gains totaling $945,714 at December 31, 1992.

Mortgage-backed securities continue to make up a significant portion of LaPorte's investment portfolio totaling 58.94% in 1992, 52.06% in 1993 and 48.54% at March 31, 1994. This has also been the portion of the portfolio to experience the greatest appreciation.

Effective January 1, 1994, LaPorte segregated the investment portfolio into "held to maturity" (HTM) holdings and "available for sale" (AFS) holdings to comply with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Any unrecognized holding gains or losses on the "AFS" category will be recorded through the equity section of the balance sheet. At March 31, 1994, LaPorte had a net unrealized loss of $159,789. This loss is a result of the recent market condition and prime rate increase.

LOANS
- -----

Total loans remained stable from 1992 to 1993 with a .01% decrease. Loans decreased $475,538 or .60% from December 31, 1993 to March 31, 1994. Mortgage loans decreased 10.83% from December 31, 1992 to December 31, 1993. Another decrease of $1,517,426 or 4.85% was experienced from December 31, 1993 to March 31, 1994. This decrease was due to the rising interest rates during the last half of 1993 and first quarter of 1994. LaPorte has continued to sell loans to the secondary market and with rising rates, they have not been able to replace those sold with new loan originations.

ALLOWANCE AND PROVISION FOR POSSIBLE LOAN LOSSES
- ------------------------------------------------

LaPorte's policy is to discontinue the accrual of interest on loans for which principal or interest is past due and remains unpaid for 90 days or more, unless the loan is well collateralized and in the process of collection and approved by Loan Committee. When a loan is placed in non-accrual status, any current year unpaid interest is reversed and prior year accruals are charged to the allowance for possible loan losses.

Non-accrual loans amounted to $30,000 on March 31, 1994 as compared to $74,000 at the end of 1993, $116,000 at the end of 1992 and $168,000 at the end of 1991. The allowance for possible loan losses was $1,195,834 or 1.52% of total loans outstanding net of deferred loan fees as of March 31, 1994, compared to $1,183,525 or 1.50% at December 31, 1993, $1,291,160 or 1.54% at December 31,
1992 and $1,096,836 or 1.39% at December 31, 1991. Due to the increasing quality of LaPorte's loan portfolio, no additional provisions for possible loan losses were taken in the first quarter of 1994 or during 1993. A provision of $120,000 was provided in 1992 and a provision of $635,000 was provided in 1991.

A net recovery of $12,309 was recognized in the first quarter of 1994, compared to a net charge-off of $35,635 in 1993. A net recovery of $2,324 was recognized in 1992, compared to a net charge-off of $777,391 in 1991.


CAPITAL RESOURCES
- -----------------

LaPorte's capital position continues to strengthen with the continued increase in earnings. At March 31, 1994, total shareholders' equity was $9,746,241 compared to $9,671,267 at December 31, 1993, $8,598,497 at December 31, 1992 and
$6,998,177 at December 31, 1991.

The banking regulators have established guidelines for leverage capital requirements expressed in terms of Tier I or core capital as a percentage of average assets, to measure the soundness of a financial institution. These guidelines require all banks to maintain a minimum leverage capital ratio of 4.0 percent. LaPorte's leverage capital ratio was 4.95% at March 31, 1994.

The regulatory agencies have also established risk-based capital guidelines for US banking organizations. The guidelines establish a risk-adjusted ratio relating capital to different categories of risk-weighted assets and off-balance sheet exposures. There are two categories of capital under the guidelines.
Tier I capital includes shareholders' equity less goodwill. Tier II capital includes the adjusted allowance for possible loan losses and qualifying long-term debt. The guidelines require a minimum Tier I risk-based capital ratio of 4.0% and a total risk-based capital ratio of 8.0%. LaPorte's Tier I risk-based capital ratio at March 31, 1994 was 10.80% and its total risk-based capital ratio was 12.40%.

LIQUIDITY
- ---------

LaPorte's principal source of liquidity is its investment portfolio. LaPorte generates cash flows from the sale and maturity of investment securities and also from principal reductions on its mortgage-backed securities, which make up 48.54% of the investment portfolio at March 31, 1994. Other sources of funds are federal funds sold and loan repayments. LaPorte's liquidity is also enhanced by a relatively stable core deposit base and locally purchased certificates of deposit which provide a consistent funding base.

LaPorte experienced a net decrease in total cash and cash equivalents in 1993 versus an increase in cash and cash equivalents in 1992. The increase of $1,945,123 that occurred in 1992 was mainly due to an increase in interest bearing demand deposits and savings deposits. In 1993 LaPorte did not experience the same level of increase in demand deposits and savings, but did experience an increase in investment securities.

LaPorte's long-term debt payments also affect its liquidity and cash flow position. The term loan agreement, as amended January 6, 1992, contains certain restrictions, including maintenance of a minimum leverage ratio and risk-based capital ratio and prescribed maximum levels of non-performing loans and loan to equity ratio. The term loan agreement also prohibits the payment of cash dividends on common stock, limits the aggregate amount of annual cash dividends and redemptions of preferred stock to $350,000 and limits the purchase or redemption of any class of capital stock to an aggregate amount of $600,000 while borrowings are outstanding under this agreement. In addition, the agreement also requires annual mandatory principal prepayments on July 10th of each year, commencing in 1993, in amounts equal to the Bank's net income for the immediately preceding year in excess of $1,000,000. Such annual mandatory prepayments are applied to the unpaid quarterly installments of the term loan in reverse order of maturity. On July 10, 1994 a mandatory prepayment of approximately $481,000 will be due.

EFFECTS OF INFLATION
- --------------------

Unlike companies with investments in capital assets and inventories, substantially all of LaPorte's assets and liabilities are monetary in nature. Since inflation has a significant effect on interest rates and LaPorte's assets and liabilities are generally of a short-term nature, LaPorte is able to maintain interest margins at varying levels of inflation. However, in periods of high inflation, it is difficult to maintain a high return on equity that is competitive with returns on monetary investments. Inflation may significantly affect the carrying values of investments that are classified "available for sale" in LaPorte's portfolio. Any fluctuations due to inflation will be reflected through the equity section of LaPorte's balance sheet and will not have an effect on earnings directly.

               SELECTED STATISTICAL INFORMATION REGARDING LAPORTE
         Distribution of Assets, Liabilities and Shareholders' Equity;
                    Interest Rates and Interest Differential

                 For the years ended December 31, 1993 and 1992
                                     -----

                                           1993                                1992
                             ----------------------------------  ----------------------------------
                                              Interest                            Interest
                                Average       Income/    Yield/     Average       Income/    Yield/
                                Balance       Expense     Rate      Balance       Expense     Rate
                             -------------  -----------  -------  ------------  -----------  -------

ASSETS

  Federal funds sold         $  1,539,771   $    48,295    3.14%  $  1,430,323  $    51,635    3.61%
  Investment securities:
    Taxable                    49,084,762     3,059,705    6.23     51,197,295    3,788,151    7.40
    Tax-exempt (1)              3,598,936       334,631    9.30      3,128,127      310,281    9.92
  Net loans (2) (3)            80,265,799     7,148,781    8.91     80,014,986    7,813,660    9.77
                             ------------   -----------  ------   ------------  -----------  ------

      Total earning
        assets                134,489,268    10,591,412    7.88    135,770,731   11,963,727    8.81
                                            -----------  ------                 -----------  ------

  Cash and due from banks       4,601,402                            4,830,755
  Allowance for possible
    loan losses                (1,222,274)                          (1,129,146)
  Other assets                  4,304,106                            4,705,086
                             ------------                         ------------

      Total                  $142,172,502                         $144,177,426
                             ============                         ============


LIABILITIES AND SHAREHOLDERS' EQUITY

  Interest bearing
    deposits                 $111,668,617     4,427,087    3.96   $113,545,736    5,634,942    4.96
  Short-term borrowings           370,614        19,015    5.13        557,978       19,408    3.48
  Long-term debt                3,016,484       281,306    9.33      3,773,142      403,360   10.69
                             ------------    ----------    ----   ------------   ----------   -----

      Total interest bear-
        ing liabilities       115,055,715     4,727,408    4.11    117,876,856    6,057,710    5.14
                             ------------    ----------    ----                  ----------   -----

  Noninterest bearing
    deposits                   16,630,339                           15,636,264
  Other liabilities             1,357,426                            2,919,991
  Shareholders' equity          9,129,022                            7,744,315
                             ------------                         ------------

      Total                  $142,172,502                         $144,177,426
                             ============                         ============

Net interest income                          $5,864,004                           $5,906,017
                                             ==========                           ==========

Net yield on earning
 assets on a fully
 taxable equivalent
 basis                                                     4.36%                               4.35%
                                                           ====                               =====

(1) Interest income includes the effects of taxable equivalent adjustments, using a 39.6% rate. Tax equivalent adjustments were $132,514 in 1993 and $122,871 in 1992.

(2) Interest income includes fees on loans of $287,927 in 1993 and $352,612 in 1992. Interest income also includes the effects of taxable equivalent adjustments, using a 39.6% rate. Tax equivalent adjustments were $16,474 in 1993 and $15,607 in 1992.

(3) For purposes of this computation, non-accrual loans are included in the daily average loan balances outstanding.

    The following table sets forth, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates:

                                                 Increase (Decrease) Due to (1)
                                             --------------------------------------
                                               Volume        Rate          Net
                                             ----------  ------------  ------------

    1993 compared to 1992:

      Interest earned on:
         Federal funds sold                  $   3,740   $    (7,080)  $    (3,340)
         Taxable investment securities        (150,762)     (577,684)     (728,446)
         Tax-exempt investment securities       44,613       (20,263)       24,350
         Loans                                  24,461      (689,340)     (664,879)
                                             ---------   -----------   -----------

           Total interest income               (77,948)   (1,294,367)   (1,372,315)
                                             ---------   -----------   -----------

      Interest paid on:
         Interest bearing deposits             (91,536)   (1,116,319)   (1,207,855)
         Short-term borrowings                  (7,797)        7,404          (393)
         Long-term debt                        (74,678)      (47,376)     (122,054)
                                             ---------   -----------   -----------

           Total interest expense             (174,011)   (1,156,291)   (1,330,302)
                                             ---------   -----------   -----------

              Net interest income            $  96,063   $  (138,076)  $   (42,013)
                                             =========   ===========   ===========


     1992 compared to 1991:

      Interest earned on:
         Federal funds sold                  $  (7,724)  $   (30,794)  $   (38,518)
         Taxable investment securities        (126,291)     (597,642)     (723,933)
         Tax-exempt investment securities       30,797       (29,083)        1,714
         Loans                                 619,613      (815,229)     (195,616)
                                             ---------   -----------   -----------

           Total interest income               516,395    (1,472,748)     (956,353)
                                             ---------   -----------   -----------

      Interest paid on:
         Interest bearing deposits             264,603    (1,472,386)   (1,207,783)
         Short-term borrowings                 (21,064)      (17,233)      (38,297)
         Long-term debt                        (53,069)      (14,553)      (67,622)
                                             ---------   -----------   -----------

           Total interest expense              190,470    (1,504,172)   (1,313,702)
                                             ---------   -----------   -----------

              Net interest income            $ 325,925   $    31,424   $   357,349
                                             =========   ===========   ===========

(1) Changes due to both rate and volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

INVESTMENT PORTFOLIO


The carrying amounts of investment securities at December 31, 1993 and 1992 are summarized as follows:

                                                       December 31,
                                                 ------------------------
                                                    1993         1992
                                                 -----------  -----------

        U.S. Treasury and Government agencies    $37,617,098  $34,950,631

        States and political subdivisions          4,199,201    2,993,004

        Other                                     14,156,606   14,617,651
                                                 -----------  -----------

           Total                                 $55,972,905  $52,561,286
                                                 ===========  ===========


The following table shows the maturities of investment securities at December 31, 1993 at the carrying amounts and the weighted average yields (for tax-exempt obligations on a fully taxable basis assuming a 39.6% tax rate) of such securities.

The weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. The taxable equivalent adjustment represents the annual amounts of income from tax-exempt obligations divided by .604 (which includes the affect of state income taxes), less the amount of such tax-exempt income.

                                                      Maturing
                  --------------------------------------------------------------------------------
                   Within One Year     Within Five Years    Within Ten Years      After Ten Years
                  -----------------   ------------------   ------------------   ------------------
                    Amount    Yield     Amount     Yield     Amount     Yield     Amount     Yield
                  ----------  -----   -----------  -----   -----------  -----   -----------  -----
U.S. Treasury
  and Govern-
  ment agen-
  cies            $3,037,805   6.62%  $13,099,310   5.11%  $10,279,151   5.98%  $11,200,832   6.40%
States and
  political
  subdivisions       188,333  11.29       644,917  11.08     2,501,580   8.61       864,371   8.74
Other                     -      -        301,174   5.40     2,407,617   6.95    11,447,815   5.77
                  ----------  -----   -----------  -----   -----------   ----   -----------   ----
    Total         $3,226,138   6.89%  $14,045,401   5.39%  $15,188,348   6.57%  $23,513,018   6.18%
                  ==========  =====   ===========  =====   ===========   ====   ===========   ====

                           [Intentionally left blank]

LOAN PORTFOLIO

The following table shows LaPorte's gross domestic loan distribution as of December 31, 1993 and 1992 (LaPorte had no foreign loans as of these dates):

                                                        December 31,
                                                  ------------------------
                                                      1993         1992
                                                  -----------  -----------

        Commercial, financial and agricultural    $33,529,866  $30,519,056

        Real estate mortgage                       31,257,249   35,051,633

        Installment                                14,100,418   13,300,190

        Direct financing leases                       443,224      523,227
                                                  -----------  -----------

            Total                                 $79,330,757  $79,394,106
                                                  ===========  ===========


The following table shows the maturity of loans (excluding residential mortgage loans for 1 - 4 single family residences, installment loans and student financial loans) outstanding as of December 31, 1993. The amounts due after one year are also classified according to the sensitivity to changes in interest rates.

                                                          Maturing
                                     ----------------------------------------------
                                                 After One
                                      Within     But Within    After
                                     One Year    Five Years  Five Years    Total
                                    -----------  ----------  ----------  ----------
Commercial, financial and
 agricultural (including direct
 financing leases)                  $23,682,752  $9,577,350   $712,988   $33,973,090
                                    ===========  ==========   ========   ===========


                                                    Interest Sensitivity
                                                   -----------------------
                                                      Fixed      Variable
                                                      Rate         Rate
                                                   ----------   ----------
        Due after one year but within five years   $2,323,668   $7,253,682
        Due after five years                          712,988           -
                                                   ----------   ----------
            Total                                  $3,036,656   $7,253,682
                                                   ==========   ==========

The following table summarizes nonaccrual and past due loans:

                                                      December 31,
                                                   ------------------
                                                     1993      1992
                                                   --------  --------
        Nonaccrual loans                            $74,000  $116,000
        Accruing loans past due 90 days or more      34,000     8,000
        Restructured loans                               -         -

LaPorte's policy is to discontinue the accrual of interest on loans for which principal or interest is past due and remains unpaid for 90 days or more, unless the loan is well collateralized and in the process of collection and approved by Loan Committee. When a loan is placed on nonaccrual status, any current year accrued unpaid interest is reversed and prior year accruals are charged to the allowance for possible loan losses.

LOAN PORTFOLIO, CONCLUDED.

Information with respect to nonaccrual and restructured loans at December 31, 1993 and 1992 is as follows:

                                                         December 31,
                                                      ------------------
                                                        1993      1992
                                                      --------  --------

        Nonaccrual loans                               $74,000  $116,000
        Restructured loans                                  -         -
        Interest income which would have been
          recorded under original terms                  1,900    12,900
        Interest income recorded during the period          -      5,400
        Commitments to lend additional funds                -         -

At December 31, 1993, $74,000 of the nonaccrual loans were collateralized.

POTENTIAL PROBLEM LOANS:

At December 31, 1993, management was not aware of any potential problem loans that would have a material affect on loan delinquency or loan charge-offs. Loans are subject to constant review and are given management's attention whenever a problem situation appears to be developing.

LOAN CONCENTRATIONS:

Most of LaPorte's commercial, real estate mortgage and installment loan activity is with customers located in northwest Indiana with a major concentration in agricultural lending.


                           [Intentionally left blank]

    SUMMARY OF LOAN LOSS EXPERIENCE


    The following table summarizes LaPorte's loan loss experience for the years ended December 31, 1993 and 1992:

                                                          Year Ended December 31,
                                                         --------------------------
                                                             1993          1992
                                                         ------------  ------------

        Amount of loans outstanding at end of period     $79,330,757   $79,394,106
                                                         ===========   ===========

        Average amount of net loans outstanding
          during period                                  $80,265,799   $80,014,986
                                                         ===========   ===========


        Balance of allowance for possible loan losses
          at beginning of period                         $ 1,219,160   $ 1,096,836
                                                         -----------   -----------

        Charge-offs:
          Commercial, financial and agricultural              (1,019)      (11,821)
          Real estate mortgage                                (9,280)            -
          Installment                                        (96,004)      (83,532)
                                                         -----------   -----------

          Total charge-offs                                 (106,303)      (95,353)
                                                         -----------   -----------

        Recoveries:
          Commercial, financial and agricultural               5,029        40,963
          Real estate mortgage                                     -             -
          Installment                                         65,639        56,714
                                                         -----------   -----------

          Total recoveries                                    70,668        97,677
                                                         -----------   -----------

        Net (charge-offs) recoveries                         (35,635)        2,324
                                                         -----------   -----------

        Additions charged to operations                            -       120,000
                                                         -----------   -----------

        Balance of allowance for possible loan losses
          at end of period                               $ 1,183,525   $ 1,219,160
                                                         ===========   ===========

        Ratio of net (charge-offs) recoveries to
          average net loans outstanding                       (0.04)%         0.00%
                                                         ===========   ===========


    LaPorte's allowance for possible loan losses is provided for by direct charges to operations. Losses on loans are charged against the allowance and, likewise, re-coveries during the period for prior losses are credited to the allowance. The allowance for possible loan losses is maintained at a level considered by manage-ment to be adequate to absorb possible losses from loans presently outstanding. The provision made to this allowance is determined by management based on assess-ments of the risk factors affecting the loan portfolio, including general economic conditions, changes in the portfolio mix, past loan loss experience and the finan-cial condition of the borrower.

    Management is constantly reviewing the status of the loan portfolio to identify borrowers that might develop financial problems in order to aid borrowers in the handling of their accounts and to prevent sizeable unexpected losses.

    At December 31, 1993, the allowance for possible loan losses was $1,183,525, or 1.50% of net loans outstanding.

    SUMMARY OF LOAN LOSS EXPERIENCE, CONCLUDED.


    The allowance for possible loan losses has been allocated according to the amount deemed necessary to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The amount of such compo-nents of the allowance at December 31, and the ratio of such loan categories to total outstanding loan balances, are as follows:

                                         1993                       1992
                               -------------------------  -------------------------
                                             Percent of                  Percent of
                                           Loans in Each               Loans in Each
                               Allowance    Category to    Allowance    Category to
                                 Amount     Total Loans      Amount     Total Loans
                               ----------  --------------  ----------  -------------

    Commercial, financial
      and agricultural         $  315,000       42.3%      $  190,000       38.4%

    Real estate mortgage            5,000       39.4           12,000       44.1

    Installment                   131,000       17.8          123,000       16.8

    Direct financing leases             -         .5                -         .7

    Unallocated                   732,525          -          894,160          -
                               ----------      -----       ----------       -----

                               $1,183,525      100.0%      $1,219,160       100.0%
                               ==========      =====       ==========       =====


    DEPOSITS

    The average daily amounts of deposits and rates paid on such deposits are summarized as follows:

                                               Year Ended December 31,
                                        --------------------------------------
                                               1993                1992
                                        ------------------  ------------------
                                          Amount     Rate     Amount     Rate
                                        -----------  -----  -----------  -----

    Noninterest bearing deposits        $16,630,339   -  %  $15,636,264   -  %

    Interest bearing demand deposits     25,980,782  2.96    24,907,239  3.51

    Savings deposit                      41,320,667  3.68    38,610,426  4.65

    Other time deposits                  44,367,168  4.82    50,028,071  5.89

    The amount of time certificates of deposit of $100,000 or more and other time deposits of $100,000 or more outstanding at December 31, 1993, by time remaining until maturity, is as follows:

                     Under 3 months    $1,625,975

                     3 to 6 months      1,310,000

                     6 to 12 months       878,785

                     Over 12 months     1,233,476
                                       ----------

                         Total         $5,048,236
                                       ==========

    RETURN ON EQUITY AND ASSETS

    The ratio of income before cumulative effect of accounting change to average shareholders' equity and average totals assets, and certain other ratios are presented below:

                                                         Year Ended December 31,
                                                         -----------------------
                                                            1993         1992
                                                            ----         ----
      Percentage of income before cumulative
        effect of accounting change to:

        Average shareholders' equity                       15.23%       13.60%

        Average total assets                                 .98          .73

      Percentage of average shareholders'
        equity to average total assets                      6.42         5.37

      Percentage of dividends declared per
        common share to net income per
        common share                                           -            -

      Percentage of dividends declared on
        preferred stock to net income                      16.22        19.67

    SHORT-TERM BORROWINGS

    The following table shows the distribution of LaPorte's short-term borrowings and the weighted average interest rates thereon at the end of each of the last two years. Also provided are the maximum amount of borrowings and the average amounts of borrowings, as well as weighted average interest rates, for the last two years.

                                                                                Advances From
                                                        Federal Funds            Federal Home
           1993                                           Purchased               Loan Bank
      --------------                                    -------------           -------------

      Balance at December 31, 1993                         $  275,000            $  300,000

      Maximum amount outstanding at any month-end           1,375,000               300,000

      Average amount outstanding                              124,861               245,753

      Weighted average interest rate during the year             3.19%                 6.09%

      Weighted average interest rate for outstanding
        amount at December 31, 1993                              3.13%                 6.37%




           1992
      --------------

      Balance at December 31, 1992                         $     -               $   -

      Maximum amount outstanding at any month-end           2,970,000                -

      Average amount outstanding                              557,978                -

      Weighted average interest rate during the year             3.48%               -  %

      Weighted average interest rate for outstanding
        amount at December 31, 1992                               -  %               -  %

    Federal funds purchased generally mature within 1 to 30 days of the transaction date.

                       CERTAIN REGULATORY CONSIDERATIONS

  GENERAL

      As a bank holding company, Norwest is subject to the supervision of the Federal Reserve Board. Norwest's banking subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. All of Norwest's banking subsidiaries are insured by, and therefore are subject to the regulations of, the Federal Deposit Insurance Corporation (the "FDIC"). In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

      Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. Accordingly, the right of Norwest, and thus the right of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

  DIVIDEND RESTRICTIONS

      Various federal and state statutory provisions limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of March 31, 1994, without obtaining prior regulatory approval, aggregate dividends of at least $375.5 million. The payment of dividends by any subsidiary bank may also be affected by other factors, such as the maintenance of adequate capital for such subsidiary bank.

      If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

  HOLDING COMPANY STRUCTURE

      Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus.

  Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

      The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

      A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

      Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of stockholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to the subsidiary banks, is subject to such provisions.

  CAPITAL REQUIREMENTS

      In January 1989, the Federal Reserve Board issued final risk-based capital guidelines for bank holding companies, such as Norwest. The new guidelines, which became effective December 31, 1990, were phased in over two years. The minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common equity, retained earnings, and a limited amount of perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of loan and lease loss reserves. In addition, the Federal Reserve Board approved in August 1990 final minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies and state member banks. These guidelines provide for a minimum leverage ratio of 3% for bank holding companies and state member banks that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies and state member banks will be required to maintain a leverage ratio of 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible

  Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies which are substantially similar to the foregoing. As of March 31, 1994, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 10.15% and 12.65%, respectively, and Norwest's leverage ratio for the quarter ended March 31, 1994, was 6.97%. Neither Norwest nor any subsidiary bank has been advised by its appropriate federal regulatory agency of any specific leverage ratio applicable to it.

      The Federal Reserve Board has adopted changes to its risk-based and leverage ratio requirements applicable to bank holding companies and state chartered member banks that require that all intangibles, including core deposit intangibles, purchased mortgage servicing rights ("PMSRs"), and purchased credit card relationships ("PCCRs") be deducted from Tier 1 capital. The changes, however, grandfather identifiable assets (other than PMSRs and PCCRs) acquired on or before February 19, 1992, and permit the inclusion of readily marketable PMSRs and PCCRs in Tier 1 capital to the extent that (i) PMSRs and PCCRs do not exceed 50% of Tier 1 capital and (ii) PCCRs do not exceed 25% of Tier 1 capital. For such purposes, PMSRs and PCCRs each would be included in Tier 1 capital only up to the lesser of (i) 90% of their fair market value (which must be determined quarterly) and (ii) 100% of the remaining unamortized book value of such assets. The OCC has adopted substantially similar regulations. In the opinion of management, the foregoing changes have not had a material impact on the results of operations of Norwest.

  FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

      In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revises the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.

      Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
  "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution's capital tier will depend upon where its capital levels are in relation to various relevant capital measures, which will include a risk-based capital measure and a leverage ratio capital measure, and certain other factors.

      A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below any such measure, and critically undercapitalized if it fails to meet any critical capital level set forth in regulations. The critical capital level must be a level of tangible equity equal to not less than 2% of total assets and not more than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating.

      Under regulations adopted pursuant to the foregoing provisions, for an institution to be well capitalized it must have a Tier 1 risk-based capital ratio of a least 6%, a total risk-based capital ratio of at least 10%, and a leverage ratio of at least 5%, and not be subject to any specific capital order or directive. For an institution to be adequately capitalized it must have a Tier 1 risk-based capital ratio of at least 4%, a total risk-based capital ratio of at least 8%, and a leverage ratio of a least 4% (and in some cases 3%). All of Norwest's banking subsidiaries are well capitalized.

      FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

      Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

      FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to external and internal audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. The FDIC has also issued proposed rules prescribing standards relating to certain other of the management and operational areas listed above. The full impact of such rule and guidelines and proposed standards on Norwest cannot yet be ascertained.

      FDICIA also contains a variety of other provisions that affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

      Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (which term is defined to include payment of an interest rate more than 75 basis points above prevailing market rates) unless (i) it is "well capitalized" or (ii) it is "adequately capitalized" and receives a waiver from the FDIC. A bank is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a ratio of Tier 1 capital to risk-adjusted assets of at least 6%, and a ratio of total capital to risk-adjusted assets of at least 10%, and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is defined to be "adequately capitalized" if it meets all of its minimum capital requirements. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is "adequately capitalized" may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is "well capitalized." As of March 31, 1994, all of Norwest's banking subsidiaries were well capitalized and therefore not subject to these restrictions.

  FDIC INSURANCE

      Effective January 1, 1993, the deposit insurance assessment rate for the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") increased as part of the adoption by the FDIC of a transitional risk-based assessment system. In June 1993, the FDIC published final regulations making the transitional system permanent effective January 1, 1994, but left open the possibility that it may consider expanding the range between the highest and lowest assessment rates at a later date. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized. Each insured depository institution is also to be assigned to one of the following "supervisory subgroups": Subgroup A, B, or C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Based on its capital and supervisory subgroups, each BIF and SAIF member institution will be assigned an annual FDIC assessment rate varying from 0.23% per annum (for well capitalized Subgroup A institutions) to 0.31% (for undercapitalized Subgroup C institutions). Adequately capitalized institutions will be assigned assessment rates varying from 0.26% to 0.30%. Norwest incurred $72.4 million of FDIC insurance expense in 1993. Because of decreases in the reserves of the BIF and SAIF due to the increased number of bank failures in recent years, it is possible the BIF and SAIF premiums will be further increased and it is possible that there may be a special assessment. Any such further increase or special assessment would also decrease net income, and a special assessment could have a material adverse effect on the results of operations of Norwest.


                                    EXPERTS

      The consolidated financial statements of Norwest and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of LaPorte and subsidiary as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, have been included herein in reliance upon the report of Coopers & Lybrand, independent certified public accountants, included herein and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

      A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Merger Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley
  S. Stroup, Executive Vice President and General Counsel of Norwest Corporation. At March 31, 1994, Mr. Stroup was the beneficial owner of 106,971 shares and held options to acquire 215,931 additional shares of Norwest Common Stock.

      Certain federal income tax consequences of the Merger, as described under "THE MERGER--Certain Federal Income Tax Considerations" have been passed upon for LaPorte by its special counsel, Baker & Daniels, Indianapolis, Indiana.


                 NORWEST MANAGEMENT AND ADDITIONAL INFORMATION

      Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993, and Form 10K/A dated May 13, 1994, which are incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of LaPorte desiring copies of such documents may contact Norwest at its address or phone number indicated under "AVAILABLE INFORMATION" above.

                         INDEX TO FINANCIAL STATEMENTS

                         LAPORTE BANCORP AND SUBSIDIARY

                                     -----

                                                         Pages
                                                         -----
Report of Independent Accountants                         F-2

Consolidated Statements of Financial Condition as of
  March 31, 1994 (unaudited) and December 31, 1993 and
  1992                                                    F-3

Consolidated Statements of Income for the three months
  ended March 31, 1994 and 1993 (unaudited)               F-4

Consolidated Statements of Income for the years
  ended December 31, 1993, 1992 and 1991                  F-5

Consolidated Statements of Shareholders' Equity for
  the three months ended March 31, 1994 (unaudited)
  and the years ended December 31, 1993, 1992 and 1991    F-6

Consolidated Statements of Cash Flows for the three
  months ended March 31, 1994 and 1993 (unaudited)        F-7

Consolidated Statements of Cash Flows for the years
  ended December 31, 1993, 1992 and 1991                  F-8

Notes to Consolidated Financial Statements                F-9

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors of LaPorte Bancorp:

We have audited the accompanying consolidated statements of financial condition of LaPorte Bancorp and subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of LaPorte Bancorp and subsidiary as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Note I to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993.



                                       COOPERS & LYBRAND


South Bend, Indiana
January 14, 1994, except as to the information presented in Note P, for which the date is February 7, 1994

                         LAPORTE BANCORP AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
              as of March 31, 1994 and December 31, 1993 and 1992

                                     -----

                                     ASSETS

                                                                               December 31,
                                                            March 31,    -------------------------
                                                              1994           1993           1992
                                                          ------------   ------------   ------------
                                                           (Unaudited)
Cash and due from banks                                   $  4,371,129   $  4,451,870   $  4,904,757
                                                          ------------   ------------   ------------
Federal funds sold                                                  -              -       3,350,000
                                                          ------------   ------------   ------------
Investment securities (Notes A, B, F and K):
   U.S. Government obligations                               8,734,775      7,728,716      4,687,837
   U.S. Government agency obligations                       29,577,897     29,888,382     30,262,794
   Obligations of states and political subdivisions          4,080,593      4,199,201      2,993,004
   Other investment securities                              12,725,851     14,156,606     14,617,651
                                                          ------------   ------------   ------------
         Total investment securities                        55,119,116     55,972,905     52,561,286
                                                          ------------   ------------   ------------
Loans (Notes A, C, F and K)                                 78,670,644     79,146,182     79,154,218
   Less, Allowance for possible loan losses
      (Notes A and D)                                        1,195,834      1,183,525      1,219,160
                                                          ------------   ------------   ------------
         Net loans                                          77,474,810     77,962,657     77,935,058
                                                          ------------   ------------   ------------
Premises and equipment, net (Notes A and E)                  1,524,068      1,568,797      1,620,105
                                                          ------------   ------------   ------------
Other assets (Notes A and I)                                 2,830,058      2,503,394      2,782,456
                                                          ------------   ------------   ------------
         Total assets                                     $141,319,181   $142,459,623   $143,153,662
                                                          ============   ============   ============

                                LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
   Demand deposits                                        $ 16,196,288   $ 17,455,443   $ 16,774,353
   Interest-bearing demand deposits                         26,753,874     27,046,971     25,594,110
   Savings deposits                                         41,328,776     41,280,154     40,570,169
   Time deposits:
      Less than $100,000                                    37,816,111     37,846,893     39,790,348
      $100,000 or more                                       5,000,387      5,048,236      6,723,890
                                                          ------------   ------------   ------------
         Total deposits                                    127,095,436    128,677,697    129,452,870
   Short-term borrowings (Notes B and F)                       900,000        575,000             -
   Long-term debt (Note G)                                   2,342,558      2,382,558      3,410,000
   Accrued expenses and other liabilities
      (Notes H and L)                                        1,234,946      1,153,101      1,692,295
                                                          ------------   ------------   ------------
         Total liabilities                                 131,572,940    132,788,356    134,555,165
                                                          ------------   ------------   ------------
Commitments and contingencies (Note J)

Shareholders' equity (Notes B, G, L and P):
   10% cumulative preferred stock, $50 par value:
      Authorized 50,000 shares; issued 41,526 shares         2,076,300      2,076,300      2,076,300
   Common stock, $1 par value: Authorized 310,000
      shares; issued 273,134 shares                            273,134        273,134        273,134
   Paid-in capital                                           1,825,474      1,825,474      1,825,474
   Retained earnings                                         5,731,122      5,496,359      4,423,589
   Unrealized depreciation of investment securities, net      (159,789)            -              -
                                                          ------------   ------------   ------------
         Total shareholders' equity                          9,746,241      9,671,267      8,598,497
                                                          ------------   ------------   ------------
         Total liabilities and shareholders' equity       $141,319,181   $142,459,623   $143,153,662
                                                          ============   ============   ============

  The accompanying notes are a part of the consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

               for the three months ended March 31, 1994 and 1993

                                                                          1994        1993
                                                                       ----------  -----------
                                                                             (Unaudited)
Interest income:
Interest and fees on loans                                             $1,599,022  $1,790,399
Interest on federal funds sold                                             13,066      13,567
Interest on investment securities:
  U.S. Government obligations                                             104,372      78,055
  U.S. Government agency obligations                                      438,113     542,769
  Obligations of states and political subdivisions                         56,524      43,451
  Other investment securities                                             193,141     197,271
                                                                       ----------  ----------

    Total interest income                                               2,404,238   2,665,512
                                                                       ----------  ----------

Interest expense:
  Deposits (Note F)                                                       996,541   1,158,913
  Short-term borrowings                                                     4,824         603
  Long-term debt                                                           51,559      74,749
                                                                       ----------  ----------

    Total interest expense                                              1,052,924   1,234,265
                                                                       ----------  ----------

    Net interest income                                                 1,351,314   1,431,247

Provision for possible loan losses (Notes A and D)                              -           -
                                                                       ----------  ----------

    Net interest income after provision for possible loan losses        1,351,314   1,431,247
                                                                       ----------  ----------

Other income:
  Service charges on deposit accounts                                      80,200      79,451
  Trust fees                                                               60,000      80,000
  Other operating income                                                   96,856      85,961
  Security gains                                                                -       2,500
                                                                       ----------  ----------

    Total other income                                                    237,056     247,912
                                                                       ----------  ----------

Other expenses:
  Salaries and employee benefits                                          638,024     656,564
  Net occupancy expense                                                   121,013     110,398
  Other operating expenses                                                380,662     383,912
                                                                       ----------  ----------

    Total other expenses                                                1,139,699   1,150,874
                                                                       ----------  ----------

    Income before income taxes                                            448,671     528,285

Income taxes (Notes A and I)                                              162,000     219,000
                                                                       ----------  ----------

    Income before cumulative effect of accounting change                  286,671     309,285

Cumulative effect of change in accounting for income taxes (Note I)             -    (110,000)
                                                                       ----------  ----------

    Net income                                                         $  286,671  $  199,285
                                                                       ==========  ==========

Net income per common share (Note A):
  Income before cumulative effect                                            $.86        $.94
  Cumulative effect                                                             -        (.40)
                                                                       ----------  ----------

    Net income                                                               $.86        $.54
                                                                       ==========  ==========



  The accompanying notes are a part of the consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

              for the years ended December 31, 1993, 1992 and 1991

                                                                           1993         1992         1991
                                                                       ------------  -----------  -----------
Interest income:
 Interest and fees on loans                                            $ 7,132,307   $ 7,798,053  $ 8,000,124
 Interest on federal funds sold                                             48,295        51,635       90,153
 Interest on investment securities:
   U.S. Government obligations                                             361,124       233,450      197,666
   U.S. Government agency obligations                                    1,981,669     2,347,943    2,540,621
   Obligations of states and political subdivisions                        202,117       187,410      186,375
   Other investment securities                                             716,912     1,206,758    1,773,797
                                                                       -----------   -----------  -----------

     Total interest income                                              10,442,424    11,825,249   12,788,736
                                                                       -----------   -----------  -----------

Interest expense:
 Deposits (Note F)                                                       4,427,087     5,634,942    6,842,725
 Short-term borrowings                                                      19,015        19,408       57,705
 Long-term debt                                                            281,306       403,360      470,982
                                                                       -----------   -----------  -----------

     Total interest expense                                              4,727,408     6,057,710    7,371,412
                                                                       -----------   -----------  -----------

     Net interest income                                                 5,715,016     5,767,539    5,417,324

Provision for possible loan losses (Notes A and D)                               -       120,000      635,000
                                                                       -----------   -----------  -----------

     Net interest income after provision for possible loan losses        5,715,016     5,647,539    4,782,324
                                                                       -----------   -----------  -----------

Other income:
 Service charges on deposit accounts                                       338,808       339,968      310,213
 Trust fees                                                                277,062       312,000      288,000
 Other operating income (Note M)                                           487,761       209,211      453,226
 Security gains                                                             31,990        24,281       47,783
                                                                       -----------   -----------  -----------

     Total other income                                                  1,135,621       885,460    1,099,222
                                                                       -----------   -----------  -----------

Other expenses:
 Salaries and employee benefits                                          2,505,103     2,449,793    2,324,358
 Net occupancy expense                                                     477,462       446,600      529,270
 Other operating expenses                                                1,615,672     1,595,062    1,602,421
                                                                       -----------   -----------  -----------

     Total other expenses                                                4,598,237     4,491,455    4,456,049
                                                                       -----------   -----------  -----------

     Income before income taxes                                          2,252,400     2,041,544    1,425,497

Income taxes (Notes A and I)                                               862,000       785,000      487,000
                                                                       -----------   -----------  -----------

     Income before minority interest                                     1,390,400     1,256,544      938,497

Minority interest in earnings of
 bank subsidiary (Notes A and N)                                                 -       203,217      165,929
                                                                       -----------   -----------  -----------

     Income before cumulative effect of accounting change                1,390,400     1,053,327      772,568

Cumulative effect of change in accounting for income taxes (Note I)       (110,000)            -            -
                                                                       -----------   -----------  -----------

     Net income                                                        $ 1,280,400   $ 1,053,327  $   772,568
                                                                       ===========   ===========  ===========

Net income per common share (Note A):
 Income before cumulative effect                                             $4.33         $3.38        $2.33
 Cumulative effect                                                            (.40)            -            -
                                                                       -----------   -----------  -----------

     Net income                                                              $3.93         $3.38        $2.33
                                                                       ===========   ===========  ===========


  The accompanying notes are a part of the consolidated financial statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

               for the three months ended March 31, 1994 and the
                  years ended December 31, 1993, 1992 and 1991
                                    ______

                                                        Floating                                      Unrealized
                                  10%         12%         Rate                                       Depreciation
                               Cumulative  Cumulative  Cumulative                                         of           Total
                               Preferred   Preferred    Preferred   Common    Paid-in     Retained    Investment   Shareholders'
                                 Stock       Stock        Stock     Stock     Capital     Earnings    Securities       Equity
                               ----------  ----------  ----------  --------  ---------   ----------  ------------   ------------
BALANCE, JANUARY 1, 1991       $1,995,300   $ 1,000     $ 80,000   $242,078  $1,102,312  $3,012,513     $      -     $6,433,203
  Net income                           -         -            -          -           -      772,568            -        772,568
  Preferred stock conversion
    (Note L)                       81,000    (1,000)     (80,000)        -           _           -             -             -
  Cash dividends, 12%
    cumulative preferred
    stock                              -         -            -          -           -          (60)           -            (60)
  Cash dividends, floating
    rate cumulative preferred
    stock, 12% minimum                 -         -            -          -           -       (4,800)           -         (4,800)
  Cash dividends, 10%
    cumulative preferred
    stock                              -         -            -          -           -     (202,734)           -       (202,734)
                               ----------   -------     --------   --------  ----------  ----------     ---------    ----------
BALANCE, DECEMBER 31, 1991      2,076,300        -            -     242,078   1,102,312   3,577,487            -      6,998,177
  Net income                           -                                 -           -    1,053,327            -      1,053,327
  Cash dividends, 10%
    cumulative preferred
    stock                              -         -            -          -           -     (207,225)           -       (207,225)
  Issuance of 31,056 shares
    of common stock in
    connection with the
    acquisition of minority
    interest in bank
    subsidiary (Note N)                -         -            -      31,056     723,162          -             -        754,218
                               ----------   -------     --------   --------  ----------  ----------     ---------    ----------
BALANCE, DECEMBER 31, 1992      2,076,300        -            -     273,134   1,825,474   4,423,589            -      8,598,497
  Net income                           -         -            -          -           -    1,280,400            -      1,280,400
  Cash dividends, 10%
    cumulative preferred
    stock                              -         -            -          -           -     (207,630)           -       (207,630)
                               ----------   -------     --------   --------  ----------  ----------     ---------    ----------
BALANCE, DECEMBER 31, 1993      2,076,300        -            -     273,134   1,825,474   5,496,359            -      9,671,267
                               ----------   -------     --------   --------  ----------  ----------     ---------    ----------
  Net income (unaudited)               -         -            -          -           -      286,671            -        286,671
  Cash dividends, 10%
    cumulative preferred
    stock (unaudited)                  -         -            -          -           -      (51,908)           -        (51,908)
  Unrealized depreciation of
    investment securities
    carried at market, net of
    deferred income taxes
    (Note B) (unaudited)               -         -            -          -           -           -       (159,789)     (159,789)
                               ----------   -------     --------   --------  ----------  ----------     ---------    ----------
BALANCE, MARCH 31, 1994
 (unaudited)                   $2,076,300   $    -      $     -    $273,134  $1,825,474  $5,731,122     $(159,789)   $9,746,241
                               =========    =======     ========   ========  ==========  ==========     =========    ==========

  The accompanying notes are a part of the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               for the three months ended March 31, 1994 and 1993
                                     -----

                                                                                  1994           1993
                                                                              -------------  -------------
                                                                                      (Unaudited)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  Net income                                                                  $   286,671    $   199,285
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization of premises and equipment                        46,871         38,817
    Amortization of goodwill                                                        8,755          8,755
    Deferred income taxes                                                               -        110,000
    Security gains                                                                      -         (2,500)
    Gain on disposal of equipment                                                       -         (1,182)
    Amortization of premiums and accretion of discounts, net                       76,136         78,780
    Amortization of deferred loan fees and costs                                  (33,930)       (37,783)
    Loan origination fees collected, net of costs                                  10,231         19,025
    Increase in other assets                                                     (253,102)      (174,788)
    Increase in accrued expenses and other liabilities                             81,845        168,076
                                                                              -----------    -----------
        Net cash provided by operating activities                                 223,477        406,485
                                                                              -----------    -----------
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
  Proceeds from sales of investment securities                                          -        102,500
  Proceeds from maturities of investment securities                             2,645,078      8,220,680
  Purchase of investment securities                                            (2,109,531)    (7,622,875)
  Net increase in loans made to customers and principal collections on loans   (1,084,425)    (3,392,819)
  Loans sold to others                                                          1,595,971      1,017,933
  Cash paid for acquisition of minority interest in bank subsidiary                     -       (285,359)
  Purchase of premises and equipment                                               (2,142)        (7,225)
  Proceeds from sale of equipment                                                       -          5,448
                                                                              -----------    -----------
        Net cash (used in) investing activities                                 1,044,951     (1,961,717)
                                                                              -----------    -----------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Net decrease in demand deposits, NOW accounts and savings deposits           (1,503,630)      (565,921)
  Net decrease in certificates of deposit                                         (78,631)    (1,264,546)
  Net increase in short-term borrowings                                           325,000        549,363
  Payments on long-term debt                                                      (40,000)       (85,000)
  Dividends paid on preferred stock                                               (51,908)       (51,908)
                                                                              -----------    -----------
        Net cash (used in) financing activities                                (1,349,169)    (1,418,012)
                                                                              -----------    -----------
        Decrease in cash and cash equivalents                                     (80,741)    (2,973,244)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                  4,451,870      8,254,757
                                                                              -----------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                      $ 4,371,129    $ 5,281,513
                                                                              ===========    ===========

Disclosure of accounting policy:

  For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are purchased and sold for periods of one to thirty days.

Supplemental disclosures of cash flow information:

  Cash paid during the period for:

    Interest                                         $   960,350    $ 1,087,549
    Income taxes                                         173,895        302,500

  The accompanying notes are a part of the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              for the years ended December 31, 1993, 1992 and 1991
                                     -----


                                                                             1993          1992          1991
                                                                        ------------  ------------  ------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  Net income                                                            $  1,280,400  $  1,053,327  $    772,568
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization of premises and equipment                  179,945       175,075       190,410
    Amortization of goodwill                                                  35,021        35,021        35,021
    Provision for possible loan losses                                            -        120,000       635,000
    Deferred income taxes                                                     54,000       (53,000)       30,700
    Deferred compensation                                                     11,312        60,000        60,000
    Minority interest in earnings of bank subsidiary                              -        203,217       165,929
    Security gains                                                           (31,990)      (24,281)      (47,783)
    (Gain) loss on disposal of equipment                                      (1,182)           -          4,135
    Amortization of premiums and accretion of discounts, net                 292,281       240,551        71,035
    Amortization of deferred loan fees and costs                            (220,958)     (280,253)     (162,863)
    Loan origination fees collected, net of costs                            166,143       331,414       237,877
    Decrease in other assets                                                 190,041       201,110       164,583
    Increase (decrease) in accrued expenses and other liabilities           (245,230)       18,255       117,773
                                                                        ------------  ------------  ------------
      Net cash provided by operating activities                            1,709,783     2,080,436     2,274,385
                                                                        ------------  ------------  ------------
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
  Proceeds from sales of investment securities                             1,647,187     1,000,000     6,052,109
  Proceeds from maturities of investment securities                       19,253,880    25,823,728    25,001,698
  Purchase of investment securities                                      (24,572,977)  (27,747,877)  (26,410,833)
  Net increase in loans made to customers and principal collections
   on loans                                                              (12,445,422)   (6,741,233)  (13,689,121)
  Loans sold to others                                                    12,472,638     6,221,349     5,221,894
  Cash paid for acquisition of minority interest in bank subsidiary         (285,359)     (611,746)           -
  Purchase of premises and equipment                                        (152,820)     (144,131)      (77,517)
  Proceeds from sale of equipment                                              5,448            -             -
                                                                        ------------  ------------  ------------
      Net cash (used in) investing activities                             (4,077,425)   (2,199,910)   (3,901,770)
                                                                        ------------  ------------  ------------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Net increase in demand deposits, NOW accounts and savings deposits       2,843,936     7,096,594     1,444,037
  Net decrease in certificates of deposit                                 (3,619,109)   (3,615,333)   (2,984,996)
  Net increase (decrease) in short-term borrowings                           575,000      (640,420)     (650,558)
  Payments on long-term debt                                              (1,027,442)     (520,000)     (500,000)
  Dividends paid on preferred stock                                         (207,630)     (207,630)     (201,378)
  Dividends paid by Bank to minority interest                                     -        (48,614)      (64,818)
                                                                        ------------  ------------  ------------
      Net cash provided by (used in) financing activities                 (1,435,245)    2,064,597    (2,957,713)
                                                                        ------------  ------------  ------------
      Increase (decrease) in cash and cash equivalents                    (3,802,887)    1,945,123    (4,585,098)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                               8,254,757     6,309,634    10,894,732
                                                                        ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                  $  4,451,870  $  8,254,757  $  6,309,634
                                                                        ============  ============  ============

Disclosure of accounting policy:

  For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are purchased and sold for periods of one to thirty days.

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                            $  4,762,847  $  6,189,272  $  7,524,873
    Income taxes                                                           1,103,854       584,923       584,923

Noncash investing and financing activities:
  Acquisition of minority interest in bank subsidiary:
    Fair value of assets acquired                                                  -     1,773,112             -
    Liabilities incurred                                                           -      (285,359)            -
    Common shares issued                                                           -      (754,218)            -
    Direct acquisition costs deferred during 1991                                  -       (71,033)            -
    Conversion of 12% and floating rate cumulative preferred stock
     into 10% cumulative preferred stock                                           -             -        81,000

  The accompanying notes are a part of the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Amounts and disclosures as of March 31, 1994 and for the three months ended March 31, 1994 and 1993 are unaudited)
                                     -----

Note A:  ACCOUNTING POLICIES.
- ------

      The following is a summary of the accounting policies which have a significant effect on the consolidated financial statements.

          PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of LaPorte Bancorp (the "Company") and LaPorte Bank and Trust Company (the "Bank"), its wholly-owned subsidiary. Prior to October 15, 1992, the Company owned 82.7% of the Bank (see Note N). The Company's investment in the Bank exceeded its equity in the underlying net assets by $663,238, $671,993 and $707,014 at March 31, 1994, December 31, 1993 and December 31, 1992, respectively. This excess is included in other assets in the consolidated statements of financial condition and is being amortized over a period of 40 years on a straight-line basis.

          INVESTMENT SECURITIES - Effective January 1, 1994, the Company adopted, on a prospective basis, Statements of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), and revised its investment securities accounting policy. Securities that may be sold as part of the Company's assets/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized holding gains and losses on such securities are reported net of related deferred income taxes as a separate component of shareholders' equity. Securities that the Company has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis.

           Prior to January 1, 1994, all debt securities were carried at amortized cost.

          PREMISES AND EQUIPMENT - Premises and equipment are carried at cost less accumulated depreciation and amortization. For financial accounting purposes, depreciation and amortization are determined using both accelerated and straight-line methods.

          LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES - Interest income on loans is recognized when earned, generally based on the principal balance outstanding. Loans are placed on a non-accrual basis when, in the opinion of management, uncertainty exists as to the ultimate collection of such interest.

           Loan origination and commitment fees and direct loan origination costs are deferred and the net amount is amortized to interest income generally over the contractual life of the related loan or commitment.

           The allowance for possible loan losses is increased by the provision for possible loan losses and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for possible loan losses based on management's evaluation of the loan portfolio and prevailing and anticipated economic conditions.

          LEASING - Direct financing leases are accounted for by the finance method of accounting, whereby the aggregate amount of all lease payments and the estimated residual value of the equipment, less any unearned income, are recorded as a receivable. Unearned income, the excess of the lease payments and estimated residual value of the equipment over the investment in the equipment, is recorded as income using the simple interest method.

          FEDERAL INCOME TAXES - Effective January 1, 1993, the Company adopted
           Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

           Prior to 1993, the Company accounted for income taxes using the deferred method (see Note I).

           (Amounts and disclosures as of March 31, 1994 and for the three months ended March 31, 1994 and 1993 are unaudited)
                                     -----


Note A:  ACCOUNTING POLICIES, Concluded.
- ------

           The Company and the Bank file consolidated income tax returns pursuant to an agreement between the two parties. Under the terms of such agreement, the Bank is required to pay to the Company its current federal income tax (exclusive of any deferred income taxes) computed on the separate return method.

          NET INCOME PER COMMON SHARE - Net income per common share is based on net income after preferred dividend requirements. The weighted average number of common shares used in the computation were 273,134 shares for the three months ended March 31, 1994 and 1993 and 273,134 shares, 249,842 shares and 242,078 shares for the years ended December 31, 1993, 1992 and 1991, respectively.



Note B:  INVESTMENT SECURITIES.
- ------

      In May 1993, the Financial Accounting Standards Board issued Statement of
        Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). This statement modified the financial accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Securities are to be classified as either held-to-maturity and reported at amortized cost, trading and reported at fair value (with unrealized gains and losses included in current earnings), or available-for-sale and reported at fair value (with unrealized gains and losses excluded from current earnings and reported as a separate component of shareholders' equity).

      The Company adopted SFAS 115 as of January 1, 1994. As a result, the amortized cost of securities classified as available-for-sale was decreased by $242,106 to record them at their then fair value with a corresponding decrease to shareholders' equity of $159,789, net of applicable deferred income taxes. The Company had no trading securities as of March 31, 1994.

      The amortized cost and estimated aggregate fair value of investment securities classified as available-for-sale and held to maturity at March 31, 1994 are as follows:

                                            Available-For-Sale
                             -------------------------------------------------
                                            Gross        Gross      Estimated
                                          Unrealized  Unrealized    Aggregate
                              Amortized    Holding      Holding       Fair
                                Cost        Gains       Losses        Value
                             -----------  ----------  -----------  -----------
  U.S. Government
    and agency
    obligations              $23,553,480    $139,053   $(190,178)  $23,502,355

  Mortgage-backed
    securities                26,944,650     208,483    (399,465)   26,753,668

  FHLB stock                     682,500           -           -       682,500

  Other debt
    securities                   100,000           -           -       100,000
                             -----------  ----------  ----------   -----------

            Totals           $51,280,630    $347,536   $(589,643)  $51,038,523
                             ===========  ==========  ==========   ===========

           (Amounts and disclosures as of March 31, 1994 and for the three months ended March 31, 1994 and 1993 are unaudited)
                                     -----



Note B:  INVESTMENT SECURITIES, Continued.
- ------


                                     Held-To-Maturity
                      ----------------------------------------------
                                    Gross       Gross     Estimated
                                  Unrealized  Unrealized  Aggregate
                      Amortized    Holding      Holding      Fair
                         Cost       Gains       Losses       Value
                      ----------  ----------  ----------  ----------

  Obligations of
    states and
    political sub-
    divisions         $4,080,593     $23,699  $(100,433)  $4,003,859
                      ==========     =======  =========   ==========


      The amortized cost and estimated aggregate fair value of investment securities classified as available-for-sale and held-to-maturity at March 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                 Available-For-Sale         Held-To-Maturity
                              -----------------------  ----------------------------
                                           Estimated                   Estimated
                                           Aggregate                   Aggregate
                               Amortized      Fair      Amortized         Fair
                                 Cost         Value        Cost          Value
                              -----------  -----------  ----------  ----------------

      Due in one year
        or less               $ 3,026,719  $ 3,060,313  $  180,000        $  181,079

      Due after one year
        through five years     14,094,962   14,045,011     544,901           560,858

      Due after five years
        through ten years       6,431,799    6,397,031   2,501,646         2,448,508

      Due after ten years         782,500      782,500     854,046           813,414

      Mortgage-backed
        securities             26,944,650   26,753,668           -                 -
                              -----------  -----------  ----------        ----------

          Totals              $51,280,630  $51,038,523  $4,080,593        $4,003,859
                              ===========  ===========  ==========        ==========

           (Amounts and disclosures as of March 31, 1994 and for the three months ended March 31, 1994 and 1993 are unaudited)

                                     -----


Note B:  INVESTMENT SECURITIES, Continued.
- ------

      The amortized cost and estimated market value of investment securities at December 31, 1993 are as follows:

                                     Gross       Gross      Estimated
                       Amortized   Unrealized  Unrealized     Market
                         Cost        Gains       Losses        Value
                      -----------  ----------  -----------  -----------
  U.S. Government
    and agency
    obligations       $21,550,994    $268,941    $(46,435)  $21,773,500

  Obligations of
    states and
    political sub-
    divisions           4,199,201     110,545      (5,746)    4,304,000

  Corporate
    securities            301,174        --          (174)      301,000

  Mortgage-backed
    securities         29,139,036     441,791     (35,827)   29,545,000

  FHLB stock              682,500        --          --         682,500

  Other debt
    securities            100,000        --          --         100,000
                      -----------  ----------  ----------   -----------

      Totals          $55,972,905    $821,277    $(88,182)  $56,706,000
                      ===========    ========    ========   ===========


      The amortized cost and estimated market value of investment securities at December 31, 1992 are as follows:

                                     Gross       Gross      Estimated
                       Amortized   Unrealized  Unrealized     Market
                         Cost        Gains       Losses        Value
                      -----------  ----------  -----------  -----------
  U.S. Government
    and agency
    obligations       $15,746,593  $  317,378   $  (8,971)  $16,055,000

  Obligations of
    states and
    political sub-
    divisions           2,993,004      39,594     (56,598)    2,976,000

  Corporate
    securities            959,000       3,500        --         962,500

  Mortgage-backed
    securities         30,980,189     699,484     (48,673)   31,631,000

  FHLB stock              682,500        --          --       682,500

  Other debt
    securities          1,200,000        --          --     1,200,000
                      -----------  ----------  ----------   -----------

      Totals          $52,561,286  $1,059,956   $(114,242)  $53,507,000
                      ===========  ==========   =========   ===========

           (Amounts and disclosures as of March 31, 1994 and for the three months ended March 31, 1994 and 1993 are unaudited)

                                     -----



Note B:  INVESTMENT SECURITIES, Concluded.
- ------

         Proceeds from sales of investments in debt securities during the three months ended March 31, 1993 and the years ended December 31, 1993, 1992 and 1991 were $102,500, $1,647,187, $1,000,000 and $6,052,109, respectively. Gross gains of $2,500, $31,990, $24,281 and $47,783 were realized on those sales during the three months ended March 31, 1993 and the years ended December 31, 1993, 1992 and 1991, respectively. There were no sales of investments in debt securities for the three months ended March 31, 1994.

         Investment securities with carrying values of $1,044,531, $1,033,254 and $1,521,298 were pledged as collateral for short-term borrowings as required or permitted by law at March 31, 1994, December 31, 1993 and December 31, 1992, respectively.



Note C:  LOANS.
- ------
         Loans consisted of the following at March 31, 1994, December 31, 1993 and December 31, 1992:


                                                              December 31,
                                            March 31,   ------------------------
                                              1994         1993         1992
                                           -----------  -----------  -----------

           Commercial                      $33,577,585  $33,529,866  $30,519,056
           Real estate mortgage             29,739,823   31,257,249   35,051,633
           Installment                      15,144,146   14,100,418   13,300,190
           Direct financing leases             369,966      443,224      523,227
                                           -----------  -----------  -----------

                                            78,831,520   79,330,757   79,394,106
              Less:  Deferred loan fees        160,876      184,575      239,390
                     Unearned income            --           --              498
                                           -----------  -----------  -----------

                                           $78,670,644  $79,146,182  $79,154,218
                                           ===========  ===========  ===========


         Non-accrual loans at March 31, 1994, December 31, 1993 and December 31,
           1992 aggregated approximately $30,000, $74,000 and $116,000, respectively, all of which are collateralized. Interest income for the three months ended March 31, 1994 and 1993 and the years ended December 31, 1993, 1992 and 1991 would have increased by approximately $600, $700, $1,900, $7,500 and $80,000, respectively, if these loans accrued interest at their full contract rate.

         The Bank has extended loans to certain officers and directors of the Bank and the Company and to their associates aggregating $826,000, $579,749 and $803,163 at March 31, 1994, December 31, 1993 and
           December 31, 1992, respectively. During 1993, $521,503 of new loans were made and repayments totaled $744,917.

           (Amounts and disclosures as of March 31, 1994 and for the three months ended March 31, 1994 and 1993 are unaudited)

                                     -----


Note D:  ALLOWANCE FOR POSSIBLE LOAN LOSSES.
- ------

      The following is an analysis of the allowance for possible loan losses:

                                           Three Months Ended
                                                March 31,                 Year Ended December 31,
                                         ------------------------  -------------------------------------
                                            1994         1993         1993         1992         1991
                                         -----------  -----------  -----------  -----------  -----------

      Balance, beginning of period       $1,183,525   $1,219,160   $1,219,160   $1,096,836   $1,239,227
          Provision for possible loan
           losses                             --           --           --         120,000      635,000
          Loans charged off                 (20,076)      (9,004)    (106,303)     (95,353)    (855,262)
          Loan recoveries                    32,385       13,538       70,668       97,677       77,871
                                         ----------   ----------   ----------   ----------   ----------

      Balance, end of period             $1,195,834   $1,223,694   $1,183,525   $1,219,160   $1,096,836
                                         ==========   ==========   ==========   ==========   ==========

Note E:  PREMISES AND EQUIPMENT.
- ------

      Premises and equipment, at cost less accumulated depreciation and amortization, consisted of the following at March 31, 1994 and December 31, 1993 and 1992:

                                               March 31,        December 31,
                                               ----------  ----------------------
                                                  1994        1993        1992
                                               ----------  ----------  ----------

          Land                                 $  447,522  $  447,522  $  447,522
          Buildings and improvements            1,911,475   1,950,843   1,895,625
          Furniture, fixtures and equipment       495,176     549,464     625,352
                                               ----------  ----------  ----------

                                                2,854,173   2,947,829   2,968,499
            Less, Accumulated deprecia-
            tion and amortization               1,330,105   1,379,032   1,348,394
                                               ----------  ----------  ----------

              Premises and equipment, net      $1,524,068  $1,568,797  $1,620,105
                                               ==========  ==========  ==========


Note F:  TIME DEPOSITS AND SHORT-TERM BORROWINGS.
- ------

      Interest expense on time deposits in denominations of $100,000 or more was $67,125 and $90,007 for the three months ended March 31, 1994 and 1993, respectively, and $251,806, $463,939 and $756,521 for the years ended December 31, 1993, 1992 and 1991, respectively .

      Short-term borrowings and their weighted average interest rates as of March 31, 1994 and December 31, 1993 were as follows:

                             March 31,  December 31,
                               1994        1993
                             ---------  ------------

          Federal funds
           purchased         $600,000   $275,000
          Advances from
           Federal Home
           Loan Bank          300,000    300,000
                             --------    -------

            Total            $900,000   $575,000
                             ========   ========

            Weighted
             average
             interest rate       4.71%      4.82%
                               ======    =======

           (Amounts and disclosures as of March 31, 1994 and for the three months ended March 31, 1994 and 1993 are unaudited)

                                     -----


Note F:  TIME DEPOSITS AND SHORT-TERM BORROWINGS, Concluded.
- ------

      During 1992, the Bank became a member of the Federal Home Loan Bank
        ("FHLB") and made a required investment of $682,500 in FHLB stock. Pursuant to an Advances, Pledge and Security Agreement (the "Agreement") between the Bank and the FHLB of Indianapolis, the Bank may apply for available advances from the FHLB of Indianapolis of up to $8,250,000. Advances outstanding under the Agreement bear interest at variable rates of interest and are collateralized by FHLB stock and specified mortgage loans and mortgage-backed securities.

      There were no FHLB advances outstanding under the above Agreement nor other short-term borrowings outstanding at December 31, 1992.



Note G:  LONG-TERM DEBT.
- ------

      Long-term debt consisted of the following at March 31, 1994, December 31, 1993 and December 31, 1992:

                                                    March 31,       December 31,
                                                   ---------  ------------------------
                                                     1994       1993          1992
                                                     ----       ----          ----
          Term loan, principal payable in
            increasing quarterly install-
            ments ranging from $35,000 to
            $80,000 through July 10, 1998
            with the remaining balance pay-
            able October 10, 1998, plus
            interest at 9.74% per annum
            through July 30, 1992 and at
            the prime rate thereafter;
            collateralized by all the Bank's
            issued and outstanding common
            shares.                             $1,392,558    $1,432,558    $2,010,000

          Subordinated notes, interest at
            12.5% payable quarterly, with
            annual principal payments rang-
            ing from $400,000 to $500,000
            through November 15, 1995.             950,000       950,000     1,350,000

          Other                                      --             --          50,000
                                                ----------     ----------    ---------

                Total                           $2,342,558    $2,382,558    $3,410,000
                                                ==========     ==========  ===========

      The term loan agreement, as amended January 6, 1992, contains certain restrictions, including maintenance of a minimum leverage ratio by the Company and a minimum risk-based capital ratio by the Bank and prescribed maximum allowable levels of non-performing loans and loan to equity ratio. The term loan agreement also prohibits the payment of cash dividends on the Company's common stock, limits the aggregate amount of annual cash dividends and redemptions of the Company's preferred stock to $350,000 and limits the purchase or redemption of any class of the Company's capital stock to an aggregate amount of $600,000 while borrowings are outstanding under this agreement. In addition, the agreement also requires annual mandatory principal prepayments on July 10 of each year, commencing in 1993, in amounts equal to the Bank's net income for the immediately preceding year in excess of $1,000,000. Such annual mandatory prepayments are applied to the unpaid quarterly installments of the term loan in inverse order of maturity. On July 10, 1994, a mandatory prepayment of approximately $481,000 will be due.

           (Amounts and disclosures as of March 31, 1994 and for the three months ended March 31, 1994 and 1993 are unaudited)

                                     -----



Note G:  LONG-TERM DEBT, Concluded.
- ------

         Payments of principal and interest on the subordinated notes are subordinate to other liabilities of the Bank. The subordinated note agreement contains certain restrictions, including limitations on the Bank's incurrence of additional indebtedness and payment of dividends, other than stock dividends. As of December 31, 1993, approximately $2,545,000 of the Bank's undivided profits was available for the payment of cash dividends.

         Annual maturities of long-term debt for each of the next five years ending December 31, including the mandatory prepayment of the term loan due in 1994, are as follows: 1994 - $1,091,000; 1995 - $680,000;
           1996 - $200,000; 1997 - $220,000 and 1998 - $191,558.



Note H:  BENEFIT PLANS.
- ------

         The Bank has a defined benefit pension plan which covers substantially all full-time employees. Benefits under the plan are based on a fixed percentage of the participant's average compensation over the five consecutive calendar years producing the highest compensation multiplied by the number of years of service. The Bank's policy is to fund costs accrued on a current basis. Plan assets consist of fixed income and equity investments.

         Net pension expense for the years ended December 31, 1993, 1992 and 1991 included the following components:


                                                1993       1992       1991
                                                ----       ----       ----
            Service cost benefits
              earned during the year          $ 63,417   $ 66,220   $ 39,354
            Interest cost on projected
              benefit obligation                58,134     61,209     48,692
            Return on plan assets              (13,233)   (30,488)   (23,988)
            Net amortization and
              deferral                         (28,700)   (25,416)   (31,921)
                                              --------   --------   --------

                  Net pension expense         $ 79,618   $ 71,525   $ 32,137
                                              ========   ========   ========


           (Amounts and disclosures as of March 31, 1994 and for the three months ended March 31, 1994 and 1993 are unaudited)

                                     -----

Note H:  BENEFIT PLANS, Concluded.
- ------

      The following table sets forth the actuarial present value of benefit obligations and the funded status of the plan as of December 31, 1993 and 1992:

                                                   1993        1992
                                                ----------  ----------
          Accumulated benefit obligation,
            including vested benefits of
            $398,080 and $535,073 in 1993
            and 1992, respectively              $ 427,178   $ 591,425
                                                =========   =========

          Projected benefit obligation for
            service rendered to date            $(871,410)  $(950,431)

          Plan assets at fair value               510,569     678,817
                                                ---------   ---------

          Projected benefit obligation
            in excess of plan assets             (360,841)   (271,614)

          Unrecognized net loss from past
            experience different from that
            assumed and effects of changes
            in assumptions                        319,861     247,811

          Remaining unrecognized transi-
            tion net asset from January 1,
            1989, being recognized
            over 21 years                          (9,015)     (9,589)
                                                ---------   ---------

              Accrued pension costs included
                in accrued expenses and
                other liabilities               $ (49,995)  $ (33,392)
                                                =========   =========

      The projected benefit obligation was determined using an assumed discount rate of 6.50% for 1993 and 6.75% for 1992. The assumed rate of expected future salary increases was 5% and the expected rate of return on plan assets was 8% for both years.

      The discount rate used to determine both the 1993 and 1992 projected benefit obligation was decreased to more closely approximate current rates on high-quality long-term obligations. The effect of this change was to increase vested benefits, accumulated benefit obligation and projected benefit obligation by $17,110, $19,144 and $45,917, respectively, at December 31, 1993 and $35,489, $41,127 and $82,182,
        respectively, at December 31, 1992.

      In addition, the Bank maintains a trusteed defined contribution profit sharing plan which covers substantially all employees. Discretionary employer contributions are authorized by the Bank's Board of Directors. The profit sharing plan also allows eligible employees to voluntarily contribute a percentage of their compensation by salary reduction with the Bank contributing a discretionary percentage of eligible employee contributions. Profit sharing expense under this plan for the three months ended March 31, 1994 and 1993 aggregated $15,000 and $9,000, respectively, and for the years ended December 31, 1993, 1992 and 1991 aggregated $59,000, $56,000 and $58,000, respectively.

      The Bank has deferred compensation agreements with one current and one retired key executive which provide for supplemental benefits payable during fixed periods after their retirement from the Bank. The estimated present value of the liability for these deferred compensation agreements is accrued and aggregated $275,299, $292,601 and $289,771 as of March 31, 1994, December 31, 1993 and December 31, 1992, respectively. The Bank maintains life insurance policies for these key executives to provide a portion of the funding for the related deferred compensation obligations. Deferred compensation expense under these agreements aggregated $11,312, $60,000 and $60,000 for the years ended December 31, 1993, 1992 and 1991, respectively. There was no deferred compensation expense recorded under these agreements for the three months ended March 31, 1994 and 1993.

           (Amounts and disclosures as of March 31, 1994 and for the three months ended March 31, 1994 and 1993 are unaudited)

                                     -----



Note I:  INCOME TAXES.
- ------

         Income taxes for the three months ended March 31, 1994 and 1993 and the years ended December 31, 1993, 1992 and 1991 consist of the following:


                                                     Three Months Ended
                                                         March 31,                  Year Ended December 31,
                                                    ---------------------     -----------------------------------
                                                      1994         1993         1993         1992          1991
                                                      ----         ----         ----         ----          ----
         Federal:
           Current                                  $120,000     $164,000     $715,000     $620,000      $321,300
           Deferred                                     -            -         (56,000)     (53,000)       30,700
                                                    --------     --------     --------     --------      --------
                                                     120,000      164,000      659,000      567,000       352,000
         State                                        42,000       55,000      203,000      218,000       135,000
                                                    --------     --------     --------     --------      --------
             Total                                  $162,000     $219,000     $862,000     $785,000      $487,000
                                                    ========     ========     ========     ========      ========


         The following is a reconciliation of the computed statutory federal income tax applicable to income before income taxes to the actual income tax provision for the three months ended March 31, 1994 and 1993 and the years ended December 31, 1993, 1992 and 1991:


                                                     Three Months Ended
                                                         March 31,                  Year Ended December 31,
                                                    ---------------------     -----------------------------------
                                                      1994         1993         1993         1992          1991
                                                      ----         ----         ----         ----          ----
         Computed statutory tax (34%)               $152,500     $179,600     $765,800     $694,100      $484,700
         Increase (decrease) resulting from:
           Tax-exempt interest                       (21,100)     (17,200)     (70,400)     (67,400)      (68,600)
           State income taxes, net of
             federal income tax benefit               27,700       36,300      134,000      143,900        89,100
           Alternative minimum tax credits
             realized                                   -            -            -            -          (50,800)
           Amortization of goodwill                    3,000        3,000       11,900       11,900        11,900
           Other, net                                   (100)      17,300       20,700        2,500        20,700
                                                    --------     --------     --------     --------      --------
             Actual income tax provision            $162,000     $219,000     $862,000     $785,000      $487,000
                                                    ========     ========     ========     ========      ========


         Effective January 1, 1993, the Company adopted Statement of Financial
           Accounting Standards No. 109, "Accounting for Income Taxes", which required a change from the deferred to the liability method of accounting for deferred income taxes. The cumulative effect of this accounting change on years prior to 1993 was a decrease in net income of $110,000 which has been included in the results of operations for 1993. The effect of this change on net income for the year ended December 31, 1993 and the three months ended March 31, 1993, excluding the cumulative effect discussed above, was not material.

         Prior to 1993, the Company accounted for deferred income taxes under the provisions of Accounting Principles Board Opinion No. 11 using the deferred method of accounting whereby deferred income taxes were provided for significant timing differences in the recognition of revenue and expenses for financial reporting and tax purposes. For the years ended December 31, 1992 and 1991, the tax effect of those timing differences consisted of the following: Accretion of discounts on investment securities $19,600 and $12,100, deferred compensation ($20,400) and ($20,400), provision for possible loan losses ($40,800) and $56,000 and other timing differences ($11,400) and ($17,000), respectively.

           (Amounts and disclosures as of March 31, 1994 and for the three months ended March 31, 1994 and 1993 are unaudited)

                                     -----



Note I:  INCOME TAXES, Concluded.
- ------

         Deferred tax assets of $301,300, $219,000 and $273,000 at March 31,
           1994, December 31, 1993 and December 31, 1992, respectively, are included in other assets in the consolidated statements of financial condition and are net of deferred tax liabilities aggregating approximately $42,000, $42,000 and $101,000, respectively. The type of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to significant portions of deferred tax assets or liabilities are accretion of discounts on investment securities, deferred compensation, depreciation, the allowance for possible loan losses and for the three months ended March 31, 1994, unrealized depreciation of investment securities.



Note J:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK.
- ------

         The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial con-dition. The aggregate dollar amount of the instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the dollar amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet financial instruments.

         The total amount of financial instruments with off-balance-sheet risk as of March 31, 1994 and December 31, 1993 and December 31, 1992 is as follows:


                                           March 31,         December 31,
                                          -----------  ------------------------
                                             1994         1993         1992
                                             ----         ----         ----

             Loan commitments             $15,938,000  $18,223,000  $15,184,000
             Standby letters of credit        389,000      362,000      444,000

      Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include marketable securities, accounts receivable, inventories, property, plant and equipment, and income-producing commercial properties.

      Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved and collateral obtained in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

           (Amounts and disclosures as of March 31, 1994 and for the three months ended March 31, 1994 and 1993 are unaudited)

                                     -----


Note K:  CONCENTRATIONS OF CREDIT RISK.
- ------

         Most of the Bank's commercial, real estate mortgage and installment loan activity is with customers located in northwest Indiana with a major concentration in agricultural lending.

         Generally, the loans are collateralized by real estate and equipment.
           The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The Bank's policy for requiring collateral is dependent upon management's credit evaluation of the borrower.

         The mortgage-backed securities held by the Bank consist principally of FNMA, GNMA and FHLMC pass-through certificates which are guaranteed by those respective agencies of the United States government.


Note L:  SHAREHOLDERS' EQUITY.
- ------

         During 1991, all of the Company's remaining issued and outstanding shares of 12% cumulative and floating rate cumulative preferred stock were exchanged for 1,620 shares of its 10% cumulative preferred stock.


Note M:  OTHER OPERATING INCOME.
- ------

         Other operating income for the year ended December 31, 1991 includes a $250,000 option fee received by the Company in conjunction with the termination of a proposed merger agreement with another financial institution.


Note N:  ACQUISITION.
- ------

         At a special meeting of shareholders held on June 4, 1992, the shareholders of the Bank approved an Agreement and Plan of Merger (the "Merger Agreement") between the Bank, the Company and LaPorte Interim Bank, a newly formed wholly-owned subsidiary of the Company, providing for the merger of the Bank and LaPorte Interim Bank. Under the Merger Agreement, which was approved by the Indiana Department of Financial Institutions on October 15, 1992, each share of the Bank's common stock, other than those shares owned by the Company or those Bank shareholders who properly exercised their dissenters' rights, was converted into the right to receive 1.75 shares of the Company's common stock. Following the merger, LaPorte Interim Bank, as the surviving bank, changed its name to LaPorte Bank and Trust Company.

         In connection with the merger, which was accounted for as a purchase, the Company issued 31,056 shares of its common stock valued at $754,218 and made aggregate cash payments of $777,814 to dissenting Bank shareholders, including $285,359 which was paid in January, 1993 and is included in accrued expenses and other liabilities in the accompanying consolidated statement of financial condition at December 31, 1992. The total purchase price of $1,722,356, including direct acquisition costs of $190,324, was $50,756 less than the Company's carrying value of the minority interest acquired which has been recorded as a reduction of the Company's previously recorded goodwill.

         Had the Company acquired the minority interest in the Bank at the beginning of 1991, net income and net income per share for the years ended December 31, 1992 and 1991 would have been as follows:


                                        1992       1991
                                        ----       ----

             Net income              $1,258,704  $940,657
                                     ==========  ========

             Net income per share    $     3.85  $   2.68
                                     ==========  ========

                                     -----



Note O:  LAPORTE BANCORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION.
- ------



                       STATEMENTS OF FINANCIAL CONDITION


                                             March 31,          December 31,
                                            ------------  ------------------------
                                                1994         1993         1992
                                                ----         ----         ----
                                            (Unaudited)

ASSETS
- ------

Cash and cash equivalents                   $   296,151   $   102,920  $   343,564
Dividend receivable from bank subsidiary        400,000       200,000      200,000
Investment in bank subsidiary                10,429,871    10,672,388   10,226,514
Investment securities                           100,000       100,000      100,000
Other assets                                     38,014        38,014       38,014
                                            -----------   -----------  -----------

    Total assets                            $11,264,036   $11,113,322  $10,908,092
                                            ===========   ===========  ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
- ------------------------------------

Accrued expenses                            $   125,237   $     9,497  $   299,595
Long-term debt                                1,392,558     1,432,558    2,010,000
                                            -----------   -----------  -----------

    Total liabilities                         1,517,795     1,442,055    2,309,595

Shareholders' equity                          9,746,241     9,671,267    8,598,497
                                            -----------   -----------  -----------

    Total liabilities and
      shareholders' equity                  $11,264,036   $11,113,322  $10,908,092
                                            ===========   ===========  ===========

                                     -----



Note O:  LAPORTE BANCORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION, Continued.
- ------

                              STATEMENTS OF INCOME

                                           Three Months Ended March 31,
                                           ----------------------------
                                                1994        1993
                                             ----------  -----------
                                                   (Unaudited)

Equity in earnings of bank subsidiary        $  317,272  $  338,120
Interest and dividend income                      5,133       5,085
                                             ----------  ----------

  Total income                                  322,405     343,205
                                             ----------  ----------

Interest on long-term debt                       20,922      29,660
Salaries and employee benefits                   11,791      13,487
Other operating expenses                         24,021      10,773
                                             ----------  ----------

  Total expenses                                 56,734      53,920
                                             ----------  ----------

  Income before income tax benefit              265,671     289,285

Income tax benefit                               21,000      20,000
                                             ----------  ----------

  Income before cumulative effect of
   accounting change                            286,671     309,285

Cumulative effect of change in accounting
 for income taxes                                 --       (110,000)
                                             ----------  ----------

  Net income                                 $  286,671  $  199,285
                                             ==========  ==========


                                                    Year Ended December 31,
                                             -----------------------------------
                                                1993        1992         1991
                                             ----------  ----------   ----------

Equity in earnings of bank subsidiary        $1,445,874  $1,199,204   $  756,520
Interest and dividend income                     21,227      27,037       37,160
Other operating income                           --          --          250,000
                                             ----------  ----------   ----------

  Total income                                1,467,101   1,226,241    1,043,680
                                             ----------  ----------   ----------

Interest on long-term debt                      105,205     192,944      218,920
Salaries and employee benefits                   54,161      49,937       48,414
Other operating expenses                        141,335      45,033       77,778
                                             ----------  ----------   ----------

  Total expenses                                300,701     287,914      345,112
                                             ----------  ----------   ----------

    Income before income tax benefit          1,166,400     938,327      698,568

Income tax benefit                              114,000     115,000       74,000
                                             ----------  ----------   ----------

  Net income                                 $1,280,400  $1,053,327   $  772,568
                                             ==========  ==========   ==========

- ------

                            STATEMENTS OF CASH FLOWS

                                                                Three Months
                                                               Ended March 31,
                                                             --------------------
                                                               1994       1993
                                                             --------   ---------
                                                                 (Unaudited)
Cash flows provided by (used in) operating activities:
  Net income                                                 $ 286,671  $ 199,285
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Equity in undistributed earnings of bank subsidiary         73,973   (146,875)
    Cumulative effect of accounting change                          -     110,000
    Amortization of goodwill                                     8,755      8,755
    Increase in dividend receivable                           (200,000)        -
    Increase (decrease) in accrued expenses                    115,740   (240,501)
                                                              --------  ---------
      Net cash provided by (used in) operating activities      285,139    (69,336)
                                                              --------  ---------
CASH FLOWS (USED IN) FINANCING ACTIVITIES:
  Payments on long-term debt                                   (40,000)   (35,000)
  Dividends paid on preferred stock                            (51,908)   (51,908)
                                                              --------  ---------
      Net cash (used in) financing activities                  (91,908)   (86,908)
                                                              --------  ---------
      Increase (decrease) in cash and cash equivalents         193,231   (156,244)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                 102,920    343,564
                                                              --------  ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                      $296,151   $187,320
                                                              ========   ========

Note O:  LAPORTE BANCORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION, Concluded.
- ------



                            STATEMENTS OF CASH FLOWS

                                                                     Year Ended December 31,
                                                                 --------------------------------
                                                                 1993        1992        1991
                                                                 ----        ----        ----

CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
   Net income                                                 $1,280,400   $1,053,327   $ 772,568
   Adjustments to reconcile net income to net cash
     provided by operating activities:
      Equity in undistributed earnings of bank subsidiary       (480,895)    (802,340)   (482,359)
      Amortization of goodwill                                    35,021       35,021      35,021
      Increase in dividend receivable                              --        (122,705)       ---
      Decrease in other assets                                     --          51,233     (22,945)
      Increase (decrease) in accrued expenses                   (290,098)     160,253      85,897
                                                              ----------   ----------   ---------
        Net cash provided by operating activities                544,428      374,789     388,182
                                                              ----------   ----------   ---------

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
 Maturity of interest bearing deposit with bank subsidiary         --         250,000    (250,000)
 Cash paid for acquisition of minority interest                    --        (119,291)      --
                                                              ----------   ----------   ---------

       Net cash provided by investing activities                   --          130,709    (250,000)
                                                              ----------   ----------   ---------

CASH FLOWS (USED IN) FINANCING ACTIVITIES:
 Payments on long-term debt                                     (577,442)    (120,000)   (150,000)
 Dividends paid on preferred stock                              (207,630)    (207,630)   (201,378)
                                                              ----------   ----------   ---------

       Net cash (used in) financing activities                  (785,072)    (327,630)   (351,378)
                                                              ----------   ----------   ---------

       Increase (decrease) in cash and cash equivalents         (240,644)     177,868    (213,196)


CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     343,564      165,696     378,892
                                                              ----------   ----------   ---------

CASH AND CASH EQUIVALENTS, END OF YEAR                      $    102,920    $ 343,564    $165,696
                                                            ============    =========    ========



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Concluded

                                     -----



Note P:  SUBSEQUENT EVENT.
- ------

      On February 7, 1994, the Company entered into an Agreement and Plan of
        Reorganization (the "Agreement") with Norwest Corporation ("Norwest"). The Agreement provides for Norwest to acquire all of the outstanding shares of preferred and common stock of the Company in a merger of the Company with Norwest, or an affiliate of Norwest, in exchange for aggregate consideration of approximately $14.9 million, payable in common stock of Norwest. The transaction is subject to a number of conditions, including ratification by the shareholders of the Company and obtaining necessary regulatory approvals.

                                   APPENDIX A


                     AGREEMENT AND PLAN OF REORGANIZATION,

                                      AND

                          AGREEMENT AND PLAN OF MERGER

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION



       AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the ____ day of February, 1994, by and between LAPORTE BANCORP ("LaPorte"), an Indiana corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

       WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into LaPorte (the "Merger") pursuant to an agreement of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of all of the common stock of LaPorte of the par value of $1.00 per share ("LaPorte Common Stock") and Class C preferred stock of LaPorte of the value of $50.00 per share ("LaPorte Preferred Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement (the "Effective Time of the Merger") into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock").

       NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

       1.  BASIC PLAN OF REORGANIZATION

       (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest (the "Merger Co.") will be merged by statutory merger with and into LaPorte pursuant to the Merger Agreement, with LaPorte as the surviving corporation, in which Merger each share of LaPorte Common Stock outstanding immediately prior to the Effective Time of the Merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing $12,800,000 by the Norwest Measurement Price and then dividing the result thereof by the total number of shares of LaPorte Common Stock outstanding as of the Effective Time of the Merger. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 10 trading days ending at the end of the third trading day immediately preceding the Closing Date (as defined below).

       (b) LaPorte Preferred Stock. At the Effective Time of the Merger, each share of LaPorte Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger, will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the "Redemption Price per Share" by the Norwest Measurement Price. For purposes of the foregoing, the Redemption Price per Share shall equal the par value per share plus accrued but unpaid cumulative dividends per share plus $.11 per share of the LaPorte Preferred Stock.

       (c) Norwest Common Stock Adjustments. If between the date hereof and the Effective Time of the Merger shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock into which a share of LaPorte Common Stock or LaPorte Preferred Stock shall be converted pursuant to subparagraphs (a) and (b), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of LaPorte Common Stock or LaPorte Preferred Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of LaPorte Common Stock or LaPorte Preferred Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the Effective Time of the Merger.

       (d) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Norwest Measurement Price.

       (e) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretaries of State of the States of Indiana and Delaware ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The Effective Time of the Merger shall be 11:59 p.m. Minneapolis, Minnesota time on the Effective Date of the Merger.
  At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into LaPorte pursuant to the Merger Agreement.

       The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

       2. REPRESENTATIONS AND WARRANTIES OF LAPORTE. LaPorte represents and warrants to Norwest as follows:

       (a) Organization and Authority. LaPorte is a corporation duly organized and existing under the laws of the State of Indiana, is duly qualified to do business in all other jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on LaPorte and each LaPorte Subsidiary (defined below) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. LaPorte is registered as a bank holding company with the Board of Governors of the Federal Reserve System ("Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). LaPorte has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

       (b) LaPorte's Subsidiaries. LaPorte's only subsidiary is LaPorte Bank and Trust Company (the "Bank"), all shares of the outstanding capital stock of which are owned directly or indirectly by LaPorte, and Bank's only subsidiary is LBT Corporation, ("LBT"), all shares of the outstanding capital stock of which are owned by Bank (Bank and LBT being each a "LaPorte Subsidiary"). No equity security of any LaPorte Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any LaPorte Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of such shares so owned by LaPorte are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Bank is a banking corporation duly organized and in existence under the laws of Indiana, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted and is an insured bank under the provisions of Chapter 16 of Title 12, United States Code, known as the "Federal Deposit Insurance Act." Except as set forth on
  Schedule 2(b), LaPorte does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

       (c)  Capitalization.  The authorized capital stock of LaPorte consists of
  (i) 310,000 shares of common stock, $1.00 par value, of which 273,134 shares are outstanding and (ii) the series of preferred stock, Series A, B, and C, described on Schedule 2(c), which shares of preferred stock have the par value and consist of the number of shares authorized and outstanding as set forth on
  Schedule 2(c), the authorized capital stock of Bank consists of 100 shares of common stock, $10.00 par value of which 100 shares are outstanding, ("Bank Common Stock"), all of which shares of Bank Common Stock are owned by LaPorte, and the authorized capital stock of LBT Corporation is as set forth on
  Schedule 2(c) which amounts constitute the maximum number of shares of LaPorte Common Stock, LaPorte Preferred Stock and Bank Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute LaPorte Common Stock or LaPorte Preferred Stock and Bank Common Stock that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised). All of the outstanding shares of capital stock of LaPorte and each LaPorte Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating LaPorte or any LaPorte Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of LaPorte or any LaPorte Subsidiary, nor are there any stock appreciation, phantom or similar rights outstanding based on the book value or any other attribute of LaPorte Common

  Stock or LaPorte Preferred Stock or Bank Common Stock. Since June 30,1993, except as set forth on Schedule 2(c), no shares of capital stock of LaPorte or any LaPorte Subsidiary have been purchased, redeemed or otherwise acquired, directly or indirectly, by LaPorte or Bank and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of LaPorte or any LaPorte Subsidiary. LaPorte has provided Norwest with a true and correct list of the shareholders of record of LaPorte and the beneficial holders of certificates of the LaPorte Voting Trust, setting forth their respective share ownership as of the date hereof.

       (d) Authorization. LaPorte has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by LaPorte and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of LaPorte. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over LaPorte as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of LaPorte enforceable against LaPorte in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally or equitable principles..

       Neither the execution, delivery and performance by LaPorte of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by LaPorte with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of LaPorte or any LaPorte Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which LaPorte or any LaPorte Subsidiary is a party or by which it may be bound, or to which LaPorte or any LaPorte Subsidiary or any of the properties or assets of LaPorte or any LaPorte Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of LaPorte, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to LaPorte or any LaPorte Subsidiary or any of their respective properties or assets.

       Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Indiana law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by LaPorte of the transactions contemplated by this Agreement and the Merger Agreement.

       (e) LaPorte Financial Statements. The consolidated statements of financial condition of LaPorte and Bank as of December 31, 1992 and 1991 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1992, together with the notes thereto, certified by Coopers & Lybrand and included in LaPorte's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (the "LaPorte 10-K") as filed with the Securities and Exchange Commission (the "SEC"), and the unaudited consolidated statements of financial condition of LaPorte and the LaPorte Subsidiaries as of September 30, 1993 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the 9 months then ended (collectively, the "LaPorte Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of LaPorte and the LaPorte Subsidiaries at the dates and the consolidated results of operations and cash flows of LaPorte and the LaPorte Subsidiaries for the periods stated therein.

       (f) Reports. LaPorte and Bank have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), and (iv) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "LaPorte Reports". As of their respective dates, the LaPorte Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the LaPorte Reports have been made available to Norwest by LaPorte.

       (g) Properties and Leases. Except as may be reflected in the LaPorte Financial Statements and except for any lien for current taxes not yet delinquent, LaPorte and Bank have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in LaPorte's consolidated balance sheet as of September 30, 1993 for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to LaPorte or Bank pursuant to which LaPorte or Bank, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by LaPorte or Bank or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all LaPorte's and Bank's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

       (h) Taxes. LaPorte and each LaPorte Subsidiary have each filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. No tax returns of LaPorte or Bank have been audited by any governmental authority other than as set forth in Schedule 2(h) and neither LaPorte nor Bank has waived any statute of limitations with respect to tax returns or agreed to any extension of time with respect to an assessment or deficiency for taxes. Neither LaPorte nor Bank has received any notice of deficiency or assessment from any taxing authority with respect to liabilities for taxes of LaPorte or Bank. Except only as set forth on Schedule 2(h), (i) neither LaPorte nor any LaPorte Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of LaPorte or any LaPorte Subsidiary which has not been settled, resolved and fully satisfied. LaPorte and each LaPorte Subsidiary have each paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of September 30, 1993, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of LaPorte and each LaPorte Subsidiary with respect to all periods through the date thereof.

       (i) Absence of Certain Changes. Since September 30, 1993 there has been no change in the business, financial condition or results of operations of LaPorte or any LaPorte Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of LaPorte and Bank taken as a whole (other than changes in banking laws or regulations, or interpretation thereof, that affect the banking industry generally or changes in the general level of interest rates).

       (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither LaPorte nor any LaPorte Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

            (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by LaPorte or Bank);

            (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

            (iii)  any labor contract or agreement with any labor union;

            (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of LaPorte or Bank to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, LaPorte or Bank may carry on its business (other than as may be required by law or applicable regulatory authorities);

            (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

            (vi) any lease with annual rental payments aggregating $10,000 or more.

       (k) Litigation and Other Proceedings. LaPorte has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for LaPorte with respect to loss contingencies as of December 31, 1992 in connection with the LaPorte Financial Statements included in the LaPorte 10-K, and (ii) a written list of legal and regulatory proceedings filed against LaPorte or any LaPorte Subsidiary since said date. Neither LaPorte nor any LaPorte Subsidiary is a party to any pending or, to the best knowledge of LaPorte, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of LaPorte and the LaPorte Subsidiaries taken as a whole.

       (l) Insurance. Schedule 2(l) lists each insurance policy maintained by LaPorte or any LaPorte Subsidiary with respect to their properties and assets for the last five (5) years, with no gaps in coverage with respect to such insurance. LaPorte has delivered to Norwest complete and accurate copies of each of the insurance policies described on Schedule 2(l) and all of such insurance policies are in full force and effect (except as set forth on Schedule 2(l)) and neither LaPorte nor Bank is in default with respect to its obligations under any of such insurance policies.

       (m) Compliance with Laws. LaPorte and each LaPorte Subsidiary each have all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of LaPorte or Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of LaPorte, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by LaPorte and Bank of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither LaPorte nor Bank is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except as set forth on Schedule 2(m), neither LaPorte nor Bank is subject to any cease and desist order, written agreement or memorandum of understanding with, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor, to the best of their knowledge, have any of them been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, or board resolutions. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of LaPorte or Bank which reasonably could be expected to have a material adverse effect on the business or properties of LaPorte and Bank taken as a whole.

       (n) Labor. No work stoppage involving LaPorte or any LaPorte Subsidiary is pending or, to the best knowledge of LaPorte, threatened. Neither LaPorte nor any LaPorte Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of LaPorte or any LaPorte Subsidiary. Employees of LaPorte and the LaPorte Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

       (o)  Material Interests of Certain Persons.  Except as set forth on
  Schedule 2(o), to the best knowledge of LaPorte no officer or director of LaPorte or any LaPorte Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of LaPorte or Bank.

       Schedule 2(o) sets forth a correct and complete list of any loan or extension of credit from LaPorte or Bank and every covered transaction to any present officer, director, principal shareholder, employee or any associate or related interest or affiliate of any such person or of LaPorte or any LaPorte Subsidiary which was required under Regulation O of the Federal Reserve Board ("Regulation O") to be approved by or reported to LaPorte's or any LaPorte Subsidiaries' Board of Directors or which is otherwise subject to the restrictions contained in Regulation O or the provisions of 12 USC (S)371c and 12 USC (S)371c-1 ("23A and 23B"). To the extent such laws and regulations apply, LaPorte and the LaPorte Subsidiaries are not in violation of the provisions of Regulation O or 23A and 23B.

       (p)  LaPorte Benefit Plans.
            ---------------------

            (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which LaPorte or any LaPorte Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by LaPorte or any LaPorte Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of
       Section 3(37) of ERISA.

            (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), LaPorte or the LaPorte subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. LaPorte knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Plan may not have been amended to comply with the Tax Reform Act of 1986 (the "TRA") and other recent legislation and regulations, although each such Plan is within the remedial amendment period during which retroactive amendment may be made.

            (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan for the plan year ending December 31, 1992, exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

            (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of LaPorte, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
       Section 406 of ERISA or violated any of the fiduciary standards under
       Part 4 of Title I of ERISA which could subject, to the best knowledge of LaPorte, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to LaPorte and Bank taken as a whole.

            (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

            (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

            (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of LaPorte or Bank under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

       (q) Proxy Statement, etc. None of the information regarding LaPorte and the LaPorte Subsidiaries supplied or to be supplied by LaPorte for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of LaPorte Common Stock and LaPorte Preferred Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to LaPorte's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which LaPorte and Bank are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

       (r) Registration Obligations. Except as set forth on Schedule 2(r), neither LaPorte nor Bank is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

       (s) Brokers and Finders. Except for Mercer Capital (which has been retained by LaPorte and the costs and expenses of which will be paid by LaPorte), neither LaPorte nor Bank nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for LaPorte or Bank in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

       (t) Administration of Trust Accounts. To the extent LaPorte and Bank have acted as a fiduciary, to the best of the knowledge of the officers of LaPorte and Bank LaPorte and Bank have each properly administered in all respects material and which could reasonably be expected to be material to the financial condition of LaPorte and Bank taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. To the best of their knowledge, neither LaPorte, the LaPorte Subsidiaries, nor any current or past director, officer or employee of LaPorte or the LaPorte Subsidiaries has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of LaPorte and Bank taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

       (u) No Defaults. To the best of their knowledge, neither LaPorte nor the LaPorte Subsidiaries is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon LaPorte and the LaPorte Subsidiaries, taken as a whole. To the best of LaPorte's knowledge, all parties with whom LaPorte or the LaPorte Subsidiaries have material leases, agreements or contracts or who owe to LaPorte or the LaPorte Subsidiaries material obligations other than with respect to those arising in the ordinary course of the banking business of the LaPorte Subsidiaries are in compliance therewith in all material respects.

       (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition of, on LaPorte or the LaPorte Subsidiaries, any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of LaPorte's knowledge, threatened against LaPorte or the LaPorte Subsidiaries the result of which has had or could reasonably be expected to have a material adverse effect upon LaPorte and the LaPorte Subsidiaries taken as a whole; to the best of LaPorte's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of LaPorte's knowledge neither LaPorte nor the LaPorte Subsidiaries is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

       (w) Loan Documentation. To the best knowledge of LaPorte, there is no defect in the documentation of any loan made by Bank, or the creation or perfection of any security interests, mortgages and other liens with respect to all collateral for such any loan, that is material to or could reasonably be expected to be material to the financial condition of LaPorte and the LaPorte Subsidiaries taken as a whole.

       (x) Disclosure. Neither this Agreement nor any of the appendices, Schedules or attachments hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. To the best of LaPorte's and Bank's knowledge, there is no fact which has not been disclosed to Norwest pursuant to the Agreement, the Schedules and Exhibits, which would materially adversely affect the business, operations or financial condition of LaPorte and the LaPorte Subsidiaries taken as a whole.

       3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to LaPorte as follows:

       (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

       (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1993, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

       (c) Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31,1993, 1,131,250 shares of 10.24% Cumulative Preferred Stock at $100 stated value and 1,143,750 shares of Cumulative Convertible Preferred Stock, Series B, at $200 stated value were outstanding, and (ii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on December 31,1993, 292,174,867 shares were outstanding and 1,956,803 shares were held in the treasury.

       (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

       Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

       Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Indiana and Delaware law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

       (e) Norwest Financial Statements. The consolidated statements of financial condition of Norwest and Norwest's subsidiaries as of December 31, 1992 and 1991 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1992, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 as amended by Form 8 dated March 3, 1993 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of September 30, 1993 and the related unaudited consolidated statements of income and cash flows for the 9 months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1993, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

       (f) Reports. Since December 31,1989, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of September 30, 1993 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

       (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

       (i) Absence of Certain Changes. Since September 30,1993, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

       (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of the date hereof neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

            (i)  any labor contract or agreement with any labor union;

            (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

            (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

       (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

       (l) Insurance. Norwest and each Norwest Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

       (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

       (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

       (o)  Norwest Benefit Plans.
            ---------------------

            (i) As of the date hereof, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
       Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

            (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Norwest Plans to which the qualification requirements of
       Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Norwest Plan may not have been amended to comply with TRA and other recent legislation and regulations, although each such Norwest Plan is within the remedial amendment period during which retroactive amendment may be made.

            (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan for the plan year ending December 31, 1992, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

            (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said
       Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

            (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

            (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

            (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

       (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or
  (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

       (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

       (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

       (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Norwest or any Norwest Subsidiary of any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

       (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

       4. COVENANTS OF LAPORTE. LaPorte covenants and agrees with Norwest as follows:

       (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, LaPorte and each LaPorte Subsidiary will: (i) maintain its corporate existence in good standing; (ii) maintain the general character of its business and conduct its business in its ordinary and usual manner; (iii) extend credit in accordance with existing lending policies, except that they shall not, without the prior written consent of Norwest, (A) make any new loan or modify, restructure or renew any existing loan to any borrower which has been criticized or specially mentioned by any bank regulator or which is classified, if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $250,000 or (B) make any new loan or modify, restructure or renew any other existing loans (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $350,000; (iv) maintain proper business and accounting records in accordance with generally accepted principles; (v) maintain its properties in good repair and condition, ordinary wear and tear excepted; (vi) maintain in all material respects presently existing insurance coverage; (vii) use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; (viii) use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; (ix) comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of LaPorte and the LaPorte Subsidiaries the non-compliance with which reasonably could be expected to have a material adverse effect on LaPorte and Bank taken as a whole; and (x) permit Norwest and its representatives (including KPMG Peat Marwick) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of LaPorte herein expressed. Any consent, approval or determination required to be made pursuant to Subsection 4(a)(iii) as a condition for any extension of credit by the Bank shall be deemed to have been made by the end of business of the third full succeeding business day after the business day a final complete loan credit approval presentation (consisting of the standard Bank loan presentation package) or other material reasonably requested by Norwest within such time period is received by Norwest by facsimile, unless Norwest transmits a written objection to such extension of credit within that time.

       (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, LaPorte and the LaPorte Subsidiaries will not (without the prior written consent of Norwest):
  (i) amend or otherwise change its articles of incorporation or association or by-laws; (ii) issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; (iii) authorize or incur any long-term debt (other than deposit liabilities); (iv) mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; (v) enter into any material agreement, contract or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; (vi) make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (vii) amend or terminate any Plan except as required by law; (viii) make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; (ix) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; (x) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of LaPorte or the LaPorte Subsidiaries; (xi) increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; (xii) sell or otherwise dispose of any shares of the capital stock of Bank; or (xiii) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

       (c) The Board of Directors of LaPorte will duly call, and will cause to be held not later than forty-five (45) days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, but in no event later than 22 "business days" (defined as any day on which the SEC accepts documents for filing) after the date Norwest proposes to mail its Prospectus to shareholders of LaPorte, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of LaPorte will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Indiana Business Corporation Law and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts, consistent with the Board's fiduciary obligations, to solicit from its shareholders proxies in favor thereof.

       (d) LaPorte will furnish or cause to be furnished to Norwest all the information concerning LaPorte and the LaPorte Subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement.

       (e) LaPorte will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of LaPorte to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

       (f) LaPorte will deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

       (g) LaPorte will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to LaPorte and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to LaPorte's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to LaPorte, in the public domain, or later acquired by LaPorte from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

       (h) Neither LaPorte, nor Bank, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of LaPorte or Bank, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of LaPorte or Bank except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with LaPorte or Bank. If any corporation, partnership, person or other entity or group makes an offer or inquiry to LaPorte or Bank concerning any of the foregoing, LaPorte or Bank will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

       (i) LaPorte shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

       (j) LaPorte and Bank will take all action necessary or required, to the extent permitted by the Code and ERISA (i) to terminate or amend, if requested by Norwest, (A) all qualified pension benefit plans and all welfare benefit plans to facilitate the merger of such plans with Norwest Plans without gaps in coverage for participants in the LaPorte Plans and without duplication of costs caused by the continuation of such LaPorte Plans after coverage is available under the Norwest Plans, and (B) all non-qualified pension benefit plans and compensation arrangements as of the Effective Date of the Merger,
  (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger, provided that LaPorte and Bank will not be required to submit such application to the Internal Revenue Service if the Internal Revenue Service does not accept such applications prior to the Effective Date of the Merger.

       (k) LaPorte shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of LaPorte who may reasonably be deemed an "affiliate" of LaPorte within the meaning of such term as used in Rule 145 under the Securities Act.

       (l) LaPorte, at the request of Norwest, immediately prior to Closing, shall establish such additional accruals and reserves as may be necessary to conform LaPorte's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of LaPorte's business following the Merger and to provide for the costs and expenses relating to the consummation by LaPorte of the Merger and the other transactions contemplated by this Agreement.

       (m) LaPorte shall use its best efforts to pay in full those certain Subordinated Notes dated November 15, 1985 on terms and conditions acceptable to Norwest.

       (n) LaPorte shall cause Bank to maintain in force and effect that certain Data Processing Service Agreement dated January 30, 1989 between Bank and Indiana Information Controls, Inc. and shall cause Bank to terminate without penalty that certain Data Processing Agreement dated March 9, 1993 between Bank and Computer Services, Inc. prior to the Effective Date.

       (o) LaPorte shall, and shall cause the LaPorte Subsidiaries to, cooperate with Norwest for the obtaining of Phase I and Phase II environmental reports and title insurance commitments and boundry surveys as Norwest may request for the properties of Bank and LaPorte, the cost of which shall be the responsibility of Norwest.

       (p) LaPorte shall, prior to the Closing Date, use its best efforts to cause the redemption at par, the 1,000 shares of American Bancorp. Series 2 Floating Rate Cumulative Preferred Stock, $100.00 par value, owned by LaPorte.

       5. COVENANTS OF NORWEST. Norwest covenants and agrees with LaPorte as follows:

       (a) From the date hereof until the Effective Time of the Merger, Norwest will: (i) maintain its corporate existence in good standing; (ii) conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; and (iii) maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

       (b) Norwest will furnish to LaPorte all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of LaPorte, or in any statement or application made by LaPorte to any governmental body in connection with the transactions contemplated by this Agreement.

       (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of LaPorte pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the LaPorte shareholders, at the time of the LaPorte shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by LaPorte or any LaPorte Subsidiary for use in the Registration Statement or the Prospectus.

       (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Midwest Stock Exchange and use its best efforts to effect said listings.

       (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of LaPorte pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of LaPorte pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

       (f) Norwest will file all documents required to obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

       (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with LaPorte to obtain all such approvals and consents required by LaPorte, including the tax opinion required under Section 6(h) hereof.

       (h) Norwest will hold in confidence all documents and information concerning LaPorte and LaPorte's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with LaPorte (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to LaPorte.

       (i) Norwest will file any documents or agreements required to be filed in connection with the Merger under the Indiana Business Corporation Law and the Delaware General Corporation Law and the Indiana Financial Institutions Law.

       (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

       (k) Norwest shall consult with LaPorte as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

       (l) Norwest shall give LaPorte written notice of receipt of the regulatory approvals referred to in paragraph 7(e).

       (m) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit LaPorte and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by LaPorte or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

       6. CONDITIONS PRECEDENT TO OBLIGATION OF LAPORTE. The obligation of LaPorte to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by LaPorte:

       (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

       (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

       (c) LaPorte shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs
  (a) and (b) of this paragraph 6.

       (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of LaPorte required for approval of a plan of merger in accordance with the provisions of LaPorte's Articles of Incorporation and the Indiana Business Corporation Law.

       (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

       (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

       (g) The shares of Norwest Common Stock to be delivered to the stockholders of LaPorte pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Midwest Stock Exchange upon official notice of issuance.

       (h) LaPorte shall have received an opinion, dated the Closing Date, of counsel to LaPorte, substantially to the effect that, for federal income tax purposes: (i) the Merger (of a wholly owned subsidiary of Norwest into LaPorte) will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of LaPorte Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of LaPorte will be the same as the basis of LaPorte Common Stock and LaPorte Preferred Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of LaPorte will include the holding period of the LaPorte Common Stock and LaPorte Preferred Stock, provided such shares of LaPorte Common Stock and LaPorte Preferred Stock were held as a capital asset as of the Effective Time of the Merger.

       (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

       (j) No party hereto shall have terminated this Agreement as permitted herein.

       (k) There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the over-the-counter market, or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States.

       (l) The Board of Directors of LaPorte shall have received the opinion of Mercer Capital, dated effective of the date of distribution of the Prospectus to shareholders of LaPorte referred to in Section 5(c) hereof, as to the fairness of the consideration to be received by shareholders of LaPorte pursuant to the Merger.

       7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Norwest:

       (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this

  Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to LaPorte and Bank taken as a whole as if made at the Time of Filing.

       (b) LaPorte shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

       (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of LaPorte required for approval of a plan of merger in accordance with the provisions of LaPorte's Articles of Incorporation and the Indiana Business Corporation Law.

       (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of LaPorte, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

       (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to LaPorte or Bank that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

       (f) LaPorte and Bank shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to LaPorte's or Bank's business required for the consummation of the Merger, and LaPorte and Bank shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

       (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

       (h) At any time since the date hereof the total number of shares of LaPorte Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute LaPorte Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 273,134.

       (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

       (j) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of LaPorte a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

            (i) the interim quarterly financial statements of LaPorte included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of LaPorte;

            (ii) the amounts reported in the interim quarterly financial statements of LaPorte agree with the general ledger of LaPorte;

            (iii) the annual and quarterly financial statements of LaPorte and the LaPorte Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

            (iv) from December 31, 1993 (or, if later, since the date of the most recent unaudited consolidated financial statements of LaPorte and the LaPorte Subsidiaries as may be included in the Registration Statement) to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there have been no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of LaPorte and the LaPorte Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of LaPorte and the LaPorte Subsidiaries, or income before equity in undistributed income of subsidiaries in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

            (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of LaPorte and the LaPorte Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of LaPorte and the LaPorte Subsidiaries and have found them to be in agreement with financial records and analyses prepared by LaPorte included in the annual and quarterly financial statements, except as disclosed in such letters.

       (k) LaPorte and Bank considered as a whole shall not have sustained since September 30, 1993 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

       (l) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on LaPorte or Bank of, any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon LaPorte and Bank taken as a whole.

       (m) Except for changes in accruals and reserves made in accordance with paragraph 4(l) hereof, no change shall have occurred and no circumstances shall exist which might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of LaPorte and Bank taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

       (n) Norwest shall have received an opinion letter dated as of the Effective Date addressed to Norwest from counsel to LaPorte and Bank, based on customary reliance and subject to customary qualifications, to the effect that:

            (i) LaPorte is a corporation duly incorporated and existing under the laws of the State of Indiana. LaPorte is registered as a bank holding company under the Bank Holding Company Act.

            (ii) Bank is a banking corporation duly organized and existing under the laws of Indiana and is an "insured bank" under the Federal Deposit Insurance Act.

            (iii) LaPorte and Bank each have the requisite corporate and other power and authority (including all licenses, permits and authorizations) to own and operate its properties and to carry on its business as now conducted. LaPorte and Bank are each licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires them to be licensed or qualified except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a material adverse effect on the business, operations, financial condition or operating results of LaPorte or Bank.

            (iv) The execution and delivery of this Agreement by LaPorte and the consummation of the transactions contemplated hereby and thereby will not constitute a breach, default or violation under (A) the respective Articles of Incorporation, Articles of Association or Bylaws of LaPorte or Bank, (B) any agreement, arrangement or understanding known to such counsel to which LaPorte or Bank is a party, (C) any license, franchise or permit or (D) any law, regulation, order, judgment or decree.

            (v) The authorized capital of LaPorte and Bank is as set forth in Sections 2(b) and 2(c) herein.

       (o) No party hereto shall have terminated this Agreement as permitted herein.

       (p) There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the over-the-counter market, or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States.

       (q) LaPorte shall have received an opinion, dated the Closing Date, of counsel to LaPorte, substantially to the effect that, for federal income tax purposes: (i) the Merger (of a wholly owned subsidiary of Norwest into LaPorte) will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of LaPorte Common Sock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of LaPorte will be the same as the basis of LaPorte Common Stock and LaPorte Preferred Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of LaPorte will include the holding period of the LaPorte Common Stock and LaPorte Preferred Stock, provided such shares of LaPorte Common Stock and LaPorte Preferred Stock were held as a capital asset as of the Effective Time of Merger.

       8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of LaPorte or Bank as of the Effective Date of the Merger ("LaPorte Employees") shall be eligible for participation in the employee welfare and pension plans of Norwest, as in effect from time to time, as follows (provided, however, that it is Norwest's intent that the transition from the LaPorte Plans to the Norwest Plans be facilitated without gaps in coverage to the participants and without duplication in costs to Norwest):

       (a) Employee Welfare Benefit Plans. Each LaPorte employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (but not subject to any pre-existing condition exclusions, except for the Long Term Care Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the
  Merger:

            Medical Plan
            Dental Plan
            Long Term Care Plan
            Long Term Disability Plan
            Flexible Benefits Plan
            Group Basic Life Insurance Plan
            Group Optional and Dependent Life Insurance Plan
            Business Travel Accident and Accidental Death and Dismemberment
             Insurance Plan
            Short-Term Disability Program
            Severance Program
            Vacation Program
            Vision Plan

  For the purpose of determining each LaPorte Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by a LaPorte Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit.

       (b)  Employee Pension Benefit Plans.
            -------------------------------

  Each LaPorte Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP") and Norwest Pension Plan, subject to any eligibility requirements applicable thereto (with full credit for years of past service to LaPorte and Bank for the purpose of satisfying any eligibility and vesting periods applicable thereto, to the extent such service is credited under the comparable LaPorte Plan but not for benefit accrual service under the Norwest Pension Plan), and shall enter the SIP and Norwest Pension Plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

       9.  TERMINATION OF AGREEMENT.

       (a)  This Agreement may be terminated at any time prior to the Time of
  Filing:

            (i)  by mutual written consent of the parties hereto;

            (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by October 1, 1994 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

            (iii) by LaPorte or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

       (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

       10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by LaPorte and Bank shall be borne by LaPorte, and all such expenses incurred by Norwest shall be borne by Norwest.

       11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

       12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

       13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

            If to Norwest:

                  Norwest Corporation
                  Sixth and Marquette
                  Minneapolis, Minnesota  55479-1026
                  Attention:  Secretary

            If to LaPorte:

                  LaPorte Bancorp
                  7425 Indianapolis Boulevard
                  Hammond, IN  46324
                  Attention:  Clayton Anderson

  or to such other address with respect to a party as such party shall notify the other in writing as above provided.

       14. COMPLETE AGREEMENT. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

       15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

       16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

       17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of LaPorte shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

       18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

       19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger of Merger Co. with and into LaPorte or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

       20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


  NORWEST CORPORATION                  LAPORTE BANCORP


  By:  /s/  John E. Ganoe              By:  /s/  Clayton W. Anderson
       -------------------------            ------------------------
  Its:     Senior Vice President       Its:      President
       -------------------------            ------------------------

                                                                       EXHIBIT A


                          AGREEMENT AND PLAN OF MERGER
                                    Between
                        NORWEST ACQUISITION CORPORATION
                             a Delaware corporation
                            (the merged corporation)
                                      AND
                                LAPORTE BANCORP
                             an Indiana corporation
                          (the surviving corporation)

       This Agreement and Plan of Merger dated as of __________, 19__, between NORWEST ACQUISITION CORPORATION, a Delaware corporation (hereinafter called "Norwest") and LAPORTE BANCORP, an Indiana corporation ("LaPorte" and sometimes called the "surviving corporation") (said corporations being hereinafter sometimes referred to as the "constituent corporations"),

       WHEREAS, LaPorte was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Indiana on September 10, 1982, and said corporation is now a corporation subject to and governed by the provisions of the Indiana Business Corporation Law. LaPorte has authorized capital stock of 310,000 shares of common stock, divided into par value of $1.00 per share ("LaPorte Common Stock"), 7,475 shares of Series A Preferred Stock, $100 par value, 10,000 shares of Series B Preferred Stock, $100 par value, and 50,000 shares of Series C Preferred Stock, $50 par value ("LaPorte Preferred Stock"). As of _______, 19___, there were 273,134 shares of LaPorte Common Stock outstanding 41,526 shares of LaPorte Preferred Stock, Series C outstanding and no shares of LaPorte Preferred Stock Series A or B outstanding and no shares were held in the treasury; and

       WHEREAS, Norwest, a wholly owned subsidiary of Norwest Corporation ("Norwest Corporation") was incorporated by a Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on ____________, 19__ and said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law, with an authorized capital stock of ______ shares of Common Stock, par value _________, of which _________ shares were outstanding as of ___________, 1993
  ("Norwest Common Stock"); and

       WHEREAS, Norwest and LaPorte are parties to an Agreement and Plan of Reorganization dated as of ________________, 1993 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

       WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporation merge and that Norwest be merged with and into LaPorte, with LaPorte continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Delaware General Corporation Law and the Indiana Business Corporation Law, which statutes permit such merger; and

       WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code;

       NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Norwest and LaPorte, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Norwest shall be merged with and into LaPorte pursuant to the laws of the States of Delaware and Indiana, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Norwest with and into LaPorte, the mode of carrying said merger into effect, the manner and basis of converting the shares of LaPorte Common Stock and LaPorte Preferred Stock into shares of "Norwest Corporation Common Stock" (as defined below), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

       FIRST: At the time of merger Norwest shall be merged with and into LaPorte, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Norwest shall cease and the name of the surviving corporation shall be LaPorte Bancorp.

       SECOND: The Articles of Incorporation of LaPorte at the time of merger shall be amended as set forth below, and, as so amended shall be the Articles of Incorporation of the surviving corporation until amended according to law:

       [Amend to change name, number of directors, etc.]

       THIRD: The By-Laws of LaPorte at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

       FOURTH: The directors of the Surviving Corporation at the time of merger shall be as set forth below and shall hold office from the time of merger until their respective successors are elected and qualify:

       _____________________  _________________________

       _____________________  _________________________

       _____________________  _________________________

       FIFTH:   The officers of the Surviving Corporation at the time of merger shall be as set forth below and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

       _____________________  _________________________

       _____________________  _________________________

       _____________________  _________________________

       SIXTH: The manner and basis of converting the shares of LaPorte Common Stock and LaPorte Preferred Stock into shares of voting common stock of Norwest Corporation, $ 1 2/3 par value per share ("Norwest Corporation Common Stock") shall be as follows:

       1. Each share of LaPorte Common Stock outstanding immediately prior to the Effective Time of the Merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Corporation Common Stock determined by dividing $12,800,000 by the Norwest Measurement Price and then dividing the result thereof by the total number of shares of LaPorte Common Stock outstanding as of the Effective Time of the Merger. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Corporation Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 10 trading days ending at the end of the third trading day immediately preceding the Closing Date (as defined below).

       2. At the Effective Time of the Merger, each share of LaPorte Preferred Stock, Series C issued and outstanding immediately prior to the Effective Time of the Merger, will be converted into and exchanged for the number of shares determined by dividing the "Redemption Price per Share" by the Norwest Measurement Price. For purposes of the foregoing, the Redemption Price per Share shall equal the par value per share plus accrued but unpaid cumulative dividends per share plus $.11 per share of the LaPorte Preferred Stock, Series C.

       3. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of LaPorte Common Stock or LaPorte Preferred Stock, Series C outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Corporation Common Stock to which such holder shall be entitled on the basis above set forth. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of LaPorte Common Stock or LaPorte Preferred Stock, Series C shall not be transferable on the books of the surviving corporation but shall be deemed (except for the payment of dividends as provided below) to evidence ownership of the number of whole shares of Norwest Corporation Common Stock into which such shares of LaPorte Common Stock or LaPorte Preferred Stock, Series C have been converted on the basis above set forth; provided, however, that, until the holder of such certificate shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Corporation Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Corporation Common Stock represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Corporation Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Corporation Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Corporation Common Stock between the effective date of merger and the date of such exchange.

       4. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Corporation Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Corporation Common Stock into which a share of LaPorte Common Stock and LaPorte Preferred Stock, Series C shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Corporation Common Stock into which a share of LaPorte Common Stock and LaPorte Preferred Stock, Series C shall be converted will equal the number of shares of Norwest Corporation Common Stock which the holders of shares of LaPorte Common Stock and LaPorte Preferred Stock, Series C would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

       5. No fractional shares of Norwest Corporation Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Norwest Measurement Price.

       6. Each share of Norwest Corporation Common Stock issued and outstanding at the time of merger shall continue as an outstanding share of Norwest after the time of merger.

       7. Each share of Norwest Corporation Common Stock held in the treasury of Norwest at the time of merger shall continue as a treasury share of Norwest after the time of merger.

       SEVENTH: The merger provided for by this Agreement shall be effective as follows:

       1. The effective date of merger shall be the date on which this Agreement or the Certificate of Merger (as described in subparagraph 1(c) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Indiana; provided, however, that all of the following actions shall have been taken in the following order:

            a. This Agreement shall be approved and adopted on behalf of LaPorte and Norwest in accordance with the Indiana Business Corporation Law and the Delaware General Corporation Law; and

            b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Indiana Business Corporation Law, shall be executed by the President or a Vice President of LaPorte and by the Secretary or an Assistant Secretary of LaPorte, and by the President or a Vice President of Norwest and by the Secretary or an Assistant Secretary of Norwest, and shall be filed in the office of the Secretary of State of the State of Indiana in accordance with the Indiana Business Corporation Law; and

            c. This Agreement or a Certificate of Merger with respect to the merger setting forth the information required by the Delaware General Corporation Law shall be executed by the Chairman or the President or a Vice President of Norwest and by the Secretary or an Assistant Secretary of Norwest and certified and acknowledged in accordance with the Delaware General Corporation Law, and shall be filed in the office of the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

       2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

       EIGHTH:  At the time of merger:

       1. The separate existence of Norwest shall cease, and the corporate existence and identity of LaPorte shall continue as the surviving corporation.

       2. The merger shall have the other effects prescribed by Section ______ of the Indiana Business Corporation Law.

       NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

       1. The surviving corporation shall (i) file with the Secretary of State of the State of Indiana an agreement that it may be served with process within or without the State of Indiana in the courts of the State of Indiana in any proceeding for the enforcement of any obligation of LaPorte and in any proceeding for the enforcement of the rights of a dissenting shareholder of Norwest against LaPorte, and (ii) file with said Secretary of State an agreement that it will promptly pay to the dissenting shareholders of Norwest the amount, if any, to which such dissenting shareholders will be entitled under the provisions of the Indiana Business Corporation Law with respect to the rights of dissenting shareholders.

       2. The registered office of Norwest in the State of Indiana shall be ________________________________, and the name of the registered agent of
       Norwest at such address is The Corporation Trust Company.

       3. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Norwest acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of the surviving corporation and Norwest may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in Norwest and otherwise carry out the purposes of this Agreement.

       4. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

       5. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Indiana, except insofar as the laws of the State of Delaware shall mandatorily apply to the merger provided for herein.

       6. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

       7. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Indiana and the filing of this Agreement or a Certificate of Merger with the Secretary of State of the State of Delaware, subject to the provisions of the Reorganization Agreement, this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

       IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                                 NORWEST ACQUISITION
                                      CORPORATION


                                 By: ________________________
                                 Its:  ________________________
  (Corporate Seal)
  Attest:


  __________________________
       Secretary



                                 LAPORTE BANCORP


                                 By: _________________________
                                 Its:  _________________________
  (Corporate Seal)

  Attest:


  ___________________________
       Secretary

                                                                       EXHIBIT B



  Norwest  Corporation
  Norwest Center
  Sixth and Marquette
  Minneapolis, MN  55479-1026

  Attn:  Secretary

  Gentlemen:

  I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of LaPorte Bancorp, Inc., an Indiana corporation ("Company").

  Pursuant to an Agreement and Plan of Reorganization, dated as of ____________, 19___, (the "Reorganization Agreement"), between Company and Norwest Corporation, a Delaware corporation ("Norwest") it is contemplated that Company will merge with and into a wholly owned subsidiary of Norwest (the "Merger") and as a result, I will receive in exchange for each share of Common or Preferred Stock of Company owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

  I hereby agree as follows:

  I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Merger.

  I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

  I will not sell, transfer or otherwise dispose of the Stock or in any way reduce my risk relative to any shares of the Stock issued to me pursuant to the Merger until such time as financial results covering at least 30 days of post-Merger combined operations of Company and Norwest have been published.

  I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

            "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

  Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

  It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificate without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a)
  (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required, and (b) financial results covering at least 30 days of post-Merger combined operations have been published.

  I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my abilities to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for Company.


                                       Sincerely,


                                       ________________________________

                                   APPENDIX B

                   OPINION OF MERCER CAPITAL MANAGEMENT, INC.

                                                                   July 11, 1994



  Board of Directors
  c/o Mr. Clayton W. Anderson
  Chairman
  LaPorte Bancorp
  7425 Indianapolis Boulevard
  Hammond, Indiana  46324

       Re: Fairness Opinion Related to the Acquisition of LaPorte Bancorp by Norwest Corporation

  Dear Board Members:

  Mercer Capital Management, Inc. ("Mercer Capital") has been retained by the board of directors of LaPorte Bancorp ("LaPorte" or "the Company") to determine the fairness of the proposed acquisition of the Company by Norwest Corporation ("Norwest") from a financial point of view for the Company's common and preferred shareholders.

  Under the terms of the agreement, LaPorte common shareholders will receive that number of common shares of Norwest stock to be determined by dividing $12,800,000 by the "Norwest Measurement Price" and then dividing the result by the number of shares of LaPorte common stock outstanding as of the closing date of the merger. The "Norwest Measurement Price" will be the average of the closing prices of Norwest common stock on the New York Stock Exchange during the period of ten (10) trading days ending with the third day immediately preceding the closing date.

  Based upon the average Norwest common stock price of $26.6125 for the ten trading days ended July 7, 1994 and the 273,134 currently outstanding shares of LaPorte common stock, the pricing formula set forth in the preceding paragraph implies a price of $46.8634 per share of LaPorte common stock and an exchange ratio of 1.76095 Norwest shares per LaPorte share. Given LaPorte's book value per common share of $28.08 per share at March 31, 1994 and last twelve months' fully diluted earnings before extraordinary items per common share at March 31, 1994 of $4.25 per share, the transaction price corresponds to a price/book value ratio of 166.9% and a price/earnings multiple of 11.03x. Norwest's common dividend of $0.185 per share in the first quarter of 1994 indicates an annual dividend of $1.3031 per exchanged LaPorte common share following the merger.

  The 41,526 outstanding shares of LaPorte Bancorp 10.00% cumulative, $50.00 par value per share preferred stock will be converted to shares of Norwest common stock through an exchange ratio to be determined by dividing the redemption price of each preferred share

  Board of Directors
  July 11, 1994
  Page Two


  by the "Norwest Measurement Price." For the purposes of the merger, the preferred stock redemption price is $50.00 per share plus any accrued but unpaid dividends per share plus $0.11 per share.

  Assuming a preferred stock redemption price of $50.11 per share, total consideration for LaPorte's preferred stock is $2,080,868. Aggregate consideration for all the equity capital of LaPorte is thus $12,800,000 plus $2,080,868, or $14,880,868. Given LaPorte's total equity of $9,746,241 at
  March 31, 1994 and last twelve months' net income before extraordinary items at March 31, 1994 of $1,367,786, the aggregate consideration corresponds to a price/book value ratio of 152.7% and a price/earnings multiple of 10.88x. Assuming a $50.11 per preferred share redemption price and a $26.6125 per share "Norwest Measurement Price," the implied exchange ratio would be 1.88295 Norwest shares for each LaPorte preferred share. Norwest's common dividend of $0.185 per share in the first quarter of 1994 indicates an annual dividend of $1.39338 per exchanged LaPorte preferred share following the merger.

  In connection with this assignment, Mercer Capital advised the board of its estimate of the Company's fair market value under the assumption of a change of control, assisted in the negotiations on behalf of LaPorte, and reviewed the pricing and terms of the offer from Norwest.

  Factors considered in rendering the opinion included:

     1. A review of LaPorte's historical financial performance for the fiscal years ended December 31, 1989-1993 and quarters ended March 31, 1993 and March 31, 1994;

     2. On site interviews with Company management in Hammond, Indiana and with the management of the Company's subsidiary, LaPorte Bank & Trust Company, in LaPorte, Indiana regarding the historical performance of and future prospects of the bank and the Company;

     3. A review of demographic, economic, and competitive conditions in the Company's primary marketplace, LaPorte County, Indiana;

     4. A review of the redemption features and other terms of LaPorte's 10.00% cumulative, $50.00 par value per share preferred stock.

     5. A review of Norwest's historical financial performance for the fiscal years ended December 31, 1989-1993 and the quarters ended March 31, 1993 and March 31, 1994;

  Board of Directors
  July 11, 1994
  Page Three


      6. An interview with Norwest management in Minneapolis to discuss matters relating to Norwest's recent operational and financial performance as well as its future prospects;

      7. A valuation analysis of the fair market value of LaPorte under the assumption of a change in control;

      8. An analysis of pending and historical comparable transactions involving acquisitions of community banks in Indiana, Michigan, Ohio, Kentucky, and Illinois;

      9. Discussions with LaPorte management regarding the results of previous attempts to sell the Company;

     10. A pro-forma analysis of the impact of the Merger Agreement on dividends, earnings and book value from the perspective of LaPorte's shareholders, including consideration of the tax-free nature of the exchange of shares;

     11. A review of the investment characteristics of Norwest, including its trading volume, dividend history and relative pricing in relation to other publicly traded superregional bank holding companies as well as to Norwest's current trading position; and,

     12. Other factors and financial analyses deemed necessary to render this opinion.

  We have not compiled, reviewed or audited the financial statements of Norwest or LaPorte, nor have we independently verified the information reviewed. We have relied on such information as being complete and accurate in all material respects. We have not made an independent valuation of the loan portfolio, of the adequacy of the loan loss reserve, or of other assets of LaPorte or Norwest.

  Based upon our analysis of the transaction, it is our opinion that the terms of the acquisition of LaPorte Bancorp by Norwest Corporation are fair from a financial point of view for the holders of the Company's common and preferred stock.

                                       Sincerely,

                                       MERCER CAPITAL MANAGEMENT, INC.


                                       Z. Christopher Mercer, ASA, CFA
                                       President

                                   APPENDIX C


                                  INDIANA CODE

                               CHAPTER 23-1-44-1

       23-1-44-1 ["CORPORATION"].--As used in this chapter, "corporation means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

       23-1-44-2 ["DISSENTER"].--As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

       23-1-44-3 ["FAIR VALUE"].--As used in this chapter, "fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

       23-1-44-4 ["INTEREST"].--As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

       23-1-44-5 ["RECORD SHAREHOLDER"].--As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

       23-1-44-6 ["BENEFICIAL SHAREHOLDER"].--As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

       23-1-44-7 ["SHAREHOLDER"].--As used in this chapter, "shareholder means the record shareholder or the beneficial shareholder.

       23-1-44-8 ["WHEN SHAREHOLDER MAY DISSENT].--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

       (1) Consummation of a plan of merger to which the corporation is a party if:

       (A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation and

       (B)  the shareholder is entitled to vote on the merger.

       (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

       (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

       (4)  The approval of a control share acquisition under IC-23-1-42.

       (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment of their shares.

       (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

       (1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC-1-43-9); or

       (2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Market--National Market Issues or a similar market.

       (c)  A shareholder:

       (1) who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

       (2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

       23-1-44-9 [DISSENTERS' RIGHTS WITH RESPECT TO FEWER THAN ALL SHARES REGISTERED IN SHAREHOLDER'S NAME].--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under the subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

       (b) A beneficial shareholder may assert dissenters' rights as to shares on the shareholder's behalf only if:

       (1) the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

       (2) the beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

       23-1-44-10 [NOTICE OF PROPOSED ACTION CREATING DISSENTERS' RIGHTS].--(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

       (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters; notice described in section 12 of this chapter.

       23-1-44-11 [NOTICE OF SHAREHOLDERS INTENT TO ASSERT DISSENTERS' RIGHTS].--(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

       (1) must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

       (2) must not vote the shareholder's shares in favor of the proposed action.

       (b)  A shareholder who does not satisfy the requirements of subsection
  (a) is not entitled to payment for the shareholder's shares under this chapter.

       23-1-44-12 [DISSENTERS' NOTICE].--(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholder's meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.

       (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

       (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

       (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

       (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

       (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

       (5)  be accompanied by a copy of this chapter.

       23-1-44-13 [DEMAND].--(a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice under section 12(b)(3) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

       (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

       (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor or the proposed corporate action.

       23-1-44-14 [TRANSFER OF UNCERTIFICATED SHARES].--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

       (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

       23-1-44-15 [PAYMENT OF FAIR VALUE].--(a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

       (b)  The payment must be accompanied by:

       (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

       (2) a statement of the corporation's estimate of the fair value of the shares; and

       (3) a statement of the dissenters' right to demand payment under section 18 of this chapter.

       23-1-44-16 [RETURN OF DEPOSITED CERTIFICATES--RELEASE OF TRANSFER RESTRICTIONS].--(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

       (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

       23-1-44-17 [WITHHOLDING PAYMENT].--(a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to the shareholders of the terms of the proposed corporate action.

       (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

       23-1-44-18 [DISSENTERS' ESTIMATE].--(a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

       (1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

       (2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

       (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

       (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

       23-1-44-19 [APPRAISAL PROCEEDING].--(a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty
  (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

       (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

       (c) The corporation shall make all dissenters (whether or not residents of this state whose demand remain unsettled parties in the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

       (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in either civil proceedings.

       (e) Each dissenter made a party to the proceeding is entitled to judgment:

       (1) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

       (2) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

       23-1-44-20 [DETERMINATION OF COSTS OF APPRAISAL PROCEEDING].--(a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

       (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.

       (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

       (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 20.  Indemnification of Directors and Officers
            -----------------------------------------

  Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments, and the like in connection with an action, suit, or proceeding. Article Fourteenth of the Certificate of Incorporation of the registrant provides for broad indemnification of directors and officers of the registrant.

  Item 21.  Exhibits and Financial Statement Schedules
            ------------------------------------------

  Exhibits:
  --------

    2    --  Agreement and Plan of Reorganization, dated as of February 7,
             1994, between LaPorte Bancorp and Norwest Corporation, and form of Agreement and Plan of Merger between Norwest Acquisition
             Corporation and LaPorte Bancorp (included in Proxy Statement-
             Prospectus as Appendix A).

    4(a) -- Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June 28, 1993 (File No. 1-2979)).

    4(b) -- Certificate of Designations of Powers, Preferences, and Rights relating to the Registrant's 10.24% Cumulative Preferred Stock (incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement No. 33-38806).

    4(c) -- Certificate of Designations of Powers, Preferences, and Rights relating to the Registrant's Cumulative Convertible Preferred Stock, Series B (incorporated by reference to Exhibit 2 to the Registrant's Form 8-A dated August 8, 1991 (File No. 1-2979)).

    4(d) -- Certificate of Designations of Powers, Preferences, and Rights relating to the Registrant's ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (File No. 1-2979)).

    4(e) -- By-Laws of the Norwest Corporation, as amended (incorporated herein by reference to Exhibit 4(c) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991 (File No. 1-
             2979)).

    4(f) -- Rights Agreement, dated as of November 22, 1988, between Norwest Corporation and Citibank, N.A., including as Exhibit A the form of Certificate of Designation of Powers, Preferences and Rights setting forth the terms of the Series A Junior Participating Preferred Stock, without par value, (incorporated herein by reference to Exhibit 1 to the Registrant's Form 8-A dated December 6, 1988 (File No. 1-2979)) and Certificates of Adjustment pursuant to Section 12 of the Rights Agreement (incorporated herein by reference to Exhibit 3 to the Registrant's Form 8 dated July 21, 1989, and to Exhibit 4 to the Registrant's Form 8-A/A dated June 28, 1993 (File No. 1-2979)).

    5     --  Opinion of General Counsel of the Registrant.

    8     --  Opinion of Baker & Daniels.

    23(a) --  Consent of General Counsel of the Registrant (included as part of
              Exhibit 5 filed herewith).

    23(b) -- Consent of Baker & Daniels (included as part of Exhibit 8 filed herewith).

    23(c) --  Consent of KPMG Peat Marwick.

    23(d) --  Consent of Coopers & Lybrand.

    23(e) --  Consent of Mercer Capital Management, Inc.

    24    --  Powers of Attorney.

    99(a) -- Opinion of Mercer Capital Management, Inc. (included in Proxy Statement-Prospectus as Appendix B).

    99(b) -- Form of proxies for Special Meeting of Shareholders of LaPorte Bancorp.

  Item 22.   Undertakings
             ------------

    (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period, in which offers or sales are being made, a posteffective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
  Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a posteffective amendment all information concerning a Reorganization, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 11th day of July, 1994.

                                   NORWEST CORPORATION

                                   By:   /s/ Richard M. Kovacevich
                                        --------------------------
                                        Richard M. Kovacevich
                                        President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 11th day of July, 1994, by the following persons in the capacities indicated:

     /s/ Richard M. Kovacevich             President and Chief Executive Officer
     -------------------------             (Principal Executive Officer)
     Richard M. Kovacevich


     /s/ John T. Thornton                  Executive Vice President and Chief
     --------------------                   Financial Officer
     John T. Thornton                      (Principal Financial Officer)


     /s/ Michael A. Graf                   Senior Vice President and Controller
     -------------------                   (Principal Accounting Officer)
     Michael A. Graf


  DAVID A. CHRISTENSEN  )
  PIERSON M. GRIEVE     )
  CHARLES M. HARPER     )
  N. BERNE HART         )                 A majority of the
  WILLIAM A. HODDER     )                 Board of Directors*
  GEORGE C. HOWE        )
  LLOYD P. JOHNSON      )
  REATHA CLARK KING     )
  RICHARD M. KOVACEVICH )
  RICHARD S. LEVITT     )
  RICHARD D. McCORMICK  )
  CYNTHIA H. MILLIGAN   )
  JOHN E. PEARSON       )
  IAN M. ROLLAND        )
  STEPHEN E. WATSON     )
  MICHAEL W. WRIGHT     )
- --------------------

  *Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.


                                               /s/ Richard M. Kovacevich
                                               -------------------------
                                               Richard M. Kovacevich
                                               Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit                                                                Form
Number                       Description                             of Filing
- -------                      -----------                             ---------
   2      Agreement and Plan of Reorganization, dated as of
          February 7, 1994, between LaPorte Bancorp and Norwest
          Corporation, and form of Agreement and Plan of Merger
          between Norwest Acquisition Corporation and LaPorte
          Bancorp (included in Proxy Statement-Prospectus as
          Appendix A)

   4(a)   Restated Certificate of Incorporation, as amended
          (incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June 28,
          1993 (File No. 1-2979)).

   4(b)   Certificate of Designations of Powers, Preferences, and
          Rights relating to the Registrant's 10.24% Cumulative
          Preferred Stock (incorporated by reference to Exhibit
          4(a) to the Registrant's Registration Statement No.
          33-38806).

   4(c)   Certificate of Designations of Powers, Preferences, and
          Rights relating to the Registrant's Cumulative
          Convertible Preferred Stock, Series B (incorporated by reference to Exhibit 2 to the Registrant's Form 8-A dated August 8, 1991 (File No. 1-2979)).

   4(d)   Certificate of Designations of Powers, Preferences, and
          Rights relating to the Registrant's ESOP Cumulative
          Convertible Preferred Stock (incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on
          Form 10-Q for the quarter ended March 31, 1994 (File No.
          1-2979)).

   4(e) By-Laws, as amended (incorporated by reference to Exhibit 4(c) to the Registrant's Quarterly Report on
          Form 10-Q for the quarter ended March 31, 1991 (File No.
          1-2979)).

   4(f)   Rights Agreement, dated as of November 22, 1988, between
          Norwest Corporation and Citibank, N.A., including as
          Exhibit A the form of Certificate of Designation of Powers, Preferences and Rights setting forth the terms of the Series A Junior Participating Preferred Stock, without par value (incorporated by reference to Exhibit
          1 to the Registrant's Form 8-A dated December 6, 1988
          (File No. 1-2979)), and Certificates of Adjustment pursuant to Section 12 of the Rights Agreement
          (incorporated by reference to Exhibit 3 to the Registrant's Form 8 dated July 21, 1989, and to Exhibit
          4 to the Registrant's Form 8-A/A dated June 28, 1993
          (File No. 1-2979)).

   5      Opinion of General Counsel of the Registrant.             Electronic
                                                                   Transmission

Exhibit                                                                Form
Number                       Description                             of Filing
- -------                      -----------                             ---------
   8      Opinion of Baker & Daniels.                               Electronic
                                                                   Transmission

  23(a)   Consent of General Counsel of Norwest Corporation
          (included as part of Exhibit 5 filed herewith).

  23(b)   Consent of Baker & Daniels (included as part of Exhibit
          8 filed herewith).

  23(c)   Consent of KPMG Peat Marwick.                             Electronic
                                                                   Transmission

  23(d)   Consent of Coopers & Lybrand.                             Electronic
                                                                   Transmission

  23(e)   Consent of Mercer Capital Management, Inc.                Electronic
                                                                   Transmission

  24      Powers of Attorney.                                       Electronic
                                                                   Transmission

  99(a)   Opinion of Mercer Capital Management, Inc. (included in
          Proxy Statement-Prospectus as Appendix B).

  99(b)   Form of proxies for Special Meeting of                    Electronic
          Shareholders of LaPorte Bancorp.                         Transmission